UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

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COACHMEN INDUSTRIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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COACHMEN INDUSTRIES, INC.
423 North Main Street
Middlebury, Indiana 46540

December 9, 2008

To Our Shareholders:

You are cordially invited to attend a special meeting of shareholders (including any adjournment or postponement thereof, the “Special Meeting”) of Coachmen Industries, Inc. at the Coachmen Industries, Inc. corporate headquarters, Building 11, Training Room, 423 North Main Street, Middlebury, Indiana 46540, on Friday, December 19, 2008 at 10:00 a.m., local time.

At the Special Meeting, shareholders will be asked to consider and vote upon the following:

(1)	a proposal to approve the Asset Purchase Agreement dated as of November 20, 2008 (the “Purchase Agreement”), and to authorize the sale of substantially all of the assets of our recreational vehicle manufacturing and sales business (the “RV Business”) to Forest River, Inc. (the “Asset Sale”); and
(2)	such other matters as may properly come before the Special Meeting.

More information about the sale of the RV Business is contained in the accompanying proxy statement, which we strongly encourage you to read in its entirety. A copy of the Asset Purchase Agreement among Forest River, Coachmen and certain of our subsidiaries relating to the Asset Sale is attached as Annex A to the proxy statement. After careful consideration, our board of directors has unanimously approved the Asset Sale on the terms set forth in the Purchase Agreement, and has determined that it is expedient and for the best interests of Coachmen and its shareholders that Coachmen consummate the Asset Sale. Our board of directors unanimously recommends that you vote “FOR” approval and authorization of the Asset Sale.

If the Asset Sale is approved by the shareholders and closes, we will continue to own and operate our remaining business, manufacturing and distributing system-built modules for residential buildings, and our business of manufacturing low-floor, accessible buses. We will also continue to be a public company. The enclosed proxy statement provides further information to our shareholders about our currently planned continuing operations following the Asset Sale.

YOUR VOTE IS VERY IMPORTANT.  The Asset Sale cannot be completed unless, among other things, shareholders holding a majority of our outstanding common shares approve the Asset Sale. We urgently need all shareholders to vote their shares. Included with this proxy statement is a proxy card for voting, a postage prepaid envelope to return your proxy, and instructions for granting a proxy by telephone or by the Internet. Whether or not you plan to attend the Special Meeting, we urge you to complete, sign and date your proxy card and return it promptly in the enclosed, pre-addressed, prepaid envelope to ensure that your shares will be represented and voted at the Special Meeting. You may also vote by the Internet or by telephone, using the instructions on the proxy card.

Your prompt cooperation will be greatly appreciated. Thank you.

Sincerely,

Richard M. Lavers
President and Chief Executive Officer

COACHMEN INDUSTRIES, INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held December 19, 2008

NOTICE IS HEREBY GIVEN that a special meeting of shareholders (including any adjournment or postponement thereof, the “Special Meeting”) of Coachmen Industries, Inc. will be held at the Coachmen Industries, Inc. corporate headquarters, Building 11, Training Room, 423 North Main Street, Middlebury, Indiana 46540, on Friday, December 19, 2008 at 10:00 a.m., local time, to consider and vote on the following matters:

(1)	a proposal to approve the Asset Purchase Agreement dated as of November 20, 2008 (the “Purchase Agreement”), and to authorize the sale of substantially all of the assets of our recreational vehicle manufacturing and sales business (the “RV Business”) to Forest River, Inc. (the “Asset Sale”); and
(2)	such other matters as may properly come before the Special Meeting.

We strongly encourage you to review the accompanying proxy statement in its entirety for more information about the Asset Sale. A copy of the Purchase Agreement among Forest River, Coachmen and certain of our subsidiaries relating to the Asset Sale is attached as Annex A to the proxy statement. The proxy statement and its appendices form a part of this Notice.

Only shareholders of record at the close of business on November 25, 2008, may vote at the Special Meeting. A complete list of shareholders of record entitled to vote at the Special Meeting will be available for review during ordinary business hours for a period of 10 days before the Special Meeting at our executive offices.

YOUR VOTE IS VERY IMPORTANT.  Whether or not you plan to attend the Special Meeting in person, please complete, sign and return the enclosed proxy promptly in the accompanying reply envelope as soon as possible to make sure that your shares are represented and voted. You may also vote by the Internet or by telephone, using the instructions on the proxy card.

By Order of the Board of Directors
Middlebury, Indiana December 9, 2008	Thomas P. Gehl Secretary

COACHMEN INDUSTRIES, INC.
423 North Main Street
Middlebury, Indiana 46540

PROXY STATEMENT
For Special Meeting of Shareholders

The enclosed proxy is solicited on behalf of the Board of Directors of Coachmen Industries, Inc., an Indiana corporation, for use at a special meeting of shareholders (including any adjournment or postponement thereof, the “Special Meeting”). The Special Meeting will be held on Friday, December 19, 2008 at 10:00 a.m. local time at the Coachmen Industries, Inc. corporate headquarters, Building 11, Training Room, 423 North Main Street, Middlebury, Indiana 46540.

We intend to mail this proxy statement, including Annexes and the accompanying proxy card, on or about December 9, 2008, to all shareholders entitled to vote at the Special Meeting.

SUMMARY TERM SHEET

This summary highlights selected information included elsewhere in this proxy statement. This summary may not contain all of the information you should consider before voting on the proposal presented in this proxy statement. We strongly encourage you to read the entire proxy statement carefully, including the attached Annexes. For your convenience, we have included cross references to direct you to a more complete description of the topics described in this summary. In this proxy statement, “we”, “us” and “our” refer to Coachmen, unless the context otherwise requires.

•	The Asset Sale (pages 13 – 26)

We have agreed to sell substantially all of the assets of our RV Business to Forest River. On closing, Forest River will pay to Coachmen an amount we estimate as approximately $42,000,000. The actual purchase price will vary based primarily upon levels of inventory and account receivable at closing, and upon Forest River’s election to purchase certain of our real estate for which it has an option under the Purchase Agreement. If the Asset Sale is approved and adopted by our shareholders, the closing will take place as soon as practicable after the Special Meeting.

•	Reasons for the Asset Sale (pages 15 – 21)

Coachmen’s board of directors concluded that the Asset Sale is in the best interests of Coachmen for the following reasons:

•	The board expects that current and forecasted conditions of the RV market will result in continued losses by its RV business;
•	The board believes that losses by RV business will pose a significant threat to the financial stability of Coachmen’s profitable housing operations;
•	The Purchase Agreement fairly compensates Coachmen for the assets being sold;
•	The Asset Sale will generate sufficient cash to satisfy the obligations of the RV Business, retire debt and provide needed working capital for the housing business;
•	The sale of the assets is in the best interests of Coachmen’s employees because it will maximize their opportunity for continued employment;
•	The sale of the assets is in the best interest of the community as it will result in a substantial retention of the employees of the RV Business by Forest River, keep the operations in Elkhart County, Indiana and preserve tax revenues for the State of Indiana;
•	The sale is in the best interests of dealers and suppliers of the RV Business as it provides greater stability for their continued operations;

•	The financial strength of Forest River and its continued relationship with Coachmen’s dealer base will minimize the contingent liabilities arising from repurchase agreements covering dealer inventory; and
•	The Asset Sale will improve Coachmen’s liquidity by allowing the conversion of underutilized resources to be converted to more productive uses.
•	Coachmen’s Operations after the Asset Sale (page 21)

After the closing of the Asset Sale, we will continue to operate our housing segment, and our business of manufacturing low-floor, accessible buses that are compliant with the Americans with Disabilities Act. Our housing group comprises one of the nation’s largest producers of system-built homes and residential structures with its All American Homes®, Mod-U-Kraf®, and All American Building SystemsTM brands. Our accessible bus business manufactures accessible buses for ARBOC Mobility, a marketer of specialized transit and shuttle buses.

•	Coachmen’s Use of Proceeds from the Asset Sale (page 21)

We intend to use approximately $18 million of the proceeds from the Asset Sale to repay indebtedness and other obligations of the RV Business as they come due. Our board of directors will consider strategic uses for the remaining proceeds. Any additional balance not used for strategic purposes will be used for working capital.

•	The RV Business (page 13)

Our RV group is one of America’s leading manufacturers of recreational vehicles with well-known brand names including Coachmen®, Georgie Boy®, AdrenalineTM, Sportscoach®, and Viking®.

•	Conditions to Closing of the Asset Sale (page 25)

The parties’ obligations to consummate the Asset Sale as set forth in the Purchase Agreement will be subject to the satisfaction or waiver of a number of closing conditions. The closing conditions to the Asset Sale include the following:

•	each party’s representations and warranties made in the Purchase Agreement must be true and correct in all material respects;
•	each party must have complied materially with its covenants, agreements and obligations it is required to perform or comply with on or prior to the closing;
•	the Asset Sale must not have been enjoined or restrained by a court of competent jurisdiction, or any other government agency;
•	all required approvals of government agencies and third parties have been obtained; and

Forest River must have received an opinion letter from counsel of its choosing to the effect that the Asset Sale does not violate anti-trust laws.

•	No Regulatory Approvals (page 25)

The Asset Sale is not subject to governmental or other regulatory approval.

•	Non-Competition and Non-Solicitation Covenants (page 25)

We have agreed to a five-year noncompete that affects us and our affiliates. The noncompete prohibits us from engaging, in the United States and Canada, in the production or sale of recreational vehicles.

•	Interests of Management, Directors and Significant Shareholders in the Asset Sale (pages 25 – 26)

The Purchase Agreement provides that Michael Terlep, President of Coachmen’s RV Group, must be hired for a period of six (6) months following the closing of the Asset Sale upon terms agreed upon between him and Forest River. In addition, Coachmen has granted restricted Coachmen shares to five executive officers of Coachmen, contingent upon the closing of the Asset Sale.

No other director, executive officer, associate of any director or executive officer or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the Asset Sale that is not otherwise shared by all other shareholders.

•	Customer Warranty; Repurchase Agreements and Related Expenses (page 26)

Coachmen agrees to pay all interest rebates, dealer bonuses and any and all similar expenses on recreational vehicles that it has manufactured and sold prior to closing of the Asset Sale. Coachmen shall bear the cost of all warranty service and administration for all recreational vehicles manufactured and sold by it before closing. With respect to all units sold by Coachmen prior to closing, Coachmen agrees that it is responsible to perform all of its repurchase agreements and agrees to make all payments required pursuant to said agreements. Coachmen will pay the commission of Forest River’s salespeople for the remarket sale of any and all repurchased units manufactured by Coachmen, or Coachmen will have the option of selling the repurchased units on its own terms.

•	Indemnification (page 26)

In the event Forest River is determined to be obligated for any liability relating to products manufactured and sold by the RV Business prior to the closing of the Asset Sale, Coachmen agrees to indemnify Forest River for that liability. The indemnification payments are to be paid from an escrow account or a “tail” insurance policy purchased by Coachmen for the benefit of Forest River. Coachmen agrees to indemnify Forest River from any and all damages arising out of the purchase, sale, use or operation of any product manufactured, sold, or distributed by Coachmen that uses the “Coachmen” name licensed to Coachmen.

•	Tax Consequences of the Asset Sale (page 26)

The Asset Sale pursuant to the Purchase Agreement will be a taxable transaction for United States federal income tax purposes as discussed in this proxy statement.

•	Dissenters’/Appraisal Rights (page 27)

Holders of our common shares will not be entitled to appraisal and dissenters’ rights in connection with the Asset Sale under the Indiana Business Corporation Law.

•	Opinion of Financial Adviser (page 16)

On November 24, 2008, Robert W. Baird & Co. Incorporated (“Baird”), Coachmen’s financial adviser, delivered to Coachmen’s board of directors Baird’s opinion that, as of the date of its opinion, the Consideration (as defined in its opinion) for the assets of our RV Business was fair to Coachmen from a financial point of view.

•	Shareholder Vote Required to Approve the Asset Sale (page 27)

The Asset Sale requires approval and authorization by the holders of a majority of our outstanding common shares entitled to vote. If we fail to obtain the requisite vote for the proposal, we will not be able to consummate the Asset Sale as currently structured in the Purchase Agreement.

Coachmen’s executive officers and directors have indicated to Coachmen that they intend to vote their Coachmen common shares in favor of the approval of the Purchase Agreement and the Asset Sale. The executive officers and directors of Coachmen hold an aggregate of 627,689 common shares, or approximately 3.9% of Coachmen’s outstanding shares.

•	Recommendation of Our Board of Directors (page 27)

After careful consideration, our board unanimously recommends that you vote “FOR” the proposal to approve the Purchase Agreement and to authorize Coachmen to enter into and consummate the Asset Sale, pursuant to the terms of the Purchase Agreement.

COACHMEN INDUSTRIES, INC.

QUESTIONS AND ANSWERS

Following are some commonly asked questions that may be raised by our shareholders and answers to each of those questions.

General Questions

1. When and where will the Special Meeting take place?

The Special Meeting will be held on Friday, December 19, 2008 at the Coachmen Industries, Inc. corporate headquarters, Building 11, Training Room, 423 North Main Street, Middlebury, Indiana 46540, beginning at 10:00 a.m. local time.

2. What am I being asked to vote on at the Special Meeting?

At the Special Meeting, you will be asked to vote upon the following:

•	a proposal to approve the Purchase Agreement and to authorize the Asset Sale; and
•	such other matters as may properly come before the Special Meeting.

3. How does the board recommend that I vote on the proposal for the Asset Sale?

The board of directors unanimously recommends that you vote “FOR” the proposal to approve the Purchase Agreement and to authorize the Asset Sale.

4. How do I vote?

Sign and date each proxy card you receive and return it in the enclosed envelope prior to the Special Meeting. You may also vote by telephone or by the Internet, using the instructions contained on the proxy card.

5 Can I change my vote?

Yes. You may change your proxy instructions at any time before your proxy is voted at the Special Meeting. Proxies may be revoked by taking any of the following actions:

•	filing a written notice of revocation with our corporate secretary at our principal executive office (423 North Main Street, Middlebury, Indiana 46540);
•	filing a properly executed proxy showing a later date with our corporate secretary at our principal executive office; or
•	attending the Special Meeting and voting in person (although attendance at the meeting will not, by itself, revoke a proxy).

6. What shares are included on the proxy card(s)?

The shares on your proxy card(s) represent ALL of your shares. If you do not return your proxy card(s), your shares will not be voted.

7. What does it mean if I get more than one proxy card?

If your shares are registered differently and are in more than one account, you will receive more than one proxy card. Sign and return all proxy cards to ensure that all your shares are voted.

8. Who is entitled to vote at the Special Meeting?

Only holders of record of our common shares as of the close of business on November 25, 2008 are entitled to notice of and to vote at the Special Meeting.

9. How many shares were outstanding on the record date?

At the close of business on November 25, 2008, the record date, there were 15,902,185 common shares outstanding and entitled to vote. A shareholder may vote (a) shares that are held of record directly in the shareholder’s name, and (b) shares held for the shareholder, as the beneficial owner, through a broker, bank or other nominee. At the meeting, each outstanding common share will be entitled to one vote.

10. What is a “quorum” for purposes of the Special Meeting?

In order to conduct business at the Special Meeting, a quorum must be present. A “quorum” is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the Special Meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

11. What vote is required to approve the proposals for the Asset Sale?

Once a quorum has been established, for the Asset Sale to be approved and authorized, holders of at least a majority of our outstanding shares must vote “FOR” the proposal.

If your shares are held in street name, your broker will vote your shares for you only if you provide instructions to your broker on how to vote your shares. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Your broker cannot vote your Coachmen common shares without specific instructions from you. Because the affirmative vote of a majority of the outstanding common shares is required to approve and authorize the Asset Sale, a failure to provide your broker with instructions on how to vote your shares will have the effect of a vote against the proposal.

12. What happens if I abstain?

Proxies marked “abstain” will be counted as shares present for the purpose of determining the presence of a quorum, but for purposes of determining the outcome of the proposal to approve the Asset Sale, shares represented by such proxies will be treated as votes against the proposal.

13. How will voting on any other business be conducted?

Although we do not know of any business to be considered at the Special Meeting other than the Asset Sale proposal, as described in this proxy statement, if any other business is properly presented at the Special Meeting, your signed proxy card gives authority to the proxy holders, Richard M. Lavers and William P. Johnson, to vote on such matters at their discretion.

14. Who will bear the cost of this solicitation?

Coachmen will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. Our directors, officers and employees (acting without additional compensation) may solicit proxies personally or by telephone, email, or direct contact.

We will provide copies of these proxy materials to banks, brokerages, fiduciaries and custodians holding in their names Coachmen common shares beneficially owned by others so that they may forward these proxy materials to the beneficial owners. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to the beneficial owners.

Proposal No. 1: Approval of Asset Sale

1. Why did Coachmen agree to sell the assets of its RV Business?

Coachmen’s board of directors concluded that the Asset Sale is in the best interests of Coachmen for the following reasons:

•	The board expects that current and forecasted conditions of the RV market will result in continued losses by its RV business;
•	The board believes that losses by RV business will pose a significant threat to the financial stability of Coachmen’s profitable housing operations;
•	The Purchase Agreement fairly compensates Coachmen for the assets being sold;
•	The Asset Sale will generate sufficient cash to satisfy the obligations of the RV Business, retire debt and provide needed working capital for the housing business;
•	The sale of the assets is in the best interests of Coachmen’s employees because it will maximize their opportunity for continued employment;

•	The sales of the assets is in the best interest of the community as it will result in a substantial retention of the employees of the RV Business by Forest River, keep the operations in Elkhart County, Indiana and preserve tax revenues for the State of Indiana;
•	The sale is in the best interests of dealers and suppliers of the RV Business as it provides greater stability for their continued operations;
•	The financial strength of Forest River and its continued relationship with Coachmen’s dealer base will minimize the contingent liabilities arising from repurchase agreements covering dealer inventory; and
•	The Asset Sale will improve Coachmen’s liquidity by allowing the conversion of underutilized resources to be converted to more productive uses.

2. What will happen if the Asset Sale is approved and authorized by our shareholders?

If the Asset Sale is approved and authorized by our shareholders, we will sell substantially all of the assets of our RV Business to Forest River, pursuant to the terms of the Purchase Agreement.

3. What will happen if the Asset Sale is not approved and authorized by our shareholders?

If the Asset Sale is not approved by our shareholders, the Asset Sale as currently contemplated will not close. In such event, we would continue to conduct our business and would evaluate all available strategic alternatives.

4. When is the Asset Sale expected to be completed?

If the Asset Sale is approved and authorized at the Special Meeting, we expect to complete the Asset Sale as soon as practicable after all of the conditions in the Purchase Agreement have been satisfied or waived. Coachmen and Forest River are working toward satisfying the conditions to closing and completing the Asset Sale as soon as reasonably practicable. Under the Purchase Agreement, Forest River has the right to terminate the Purchase Agreement if Coachmen has not obtained shareholder approval of the Asset Sale to Forest River by December 31, 2008.

5. How was the purchase price for the Asset Sale determined?

The purchase price for Asset Sale was negotiated between representatives of Coachmen and representatives of Forest River over a period of three weeks during which time Coachmen was also negotiating with other potential buyers. The Coachmen board of directors determined that the proposal by Forest River is in the best interests of Coachmen and offers the best value to our shareholders.

6. Am I entitled to appraisal rights in connection with the Asset Sale?

No. Our board of directors has resolved that Coachmen’s shareholders will not have dissenter and appraisal rights under the Indiana Business Corporation Law rights in connection with the Asset Sale.

7. What will happen to my Coachmen shares after the Asset Sale?

The Asset Sale will not alter the rights, privileges or nature of the outstanding common shares of Coachmen. A shareholder who owns Coachmen common shares immediately prior to the closing of the Asset Sale will continue to hold the same number of shares immediately following the closing.

8. What does the board of directors of Coachmen recommend?

Our board of directors recommends a vote “FOR” approval of the Purchase Agreement and authorization of the Asset Sale.

THE SPECIAL MEETING OF COACHMEN SHAREHOLDERS

We are furnishing this proxy statement to our shareholders as part of the solicitation of proxies by our board of directors for use at the Special Meeting.

When and Where the Special Meeting Will Be Held

We will hold the Special Meeting at the Coachmen Industries, Inc. corporate headquarters, Building 11, Training Room, 423 North Main Street, Middlebury, Indiana 46540, on Friday, December 19, 2008 at 10:00 a.m., local time.

What Will Be Voted Upon

At our Special Meeting, we are asking holders of record of Coachmen common shares to consider and vote on the following proposals:

•	a proposal to approve the Purchase Agreement and to authorize the Asset Sale; and
•	such other matters as may properly come before the Special Meeting.

Voting Securities; Quorum

Only holders of record of Coachmen common shares at the close of business on November 25, 2008, the record date, are entitled to notice of and to vote at our Special Meeting. On the record date, 15,902,185 Coachmen common shares were issued and outstanding and held by 1,746 holders of record. Holders of record of Coachmen common shares on the record date are entitled to one vote per share at the Special Meeting on each proposal. The inspector of election appointed for our Special Meeting will tabulate all votes and will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

A quorum is necessary to hold a valid Special Meeting. A quorum will be present at the Special Meeting if the holders of a majority of the common shares outstanding and entitled to vote on the record date are present, in person or by proxy. If a quorum is not present at the Special Meeting, we expect that the Special Meeting will be adjourned to solicit additional proxies. Shares voting against any of the proposals will not be voted in favor of adjournment. Abstentions, discussed below, count as present for establishing a quorum for the transaction of all business.

Votes Required for Approval

Approval of the Asset Sale requires approval by the holders of a majority of our outstanding common shares entitled to vote at the Special Meeting. If we have insufficient votes to approve the Asset Sale at the Special Meeting, even if a quorum is present, we expect that the Special Meeting will be adjourned to solicit additional proxies. If we fail to obtain the requisite vote for approval and authorization of the Asset Sale, we will not be able to consummate the Asset Sale as currently contemplated.

Voting Your Shares and Changing Your Vote

You may vote by proxy or in person at the Special Meeting.

Voting in Person — If you plan to attend the Special Meeting and wish to vote in person, you will be given a ballot at the Special Meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the Special Meeting, you must bring to the Special Meeting a proxy from the record holder (your broker, bank or nominee) of the shares authorizing you to vote at the Special Meeting.

Voting by Proxy — All shares represented by properly executed proxies received in time for the Special Meeting will be voted in the manner specified by the shareholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted for the approval and authorization of the Asset Sale.

Revocation of Proxy — Submitting a proxy on the enclosed form does not preclude a shareholder from voting in person at the Special Meeting. A shareholder of record may revoke a proxy at any time before it is voted by filing with our corporate secretary a duly executed revocation of proxy, by submitting a duly executed proxy to our corporate secretary with a later date or by appearing at the Special Meeting and voting in person. A shareholder of record may revoke a proxy by any of these methods, regardless of the method used to deliver the shareholder’s previous proxy. Attendance at the Special Meeting without voting will not by itself revoke a proxy. If your shares are held in street name, you must contact your broker, bank or nominee to revoke your proxy.

How Proxies are Counted

Only shares affirmatively voted for the approval and authorization of the Asset Sale, and properly executed proxies that do not contain voting instructions, will be counted as favorable votes for the Asset Sale. Coachmen common shares held by persons attending the Special Meeting but not voting, and common shares for which we received proxies but with respect to which holders of those shares have abstained from voting on the Asset Sale, will have the same effect as votes against the Asset Sale.

Cost of Solicitation

We are soliciting proxies for the Special Meeting from our shareholders. We will bear the entire cost of soliciting proxies from our shareholders, which includes the costs of preparing, assembling, printing, mailing and distributing these proxy materials. We may solicit proxies by personal interview, mail, telephone and electronic communications.

We will provide copies of these proxy materials to banks, brokerages, fiduciaries and custodians holding in their names Coachmen common shares beneficially owned by others so that they may forward these proxy materials to the beneficial owners. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to the beneficial owners.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Those statements herein that involve expectations or intentions (such as those related to the closing of the transactions contemplated by the Purchase Agreement, the amount of the purchase price, our intended operations after, and our use of proceeds from the Asset Sale, as well as those relating to the failure of the Asset Sale to occur) are forward-looking statements within the meaning of the U.S. securities laws, involving risks and uncertainties, and are not guarantees of future performance. You are cautioned that these statements are only predictions and that forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include, but are not limited to: future decisions by the SEC or other governmental or regulatory bodies; the vote of our shareholders; business disruptions resulting from the announcement of the Purchase Agreement or the closing of the Asset Sale; approval by Coachmen’s lenders; economic and political conditions in the U.S. and abroad; and other risks outlined in our filings with the SEC. All forward-looking statements are effective only as of the date they are made and we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS

You should carefully consider the following risk factors relating to the Asset Sale before you decide whether to vote for the proposal to approve and authorize the Asset Sale. You should also consider the other information in the proxy statement and the additional information in our other reports on file with the Securities and Exchange Commission.

If we fail to complete the Asset Sale, our business may be harmed.

The Asset Sale is subject to a number of contingencies, including approval by our shareholders and other customary closing conditions. We cannot predict whether we will succeed in obtaining the approval of our shareholders, or that the other conditions to closing the Asset Sale will be satisfied. As a result, we cannot assure you that the Asset Sale will be completed. If our shareholders fail to approve the proposal at the Special Meeting or if the Asset Sale is not completed for any other reason, the market price of our common shares may decline. As a result of our public announcement of the Asset Sale, third parties may be unwilling to enter into material agreements with respect to the RV Business. New and existing customers may prefer to enter into agreements with our competitors because our customers perceive that such relationships are likely to be more stable. If we fail to complete the Asset Sale, the failure to maintain existing business relationships or enter into new ones could adversely affect our business, results of operations and financial condition.

If the Asset Sale disrupts the operations of our business and prevents us from realizing intended benefits, our business may be harmed.

The Asset Sale may disrupt our business and prevent us from realizing intended benefits as a result of a number of obstacles, such as:

•	loss of key employees or customers;
•	failure to adjust or implement our business model;
•	additional expenditures required to facilitate this sale; and
•	the diversion of management’s attention from our day-to-day business.

We are retaining all liabilities relating to products of the RV Business manufactured and sold prior to the closing of the Asset Sale, and if we cannot meet those liabilities from our remaining resources, our business will be adversely affected.

Under the Purchase Agreement, Forest River is not assuming any liabilities relating to products of the RV Business manufactured and sold prior to the closing of the Asset Sale. We agree to indemnify Forest River from any loss to Forest River arising from any of those liabilities for which Forest River is determined to be obligated. Failure to satisfy those liabilities from our remaining resources would adversely affect our business, results of operations and financial condition.

If our shareholders do not approve and authorize the Asset Sale, there may not be any other offers from potential acquirers.

If our shareholders do not approve the Asset Sale, we may seek another strategic transaction, including the sale of all or part of our business. Although we have had such discussions with various parties in the past, none of these parties may now have an interest in a strategic transaction with Coachmen or be willing to offer a reasonable purchase price.

We will be unable to compete with Forest River for five years from the date of the closing.

The Purchase Agreement includes a non-competition obligation for a period of five years from the closing of the Asset Sale. Under this provision, we will not be able to engage in the recreational vehicle manufacturing and sales business. We are prohibited from ever using the name “Coachmen” in the RV sale and manufacturing business.

Shareholders may not receive any proceeds from the Asset Sale, even if shareholders vote in favor of the Asset Sale.

Coachmen will use approximately $18,000,000 of the proceeds of the Asset Sale to pay certain indebtedness and other obligations of the RV Business as they come due. Coachmen’s board of directors will consider a number of alternatives for the use of the balance of the net proceeds. Shareholders may not receive any portion of the proceeds from the sale even if shareholders approve the Asset Sale and the Asset Sale closes.

PROPOSAL 1: THE ASSET SALE

This section of the proxy statement describes certain aspects of the Asset Sale. However, this description may not be complete or may not provide all the information that may be important to you. We highly recommend that you carefully read the complete Purchase Agreement included as Annex A to this proxy statement for the precise legal terms of the agreement and other information that may be important to you.

The Companies

Coachmen Industries, Inc.

Coachmen operates in two primary business segments, recreational vehicles and housing. The Recreational Vehicle (“RV”) Segment manufactures and distributes Class A and Class C motorhomes, travel trailers, fifth wheels, and camping trailers. The RV Segment also operates a separate business of manufacturing buses compliant with the Americans with Disabilities Act. The Housing Segment manufactures and distributes system-built modules for residential buildings.

Coachmen is one of America’s leading manufacturers of recreational vehicles with well-known brand names including Coachmen®, Georgie Boy®, AdrenalineTM, Sportscoach®, and Viking®. Through its Housing Group, Coachmen Industries also comprises one of the nation’s largest producers of system-built homes and residential structures with its All American Homes®, Mod-U-Kraf®, and All American Building SystemsTM brands.

Our principal executive offices are located at 423 North Main Street, Middlebury, Indiana 46540, and the telephone number of our principal executive offices is (574) 825-5821.

RV Business

Our RV Business manufactures and markets recreational vehicles. The RV Business sells recreational vehicles under the principal brand names Coachmen®, Georgie BoyTM, Sportscoach®, AdrenalineTM and Viking®.

Recreational vehicles are either driven or towed and serve as temporary living quarters for camping, travel and other leisure activities. Recreational vehicles manufactured by our RV Business may be categorized as motorhomes, travel trailers or camping trailers. A motorhome is a self-powered mobile dwelling built on a special heavy-duty motor vehicle chassis. A travel trailer is a non-motorized mobile dwelling designed to be towed behind another vehicle. Camping trailers are smaller towed units constructed with sidewalls that may be raised up and folded out.

Our RV Business currently produces recreational vehicles on an assembly line basis in Indiana, Michigan, and Georgia. Components used in the manufacturing of recreational vehicles are primarily purchased from outside sources. Our RV Business depends on the availability of chassis from a limited number of manufacturers.

Forest River

Forest River manufactures and sells recreational vehicles, cargo trailers, buses, boats, modular homes and other products. Forest River’s principal office is located at 55470 County Road 1, Elkhart, Indiana 46515, and its telephone number is (574) 389-4600.

Background of the Asset Sale

From time to time since 2005, Coachmen’s senior management have met with representatives of Baird to discuss market and business trends and possible strategic and financial opportunities. Beginning in late summer 2008, at the initiation of Coachmen’s senior management, representatives of Baird engaged in more detailed discussions with management and Coachmen’s board of directors concerning possible strategic and financial alternatives available to Coachmen in light of the increasingly challenging circumstances in the industries in which Coachmen. On September 8, 2008, Coachmen executed an engagement letter with Baird pursuant to which Baird agreed to assist Coachmen in evaluating strategic alternatives, including the sale of the entire company or one or both of its two principal business segments, and to assist Coachmen in executing any resulting transaction. Over the course of the next several weeks, representatives of Baird spoke with Coachmen’s senior management to receive business and financial information to assist Baird in connection with terms of its engagement.

Representatives of Baird were invited to attend a meeting of the board of directors of Coachmen on September 23, 2008, at which representatives of Baird reviewed with the board of directors various strategic and financial alternatives with respect to Coachmen. These alternatives included the sale of the entire company, the sale of one or both business segments separately and a recapitalization of Coachmen. The board authorized Coachmen’s management to initiate a process to evaluate the sale of the company, with the assistance of Baird and Taft Stettinius & Hollister LLP, outside counsel to Coachmen.

Beginning September 23, 2008, Baird initiated discussions with potential strategic and financial parties concerning a possible acquisition of the entire company. Upon execution of a confidentiality agreement, parties that were interested in pursuing a preliminary evaluation of Coachmen were provided copies of a confidential information memorandum prepared by Coachmen’s management, which included information about Coachmen’s business, operations and financial performance and projections. In total, seven parties executed confidentiality agreements and received the confidential information memorandum.

Baird sent a letter to each party that was formally evaluating a transaction with Coachmen, requesting that each party provide Baird, not later than October 15, 2008, with a written non-binding preliminary proposal for the acquisition of Coachmen, specifying the proposed price and form of consideration, the proposed transaction financing sources and any material conditions required by the potential acquirer to complete the acquisition.

Through October 17, 2008, Baird responded to questions presented by certain of the potential acquirers regarding the confidential information memorandum, the request for non-binding preliminary proposals and the transaction process in general. None of the potential acquirers provided a bid for the entire company, although one party provided an indication of interest for the RV Business and two parties provided an indication of interest for the housing segment. Forest River did not provide any indication of interest at this time.

At a meeting of Coachmen’s board of directors on October 20, 2008, representatives of Baird provided the board with an update of the sale process and actions taken as of that date and discussed, among other things, the degree of interest expressed by the potential acquirers. After considering the nature of the preliminary proposals received, Coachmen’s board of directors authorized continuation of the sale process and instructed Baird to contact additional potential buyers for Coachmen’s individual segments.

Coachmen’s board of directors then determined that forecasted losses in the RV Business might have a detrimental impact on the housing segment. The board also determined that Coachmen needed to improve its liquidity to sustain the operations of the housing segment. Accordingly, the board decided to pursue a sale of the RV Business.

After the October 20, 2008 board meeting and at the board of directors’ instruction, additional strategic investors, including Forest River, were invited to attend a management presentation on the RV Business and to be given access to an electronic data room containing due diligence documentation. Only two parties attended these meetings and conducted further due diligence. Forest River again declined to participate at this time.

On October 30, 2008, Baird sent a letter to the parties continuing their evaluations of a transaction with Coachmen requesting that such parties provide Baird, not later than November 12, 2008, with an updated proposal, specifying the proposed price and form of consideration, the proposed transaction financing sources, the additional information needed to complete their due diligence review and any material conditions required by the potential acquirer to complete the acquisition. During this time, the parties continuing their evaluations of a transaction with Coachmen proceeded with their due diligence reviews consisting of a management presentation and access to the electronic data room.

By November 12, 2008, Coachmen had not received any proposals for the acquisition of Coachmen or either principal business segment. Baird then contacted companies that had previously expressed general interest in a transaction as did members of Coachmen’s board of directors.

On the evening of November 11, 2008, Mr. Bob Deputy, a member of Coachmen’s board, contacted Mr. Peter Liegl, the President of Forest River. In this discussion, Mr. Liegl expressed Forest River’s interest in pursuing negotiations. A meeting was scheduled for the following morning, Wednesday November 12, 2008.

On the morning of Wednesday, November 12, 2008, Mr. Deputy and Mr. William Johnson, Chairman of Coachmen’s board of directors, met with Mr. Liegl to discuss the potential for a transaction between the companies. At this meeting, Forest River indicated its interest in pursuing a transaction based upon an asset sale, and specifically rejected the idea of purchasing all assets and liabilities of Coachmen’s RV Business.

On Friday, November, 14, 2008, Forest River delivered to Coachmen’s board a draft letter of intent that outlined the terms of a proposed asset purchase agreement pursuant to which Forest River would purchase substantially all of the assets of Coachmen’s traditional RV Business.

On Saturday, November 15, 2008, Mr. Johnson, Mr. Richard M. Lavers, Coachmen’s chief executive officer, and Mr. Liegl met to discuss the proposed letter of intent. The parties clarified limitations on the noncompete provisions, obligations of warranty administration, resale of repurchased units and pricing set forth in the letter of intent. At this meeting, Mr. Liegl explained that any transaction would have to be the subject of a definitive agreement in sufficient time to allow for an announcement at the Recreational Vehicle Industry Association show in Louisville, KY on December 1, 2008. The parties concluded that an agreement would have to be executed on or before November 20, 2008 to allow for such an announcement at the Louisville show and that the agreement would have to be free of financing contingencies or the need for further approval on Forest River’s part.

On Monday, November 17, 2008, Coachmen sent a counterproposal to Forest River. In this counterproposal, Coachmen sought to reduce the noncompete term from five to 2 years, to have Forest River assume responsibilities for obligations existing under certain chassis pool obligations, to reduce the proposed terms of escrow agreements and to adjust pricing of certain finished goods assets.

On Tuesday, November 18, 2008, Mr. Lavers, Mr. Todd Woelfer, Coachmen’s general counsel, and Mr. Mike Terlep, President of Coachmen’s RV group met with Mr. Liegl and outside counsel for Forest River to finalize negotiations of the Agreement. The negotiations included pricing of finished goods to be sold, the terms of escrow agreements, payment of certain show deposits, the terms of the noncompete agreements, and the assets to be included and excluded from the terms of the sale.

On November 19, 2008, Coachmen’s board of directors met to consider the proposed definitive agreement for the Asset Sale. The board discussed the proposed agreement in detail and heard presentations from its legal advisers. On that date, the board approved the execution and delivery of the Purchase Agreement. The Purchase Agreement was executed on November 20, 2008.

On November 24, 2008, Baird delivered to the board Baird’s opinion that, as of the date of its opinion, the Consideration (as defined in its opinion) was fair to Coachmen from a financial point of view. The board then ratified its approval of the Purchase Agreement.

Reasons for the Asset Sale

Our board determined that the Asset Sale was in the best interests of Coachmen and its shareholders for the following reasons:

•	The board expects that current and forecasted conditions of the RV market will result in continued losses by its RV business;
•	The board believes that losses by RV business will pose a significant threat to the financial stability of Coachmen’s profitable housing operations;
•	The Purchase Agreement fairly compensates Coachmen for the assets being sold;
•	The Asset Sale will generate sufficient cash to satisfy the obligations of t he RV Business, retire debt and provide needed working capital for the housing business;
•	The sale of the assets is in the best interests of Coachmen’s employees because it will maximize their opportunity for continued employment;
•	The sales of the assets is in the best interest of the community as it will result in a substantial retention of the employees of the RV Business by Forest River, keep the operations in Elkhart County, Indiana and preserve tax revenues for the State of Indiana;

•	The sale is in the best interests of dealers and suppliers of the RV Business as it provides greater stability for their continued operations;
•	The financial strength of Forest River and its continued relationship with Coachmen’s dealer base will minimize the contingent liabilities arising from repurchase agreements covering dealer inventory; and
•	The Asset Sale will improve Coachmen’s liquidity by allowing the conversion of underutilized resources to be converted to more productive uses.

Opinion of Coachmen’s Financial Adviser.

Coachmen’s board of directors retained Baird in connection with the Asset Sale to, among other things, render if requested an opinion as to the fairness, from a financial point of view, to Coachmen of the consideration for the RV Business, which, based on representations from Company management as of the date of such opinion, was $42.2 million (such amount being referred to herein as the “Consideration”).

On November 24, 2008, at the request of Coachmen’s board of directors, Baird rendered its written opinion to Coachmen’s board to the effect that, subject to the contents of such opinion, including the various assumptions and limitations set forth therein, Baird was of the opinion that, as of such date, the Consideration was fair, from a financial point of view, to Coachmen.

As a matter of policy, Baird’s opinion was approved by a fairness committee, a majority of the members of which were not involved in providing financial advisory services on our behalf to Coachmen in connection with the Asset Sale.

The full text of Baird’s written opinion, dated November 24, 2008, which sets forth the assumptions made, general procedures followed, matters considered and limitations on the scope of review undertaken by Baird in rendering its opinion, is attached as Annex B to this Proxy Statement and is incorporated herein by reference.

Baird’s opinion speaks only as of the date of the opinion. The opinion is directed to Coachmen’s board and addresses only the fairness to Coachmen from a financial point of view of the Consideration. The opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the Asset Sale. It does not address the underlying business decision by Coachmen to engage in the Asset Sale or any other aspect of the Asset Sale. Baird expresses no opinion about the fairness of the amount or nature of the compensation to any of Coachmen’s officers, directors or employees, or class of such persons, relative to the Consideration.

The summary of Baird’s opinion set forth below is qualified in its entirety by reference to the full text of such opinion attached as Annex B to this Proxy Statement. Company shareholders are urged to read the opinion carefully in its entirety.

In conducting our investigation and analyses and in arriving at our opinion herein, Baird has reviewed such information and has taken into account such financial and economic factors, investment banking procedures and considerations as it has deemed relevant under the circumstances. In that connection, Baird has, among other things: (i) reviewed certain internal information, primarily financial in nature, including financial forecasts for fiscal years 2008 and 2009 (the “Forecasts”), concerning the RV Business and the business and operations of Coachmen furnished to us for purposes of its analysis; (ii) reviewed publicly available information including, but not limited, to Coachmen’s recent filings with the Securities and Exchange Commission; (iii) reviewed the Agreement dated November 20, 2008; (iv) compared Coachmen’s financial position and operating results with those of other publicly traded companies it deemed relevant; (v) compared the historical market prices and trading activity of Coachmen’s common stock with those of other publicly traded companies it deemed relevant and considered the market trading multiples of such companies; and (vi) considered the financial terms of other business combinations it deemed relevant. Baird has held discussions with members of Coachmen’s senior management concerning Coachmen’s historical and current financial condition and operating results, the RV Business’ current financial condition and operating results, as well as Coachmen’s future prospects. As a part of our engagement, Baird was requested to and did solicit third party indications of interest in acquiring all or any part of Coachmen. Baird has also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant for the preparation of its opinion.

In arriving at its opinion, Baird has assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided to us by or on behalf of Coachmen. Baird has not independently verified any information supplied to it by Coachmen or the Buyer regarding the parties to the Asset Sale that formed a substantial basis for its opinion. Baird has not been engaged to independently verify, and has not assumed any responsibility to verify, any such information, and has assumed that Coachmen is not aware of any information prepared by Coachmen or its advisors that might be material to its opinion that has not been provided to Baird. Baird has assumed that: (i) all material assets and liabilities (contingent or otherwise, known or unknown) of Coachmen are as set forth in Coachmen’s financial statements; (ii) the financial statements of Coachmen provided to us present fairly the results of operations, cash flows and financial condition of Coachmen for the periods indicated and were prepared in conformity with U.S. generally accepted accounting principles consistently applied; (iii) the Forecasts were reasonably prepared on bases reflecting the best available estimates and good faith judgments of Coachmen’s senior management as to the future performance of the Business, and Baird has relied upon such Forecasts in the preparation of its opinion; (iv) Baird has not considered any strategic, operating or cost benefits that might result from the Asset Sale or any expenses relating to the Asset Sale; (v) the Asset Sale will be consummated in accordance with the terms and conditions of the Agreement without any amendment thereto and without waiver by any party of any of the conditions to their respective obligations thereunder; (vi) in all respects material to its analysis, the representations and warranties contained in the Agreement are true and correct and that each party will perform all of the covenants and agreements required to be performed by it under such Agreement; and (vii) all material corporate, governmental, regulatory or other consents and approvals required to consummate the Asset Sale have been or will be obtained without the need for any divestitures. Baird has relied as to all legal matters regarding the Asset Sale on the advice of counsel of Coachmen. In conducting its review, Baird has not undertaken nor obtained an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Coachmen nor has it made a physical inspection of the properties or facilities of Coachmen. In each case, Baird has made the assumptions above with your consent.

Baird’s opinion necessarily was based upon economic, monetary and market conditions as they existed and could be evaluated on the date thereof, and its opinion does not predict or take into account any changes that may occur, or information that may become available, after the date thereof.

Baird’s opinion was prepared at the request and for the information of the board of directors of Coachmen, and may not be relied upon, used for any other purpose or disclosed to any other party without Baird’s prior written consent. Baird’s opinion does not address the relative merits of: (i) the Asset Sale, the Agreement or any other agreements or other matters provided for or contemplated by the Agreement; (ii) any other transactions that may be or might have been available as an alternative to the Asset Sale; or (iii) the Asset Sale compared to any other potential alternative transactions or business strategies considered by Coachmen’s board of directors and, accordingly, Baird relied upon its discussions with the senior management of Coachmen with respect to the availability and consequences of any alternatives to the Asset Sale. At the Board’s direction, Baird was not asked to, and did not, offer any opinion as to the terms, other than the Consideration to the extent expressly specified therein, of the Agreement or the form of the Asset Sale. Baird did not express any opinion as to solvency of Coachmen or the value of any of its securities at time the Asset Sale was entered into, at the date of its Opinion, at the time of the closing of the Asset Sale, or at any other time.

The following is a summary of the material financial analyses performed by Baird in connection with rendering its opinion, which such summary is qualified in its entirety by reference to the full text of Baird’s opinion attached as Annex B and to the other disclosures contained in this section. The following summary does not purport to be a complete description of the financial analyses performed by Baird. The order of analyses described does not represent relative importance or weight given to the analyses performed by Baird. Some of the summaries of the financial analyses include information presented in a tabular format. These tables must be read together with the full text of each summary and alone are not a complete description of Baird’s financial analyses. Except as otherwise noted, the following quantitative information is based on market and financial data as it existed on or before November 20, 2008 is not necessarily indicative of current market conditions.

In the course of evaluating the fairness of the Consideration, Baird took into consideration Coachmen’s financial position, and noted that its financial flexibility was becoming increasingly constrained as conditions in both the general economy and the recreational vehicle market significantly weakened in the months leading up to the Asset Sale. The recreational vehicle industry has been under tremendous pressure as discretionary spending slows in the face of weak consumer confidence, deteriorating home values, tighter credit and high fuel prices. Recreational vehicle dealer fundamentals have continued to decline, and the inventory accumulating at the dealer level has forced recreational vehicle manufacturers to increasingly resort to heavy discounting to reduce factory inventory. Additionally, financial institutions had raised their lending standards and reduced their consumer recreational vehicle financing as well as their floorplan financing to recreational vehicle dealers amidst the turmoil in the debt markets and concerns over the health of the economy.

Baird assumed, based on representations made by Coachmen’s management, that Coachmen’s available borrowing capacity under both its line of credit and accumulated cash surrender value of its Company-owned life insurance policies had rapidly declined and this decline is expected to continue into the foreseeable future. Based on these circumstances, Baird also assumed that as result of general market conditions and matters specific to Coachmen’s financial condition, Coachmen would continue to have difficulty accessing the capital markets on a stand-alone basis for the foreseeable future.

Management also discussed that pressure on Coachmen is increasing as suppliers are reducing Coachmen’s credit lines and the availability of financing to the recreational vehicle market continues to tighten. Given Coachmen’s deteriorating liquidity position and precarious contingent liability exposure, management believed that Coachmen could be required to seek protection from its creditors in the near term. Accordingly, at the time of Baird’s opinion, Coachmen was faced with a serious liquidity crisis.

At the direction of Coachmen and its board of directors, Baird had initiated a process to identify potential acquirers and a variety of potential acquirers were contacted prior to the execution of the Agreement. Coachmen was not aware (nor was Baird aware) of any other potential acquirers that proposed an alternative, or a serious or credible interest in developing an alternative, to the Asset Sale.

As a result, Coachmen and its board of directors were faced with a rapidly narrowing set of alternatives, which, at the time of Baird’s opinion, were limited to the transaction or continuing operations with the significant potential for the need to seek seeking protection from creditors in bankruptcy. Baird took the foregoing facts and assumptions (together with the other facts and assumptions set forth in its opinion) into consideration in rendering its opinion concerning the fairness of the Consideration.

Summary of Baird Reviews and Analyses

Introduction.  In evaluating Coachmen’s RV Business, Baird performed a “Selected Company Analysis” and a “Selected Acquisition Analysis” as described below. Due to Coachmen’s RV Business’ history of losses over the last several periods and the uncertainty around the timing and extent, if any, of a return to profitability for Coachmen’s RV Business, Baird was unable to draw meaningful valuation conclusions from certain analyses it customarily performs in considering the financial fairness of a transaction’s consideration.

Selected Publicly Traded Company Analysis.  Baird reviewed certain publicly available financial information and stock market information for certain publicly traded companies that Baird deemed relevant and compared them against Coachmen’s RV Business. The group of selected publicly traded companies reviewed is listed below.

• Fleetwood Enterprises, Inc.	• Thor Industries, Inc.
• Monaco Coach Corp.	• Winnebago Industries, Inc.
• Skyline Corp.

Baird chose these companies based on a review of publicly traded companies that possessed general business, operating and financial characteristics representative of companies in the industry in which the RV Business operates. Baird noted that none of the companies reviewed is identical to the RV Business and that, accordingly, the analysis of such companies necessarily involves complex considerations and judgments concerning differences in the business, operating and financial characteristics of each company and other factors that affect the public market values of such companies.

For each company, Baird calculated the “equity market value” (defined as the market price per share of each company’s common stock multiplied by the total number of diluted common shares outstanding of such company, including net shares issuable upon the exercise of stock options and warrants). In addition, Baird calculated the “total market value” (defined as the equity market value plus the book value of each company’s total debt, preferred stock and minority interests, less cash, cash equivalents and marketable securities). Baird calculated the multiples of each company’s total market value to its last twelve-months (“LTM”) revenues, EBITDA and EBIT. Baird also calculated multiples of each company’s equity market value to its LTM book value and tangible book value. In evaluating the selected company analysis, Baird noted the RV Business’ smaller size, lower margins and lower historical growth rates relative to many of the selected companies. Because the RV Business’ EBITDA and EBIT margins have consistently been and are projected to be negative, Baird determined that total market value as a multiple of EBITDA or EBIT were not relevant in this situation. Baird then compared the transaction multiples implied in the Asset Sale with the corresponding trading multiples for the selected companies. Stock market and historical financial information for the selected companies was based on publicly available information as of November 20, 2008, and projected financial information was based on publicly available research reports as of such date. A summary of the implied revenue multiples is provided in the table below.

Selected Company Analysis

	Implied Transaction Multiple	Selected Company Multiples
		Low	Average	Median	High
Revenues
LTM	0.18 x	0.10 x	0.15 x	0.14 x	0.20 x

In addition, Baird calculated the implied total market value based on the trading multiples of the selected public companies and compared such values to the Consideration. The implied total market values of the RV Business, based on the above revenue multiples that Baird deemed relevant, are summarized in the table below.

Selected Company Analysis

	Implied Total Market Value
	Low	Average	Median	High
Revenues
LTM	$23.5	$35.0	$32.2	$47.3

Accordingly, Baird noted that the Consideration fell within the high-end of the above revenue range.

Selected Acquisition Analysis.  Baird reviewed certain publicly available financial information concerning 19 completed or pending acquisition transactions announced between 2001 and 2008 that Baird deemed relevant. The group of selected acquisition transactions is listed below.

Date	Target	Acquiror
10/29/08	J & L’s Cargo Express, Inc.	Pace American, Inc.
06/30/08	MVP RV	Thor Industries, Inc.
04/28/08	Fleetwood Folding Trailer’s, Inc.	Blackstreet Capital Management, LLC
03/31/07	Columbia Northwest Inc.	Investor Group
02/16/07	Country Coach, Inc.	Riley Investment Management LLC
02/13/07	Heartland Recreational Vehicles, LLC	Catterton Partners
11/28/06	Western Recreational Vehicles, Inc.	Monomoy Capital Partners, L.P.
07/26/06	Featherlite, Inc.	Universal Trailer Corp.
06/22/06	Oshkosh Truck Corp	Oshkosh Specialty Vehicles, LLC
11/08/05	R-Vision, Inc.	Monaco Coach Corp.
07/20/05	Forest River, Inc.	Berkshire Hathaway Inc.
11/23/04	Starcraft Corp.	Quantum Fuel Systems Technologies Worldwide, Inc.
11/01/04	CrossRoads RV, Inc.	Thor Industries, Inc.
09/24/04	National RV Holdings, Inc., Travel Trailer Business	Weekend Warrior Trailers, Inc.
04/27/04	Classic Manufacturing, Inc.	Obsidian Enterprises, Inc.
08/27/03	Bombardier Recreational Products Inc.	Bain Capital LLC
08/19/03	Damon Motor Coach	Thor Industries, Inc.
10/31/01	Keystone RV Inc.	Thor Industries, Inc.
06/25/01	SMC Corp.	Monaco Coach Corp.

Baird chose these acquisition transactions based on a review of completed and pending acquisition transactions involving target companies that possessed general business, operating and financial characteristics representative of companies in the industry in which the RV Business operates. Baird noted that none of the acquisition transactions or subject target companies reviewed is identical to the Asset Sale or Coachmen’s RV Business, respectively, and that, accordingly, the analysis of such acquisition transactions necessarily involves complex considerations and judgments concerning differences in the business, operating and financial characteristics of each subject target company and each acquisition transaction and other factors that affect the values implied in such acquisition transactions.

Because of the significant shifts in market conditions, Coachmen’s financial distress, the fact that there has been limited recent M&A activity in this sector, the absence of publicly available transaction data and the absence of recent historical and projected positive cash flows of the RV Business against which to compare these transactions, the Baird concluded that peer transaction multiples were not appropriate for purposes of its valuation.

The foregoing summary does not purport to be a complete description of the analyses performed by Baird or its presentations to Coachmen’s board of directors. The preparation of financial analyses and a fairness opinion is a complex process and is not necessarily susceptible to partial analyses or summary description. Baird believes that its analyses (and the summary set forth above) must be considered as a whole and that selecting portions of such analyses and factors considered by Baird, without considering all of such analyses and factors, could create an incomplete view of the processes and judgments underlying the analyses performed and conclusions reached by Baird and its opinion. Baird did not attempt to assign specific weights to particular analyses. Any estimates contained in Baird’s analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty, Baird does not assume responsibility for their accuracy.

As part of its investment banking business, Baird is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Pursuant to an engagement letter dated September 8, 2008, Baird will receive a transaction fee equaling approximately the greater of (i) 2% of Consideration or (ii) $750,000 for its services, a significant portion of which is contingent upon the consummation of the Asset Sale. Pursuant to such engagement letter, Coachmen has also agreed to pay Baird a fee of $400,000 payable upon delivery of its opinion, regardless of the conclusions reached in such opinion or whether the Asset Sale is consummated, which such fee is creditable against the transaction fee described above. In addition to these fees, Coachmen has agreed to reimburse Baird and its affiliates for their reasonable out-of-pocket expenses incurred in connection with Baird’s engagement. Pursuant to the engagement letter, Coachmen has agreed to indemnify Baird against certain liabilities that may arise out of its engagement, including liabilities under the federal securities laws. Baird will not receive any other significant payment of compensation contingent upon the successful completion of the Asset Sale.

Baird is a full service securities firm. As such, in the ordinary course of its business, Baird may from time to time trade the securities of Coachmen for Baird’s own account or the accounts of Baird’s customers and, accordingly, may at any time hold long or short positions or effect transactions in such securities.

The foregoing discussion of the information and factors considered by our board of directors is not exhaustive. Our board of directors did not quantify or attach any particular relative or specific weight to the various factors it considered in reaching its determination that the Asset Sale is fair to and in the best interests of Coachmen and its shareholders. Rather, the determination to recommend that our shareholders approve the Asset Sale was made after consideration of all of the factors taken as a whole. In addition, individual members of our board of directors may have given different weights to different factors.

Nature of Our Business After the Asset Sale

Following the sale of our RV Business, we will continue to be a public company. We also intend to evaluate and potentially explore all available strategic options. We will continue to work to maximize shareholder interests with a goal of returning value to our shareholders. After the sale of our RV Business, Coachmen will continue to operate its housing segment and its business of manufacturing low-floor, accessible buses that are compliant with the Americans with Disabilities Act.

Coachmen’s Use of Proceeds from the Asset Sale

We intend to use approximately $18 million of the proceeds from the Asset Sale to repay indebtedness and other obligations of the RV Business as they come due. Our board of directors will consider strategic uses for the remaining proceeds. Any additional balance not used for strategic purposes will be used for working capital.

Terms of the Purchase Agreement

The Purchase Agreement is the primary legal document for the Asset Sale and sets forth the specific rights and obligations of Coachmen, Coachmen’s subsidiaries and Forest River. The Purchase Agreement is attached as Annex A. The Purchase Agreement may be terminated:

•	by either party, if (i) Coachmen’s shareholders do not approve the Asset Sale; or (ii) at any time after December 31, 2008, if the party terminating is not in breach of the Purchase Agreement; or
•	by written agreement of the parties.

Description of the Asset Sale

Consideration by Forest River

At closing of the Asset Sale, Forest River will pay to Coachmen an amount we estimate to be approximately $42,000,000 in cash, the exact amount to be determined immediately before closing based upon the following:

•	100% of accounts receivable as shown on the books and records of Coachmen’s RV business at closing. Forest River will deposit 25% of the amount paid for the accounts receivable in an escrow account at JP Morgan Chase Bank as discussed below. Forest River will pay the remaining 75% of amount paid for the accounts receivable in cash at closing. For a period of 45days after closing, Forest River will collect all accounts receivable purchased by Forest River. After that period, Forest River will assign back to Coachmen all accounts receivable which Forest River has been unable to collect. Coachmen will repurchase all of the uncollected accounts receivable in full at each account’s face amount. Coachmen will pay for the repurchased accounts receivable from the accounts receivable escrow account.
•	100% of the value of the undamaged, uncut current raw goods or the RV business, less all discounts and rebates as determined on or after closing. Prior to closing, Coachmen will provide Forest River with an estimate of the value raw goods and Forest River will pay Coachmen at closing based upon this estimated value. Within 15 days after closing, Coachmen will determine the actual value of raw goods as of closing. If the actual closing raw goods value is different then the estimated value submitted at closing, Forest River will pay any excess to Coachmen and Coachmen will pay any shortfall to Forest River, within 2 business days so that the total cash paid to Coachmen for raw goods equals the actual value of raw goods as of closing.
•	100% of Coachmen’s cost of motorized chassis used by Coachmen in current model year construction and on hand, less all discounts and rebates as determined on or after closing. Prior to closing, Coachmen will provide Forest River with an estimate of the value of motorized chassis and Forest River will pay Coachmen at closing based upon this estimated value. Within 15 days after closing, Coachmen will determine the actual value of motorized chassis as of closing. If the actual closing motorized chassis value is different then the estimated value submitted at closing, Forest River will pay any excess to Coachmen and Coachmen will pay any shortfall to Forest River, within 2 business days so that the total cash paid to Coachmen for motorized chassis equals the actual value of motorized chassis as of closing.
•	Forest River will pay Coachmen in cash an amount equal to the value of the work-in-process (“WIP”) on hand at closing. Prior to closing, Coachmen will provide Forest River with an estimate of the value of the WIP and Forest River will pay Coachmen at closing based upon this estimated value. Within 15 days after closing, Coachmen will determine the actual value of WIP as of closing. The value assigned to the individual units included in WIP shall be computed based on the dealer invoice for the unit, net of all discounts and rebates to the dealer on the unit, less the cost of the chassis on the unit determined in accordance with GAAP consistent with the past practices of Coachmen, multiplied by 50%. The parties will then determine the computed value by multiplying the resulting figure from the computation described in the prior sentence by 80% and then adding back the cost of the respective chassis. The sum total will be the value assigned to each respective unit in WIP at closing. If the actual closing WIP value is different then the estimated value submitted at closing, Forest River will pay any excess to Coachmen and Coachmen will pay any shortfall to Forest River, within 2 business days so that the total cash paid to Coachmen for WIP equals the actual WIP as of closing.
•	Forest River will pay Coachmen in cash an amount equal to the value of the finished goods inventory, other than the finished good inventory located in the state of California (“Non-Cal Finished Goods”) on hand at closing. Prior to closing, Coachmen will provide Forest River with an estimate of the value of the Non-Cal Finished Goods and Forest River will pay Coachmen at closing based upon this estimated value. Within 15 days after closing, Coachmen will determine the actual value of Non-Cal Finished Goods as of closing. The parties will compute the value assigned to the individual units included in Non-Cal Finished Goods based on the dealer invoice for the unit multiplied by 79.9%. The parties will determine the computed value per unit by multiplying the resulting figure from the computation described in the prior sentence by 75% on 2009 and 2010 model units, 65% on 2008 model units and 50% on 2007 and prior model units. If the actual closing Non-Cal Finished Goods value is different then the estimated value submitted at closing, Forest River will pay any excess to Coachmen and Coachmen will pay any shortfall to Forest River, within 2 business days so that the total cash paid to Coachmen for Non-Cal Finished Goods equals the actual value of Non-Cal Finished Goods as of closing.

•	Forest River will pay Coachmen in cash an amount equal to the value of the finished goods inventory located in California (“Cal Finished Goods”) on hand at closing. Prior to closing, Coachmen will provide Forest River with an estimate of the value of the Cal Finished Goods and Forest River will pay Coachmen at closing based upon this estimated value. Within 15 days after closing, Coachmen will determine the actual value of Cal Finished Goods as of closing. The parties will compute the value assigned to the individual units included in the Cal Finished Goods based on the dealer invoice for the unit multiplied by 70%. The parties will determine the computed value per unit by multiplying the resulting figure from the computation described in the prior sentence by 75% on 2009 and 2010 model units, 65% on 2008 model units and 50% on 2007 and prior model units. If the actual closing Cal Finished Goods value is different then the estimated value submitted at closing, Forest River will pay any excess to Coachmen and Coachmen will pay any shortfall to Forest River, within 2 business days so that the total cash paid to Coachmen for Cal Finished Goods equals the actual value of Cal Finished Goods as of closing.
•	Forest River will pay Coachmen the book value of the fixed assets of Coachmen’s RV business (except for certain assets not being sold). The parties will compute book value by subtracting all of the depreciation expense recorded on the books of Coachmen with respect to the fixed assets in accordance with generally accepted accounting principles, consistent with Coachmen’s past practices.
•	Forest River will assume the obligations of Coachmen to Ford Motor Company with respect to Ford chassis held by Coachmen as bailee as of the closing. Forest will receive a credit of $2,000,000 toward the purchase price for the transaction in exchange for assuming this obligation. Prior to closing, Coachmen will have the right to dispose of as many chassis in the Ford bailment pool as it can, and the $2,000,000 credit at closing shall be reduced pro rata by the following formula: $2,000,000 times a fraction the numerator of which is the reduction in the principal owed to Ford by Coachmen on the Ford bailment pool obligation and the denominator of which is $11,000,000.
•	Forest River will reimburse Coachmen for certain deposits paid by Coachmen in an aggregate amount of $190,528.

Escrow Deposits

At the closing, Forest River will deposit $10,000,000 of the closing cash payment with J.P. Morgan Chase, N.A. as escrow agent. The escrow account will be held, invested and disbursed as specified in and pursuant to the terms and conditions of an escrow agreement, which shall provide among other things that nine months after closing, Coachmen shall be entitled to a distribution equal to any amounts in the escrow account greater than $6,000,000; and 18 months after closing, Coachmen will be entitled to a distribution equal to any amounts in the escrow account greater than $3,000,000. The proceeds of the escrow account will be used to:

•	reimburse Forest River for customer warranty expenses for recreational vehicles that Coachmen manufactured and sold before closing; and
•	indemnify Forest River for any of Coachmen’s liabilities arising out of transactions entered into or events occurring after the closing.

At the closing, Forest River will deposit 25% of the amount paid for the accounts receivable in an escrow account at JP Morgan Chase Bank, N.A. as escrow agent. The escrow account will be held, invested and disbursed as specified in and pursuant to the terms and conditions of an escrow agreement, which shall provide, among other things, that 45 days after closing the accounts receivable escrow account will be used to fund Coachmen’s repurchase from the Forest River of the accounts receivable that Forest River did not collect within that period. To the extent that the accounts receivable escrow account exceeds the amount necessary to repurchase the uncollected accounts receivable, the balance in the accounts receivable escrow account will be paid to Coachmen. If the accounts receivable escrow account is not sufficient in amount to repurchase from Forest River the uncollected accounts receivable, Coachmen will still have the obligation to repurchase all uncollected accounts receivable. Interest earned on the accounts receivable escrow account will be paid to Forest River pro rata to the extent that the accounts receivable escrow account is used to repurchase from Forest River uncollected receivables. The remaining accrued interest will be paid to Coachmen.

Purchase and Lease Options

Until November 27, 2008, Forest River has an option purchase the real property owned by Coachmen in Fitzgerald, Georgia and Centreville, Michigan. Forest River also has an option, expiring the same date to assume Coachmen’s lease obligations on the facilities located in Chino, California, Fitzgerald, Georgia, and on Nappanee Street in Elkhart, Indiana. The specified properties will not be included in the assets sold to Forest River unless Forest River exercises its options.

Dealer Contracts

Forest River agrees that, with respect to Coachmen dealers existing as of the closing date, Forest River will: (i) for those dealers with whom Forest River must enter into a written sales agreement pursuant to applicable state law, Purchaser will include a clause in any such agreement stating that its agreement novates any prior written agreements with Coachmen; (ii) work with former Coachmen dealers to maintain their retail activities relating to the sale, marketing and distribution of Coachmen products; and (iii) with respect to any dealer that attempts to exercise its rights to force Coachmen to repurchase any recreational vehicles, will refrain from selling such dealer any recreational vehicles of the brands acquired from Coachmen for a period of two years.

Closing Date

If the Asset Sale is approved and adopted by our shareholders, the closing will take place as soon as practicable after the Special Meeting.

Representations and Warranties

Coachmen has made certain representations and warranties to Forest River in the Purchase Agreement relating to, among other things, the following:

•	corporate authorization to enter into the Purchase Agreement and to sell substantially all of the assets;
•	noncontravention of corporate charter documents, laws, and contracts, and the absence of encumbrances;
•	accuracy of the financial statements of Coachmen;
•	taxes;
•	ownership and condition of tangible assets, including real and leased property and equipment and machinery;
•	accounts receivable and inventory;
•	intellectual property;
•	material contracts;
•	absence of litigation and compliance with laws; and
•	the absence of a material adverse change in the financial position of Coachmen and Consolidated.

These warranties of Coachmen to Forest River are intended for the benefit of Forest River only, and are not for the benefit of shareholders or the investing public generally. They should not necessarily be taken as a statement of the existence of a state of affairs, but serve to allocate risk among contracting parties.

Forest River has made certain representations and warranties to Coachmen in the Purchase Agreement relating to, among other things, the following:

•	corporate authorization to enter into the Purchase Agreement;
•	noncontrvention of corporate charter documents, laws, and contracts; and
•	financing of the purchase price.

Conduct of Coachmen’s Business Pending the Closing

Coachmen agreed that between the date of the Purchase Agreement and closing it would cause Consolidated to carry on its business in the ordinary and usual course.

Coachmen agreed to provide Forest River with reasonable access to Coachmen’s plants and offices and to furnish Forest River with such additional information concerning the assets as Forest River reasonably requests.

Coachmen agreed to notify Forest River of certain matters, including:

•	the occurrence of any event that would cause any representation or warranty made by Coachmen to be untrue in any material respect; and
•	any failure by Coachmen to comply with any covenant, condition or agreement in any material respect.

Coachmen also agreed to deliver to Forest River any updates to the information provided by Coachmen in schedules to the Purchase Agreement.

Conditions to Completion of the Asset Sale

The parties’ obligations to consummate the Asset Sale will be subject to the satisfaction or waiver of a number of closing conditions. The obligations of Coachmen to close the Asset Sale include the following:

•	Forest River’s representations and warranties made in the Purchase Agreement must be true and correct in all respects;
•	Forest River must have complied with its covenants, agreements and obligations it is required to perform or comply with on or prior to the closing;
•	the transaction must not have been enjoined or restrained by a court of competent jurisdiction, or any other government agency; and
•	all required approvals of government agencies and third parties have been obtained.

The obligations of Forest River to close the Asset Sale include the following:

•	the representations and warranties of Coachmen made in the Purchase Agreement must be true and correct in all respects;
•	Coachmen must have complied with their covenants, agreements and obligations they are required to perform or comply with on or prior to the closing;
•	the sale must not have been enjoined or restrained by a court of competent jurisdiction, or any other government agency; and
•	Forest River shall have received, from counsel of its choosing, an opinion letter relating to antitrust matters.

No Regulatory Approvals

The Asset Sale is not subject to governmental or other regulatory approval.

Covenants Regarding Non-Competition and Non-Solicitation

We have agreed to a five-year noncompete that affects us and our affiliates. The noncompete prohibits us from engaging, in the United States and Canada, in the production or sale of recreational vehicles.

Interests of Certain Persons in the Asset Sale

The Purchase Agreement provides that Michael Terlep, President of Coachmen’s RV Group, must be hired for a period of six (6) months following the closing of the Asset Sale upon terms agreed upon between him and Forest River.

On November 25, 2008, the compensation committee of Coachmen’s board of directors granted restricted Coachmen common shares to the executive officers named below in the amounts set forth beside each person’s name. The grants are conditioned on the closing of the Asset Sale and will vest at the earliest of (i) two years from the date of issuance, provided the employee remains continuously employed by Coachmen, (ii) death, (iii) disability, or (iv) a change of control. With respect to Mr. Terlep, he must return to the employ of Coachmen after his six-month period of employment by Forest River and then remain employed by Coachmen for the balance of the two-year vesting period.

Name	Title	Number of Restricted Shares
Richard M. Lavers	President & CEO	50,000
Colleen A. Zuhl	Chief Financial Officer	20,000
Rick J. Bedell	President, Housing Group	10,000
Leslie G. Thimlar	Vice President of Human Resources	6,000
Michael R. Terlep	President, RV Group	10,000

No other director, executive officer, associate of any director or executive officer or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the Asset Sale that is not otherwise shared by all other shareholders.

Customer Warranty; Repurchase Agreements and Related Expenses

Coachmen agrees to pay all interest rebates, dealer bonuses and any and all similar expenses on recreational vehicles that it has manufactured and sold prior to closing of the Asset Sale. Coachmen shall bear the cost of all warranty service and administration for all recreational vehicles manufactured and sold by it before closing. Coachmen agrees that it is responsible to perform all of its repurchase agreements and agrees to make all payments required pursuant to said agreements. Coachmen shall pay the commission of Forest River’s salespeople for the remarket sale of any and all repurchased units manufactured by Coachmen.

Indemnification

In the event Forest River is determined to be obligated for any liability relating to products manufactured and sold by Coachmen prior to closing, Coachmen agrees to indemnify Forest River for that liability. The indemnification payments are to be paid from the escrow account or a “tail” insurance policy purchased by Coachmen for the benefit of Forest River.

Coachmen agrees to indemnify Forest River from any and all damages arising out of the purchase, sale, use or operation of any product manufactured, sold, or distributed by Coachmen that uses the “Coachmen” name licensed to Coachmen under the Purchase Agreement.

Material Federal Tax Consequences of the Asset Sale

The following is a summary of the material United States federal income tax consequences from the Asset Sale. This discussion does not address any tax consequences arising under the laws of any state, local, or foreign jurisdiction.

The Asset Sale will be a taxable transaction for United States federal income tax purposes. Accordingly, Coachmen will recognize a gain or loss with respect to the sale of assets in an amount equal to the difference between the amount of the consideration received for the assets over the adjusted tax basis in the assets sold. Although the Asset Sale may result in a taxable gain to Coachmen, we believe that a portion of any taxable gain will be offset by available net operating loss carryforwards.

SELECTED PRO FORMA FINANCIAL INFORMATION

The following selected unaudited pro forma financial information is derived from Coachmen’s historical consolidated financial statements for the year ended December 31, 2007, and for the nine months ended September 30, 2007 and September 30, 2008. See “Unaudited Pro Forma Financial Information.”

INCOME STATEMENT DATA
(In Thousands Expect Per-Share Amounts)
(Unaudited)

	Year Ended December 31, 2007 Pro Forma	Nine Months Ended September 30, 2008 Pro Forma	Nine Months Ended September 30, 2007 Pro Forma
Net sales	$119,186	$100,738	$96,703
Cost of goods sold	106,339	83,395	84,090
Gross profit	12,847	17,343	12,613
Selling, general and administrative expenses	22,765	12,449	16,873
(Gain) loss on sale of assets	(74)	3,400	(74)
Operating income	(9,844)	1,494	(4,186)
Interest (income) expense	(994)	201	(1,055)
Other (income) expense	(202)	(566)	(178)
Pre-tax income	(8,648)	1,859	(2,953)
Income taxes	(1,791)	—	(994)
Net income	$(6,857)	$1,859	$(1,959)
Earnings per share:
Basic earnings per share	$(0.44)	$0.12	$(0.12)
Diluted earnings per share	$(0.44)	$0.12	$(0.12)
Weighted average common shares outstanding	15,727	15,787	15,725

BALANCE SHEET DATA
(In Thousands)

As of September 30, 2008
Working Capital	$29,366
Total Assets	$159,257
Long-term debt, less current portion	$2,807
Stockholders’ Equity	$91,520

Appraisal or Dissenters’ Rights

Shareholders who do not approve the Asset Sale may vote against the proposal, but under Indiana law appraisal and dissenters’ rights are not provided to shareholders in connection with this transaction.

Vote Required to Approve the Asset Sale

The Asset Sale requires approval by the holders of a majority of our outstanding common shares entitled to vote at the Special Meeting. If we fail to obtain the shareholder approval of the Asset Sale, we will not be able to consummate the Asset Sale and either Coachmen or Forest River may terminate the Purchase Agreement.

Recommendation of Our Board of Directors

Our board of directors has determined that the Asset Sale is expedient and for the best interests of Coachmen and its shareholders. Our board of directors has approved the Asset Sale, based on the terms of the Purchase Agreement, and recommends that the shareholders vote in favor of the proposal to approve the Purchase Agreement and to authorize the Asset Sale.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL NO. 1 TO APPROVE THE PURCHASE AGREEMENT AND TO AUTHORIZE THE ASSET SALE.

SELECTED FINANCIAL DATA
(In Thousands, Except per Share Amounts)

	Nine Months Ended		Twelve Months Ended
	Sept 30, 2008	Sept 30, 2007	Dec 31, 2007	Dec 31, 2006	Dec 31, 2005	Dec 31, 2004	Dec 31, 2003
Net sales	$292,848	$403,861	$480,840	$564,382	$702,425	$802,346	$636,891
Gross profit	17,238	15,179	12,717	20,216	23,198	78,821	64,486
Net income (loss) from continuing operations	(16,099)	(25,909)	(38,752)	(33,215)	(19,360)	14,258	8,443
Discontinued operations:
Loss from operations of discontinued entities	—	—	—	(795)	(6,370)	(659)	(1,078)
Gain (loss) on sale of assets of discontinued entities	—	—	—	2,205	(620)	1,735	—
Income (loss) from discontinued operations	—	—	—	1,410	(6,990)	1,076	(1,078)
Net income (loss)	$(16,099)	$(24,915)	$(38,752)	$(31,805)	$(26,350)	$15,334	$7,365
Earnings (loss) per share – Basic
Continuing operations	$(1.02)	$(1.58)	$(2.46)	$(2.12)	$(1.24)	$.92	$.55
Discontinued operations	—	—	—	.09	(.45)	.07	(.07)
Net earnings (loss) per share – Basic	(1.02)	(1.58)	(2.46)	(2.03)	(1.69)	.99	.48
Earnings (loss) per share – Diluted
Continuing operations	(1.02)	(1.58)	(2.46)	(2.12)	(1.24)	.92	.55
Discontinued operations	—	—	—	.09	(.45)	.07	(.07)
Net earnings (loss) per share – Diluted	$(1.02)	$(1.58)	$(2.46)	$(2.03)	$(1.69)	$.99	$.48
Cash dividends per share	$—	$.06	$.06	$.18	$.24	$.24	$.24
At year-end:
Working capital(1)	$32,089	$39,395	$25,336	$62,784	$93,308	$121,312	$95,963
Total assets	173,221	217,756	207,668	243,134	322,816	357,723	310,688
Long-term debt	2,807	3,627	3,010	3,862	12,913	14,943	9,419
Shareholders’ equity	105,484	134,901	121,133	160,331	193,803	224,418	211,151
Book value per share	$6.63	$8.55	$7.70	$10.20	$12.30	$14.27	$13.58
Number of employees	1,671	2,461	2,305	2,655	3,677	4,416	4,490

Information About Coachmen

Coachmen was incorporated under the laws of the State of Indiana on December 31, 1964, as the successor to a proprietorship established earlier that year. All references to Coachmen include its wholly-owned subsidiaries and divisions. Coachmen is publicly held with stock listed on the New York Stock Exchange (NYSE) under the ticker symbol COA.

Coachmen operates in two primary business segments, recreational vehicles and housing. The Recreational Vehicle (“RV”) Segment manufactures and distributes Class A and Class C motorhomes, travel trailers, fifth wheels, and camping trailers. Coachmen also manufactures buses compliant with the Americans with Disabilities Act for ARBOC Mobility, LLC. The assets used in the manufacture of the buses are not included in the assets being sold to Forest River. The Housing Segment manufactures and distributes system-built modules for residential buildings.

Coachmen is one of America’s leading manufacturers of recreational vehicles with well-known brand names including Coachmen®, Georgie Boy®, AdrenalineTM, Sportscoach®, and Viking®. Through its Housing Group, Coachmen Industries also comprises one of the nation’s largest producers of system-built homes and residential structures with its All American Homes®, Mod-U-Kraf®, and All American Building SystemsTM brands.

Recreational Vehicle Segment

RV Segment Products.  The RV Segment consists of recreational vehicles. At December 31, 2007, this Group consisted of the following operating companies: Coachmen RV Company, LLC; Coachmen RV Company of Georgia, LLC; Viking Recreational Vehicles, LLC and a Company-owned retail dealership located in Elkhart, Indiana. In addition, Coachmen operates a service facility located in Chino, California.

The principal brand names for the RV Group are Coachmen®, Georgie BoyTM, Sportscoach®, AdrenalineTM and Viking®.

Recreational vehicles are either driven or towed and serve as temporary living quarters for camping, travel and other leisure activities. Recreational vehicles manufactured by Coachmen may be categorized as motorhomes, travel trailers or camping trailers. A motorhome is a self-powered mobile dwelling built on a special heavy-duty motor vehicle chassis. A travel trailer is a non-motorized mobile dwelling designed to be towed behind another vehicle. Camping trailers are smaller towed units constructed with sidewalls that may be raised up and folded out.

The RV Group currently produces recreational vehicles on an assembly line basis in Indiana, Michigan, and Georgia. Components used in the manufacturing of recreational vehicles are primarily purchased from outside sources. The RV Group depends on the availability of chassis from a limited number of manufacturers.

RV Segment Marketing.  Recreational vehicles are generally manufactured against orders received from RV dealers, who are responsible for the retail sale of the product. These products are marketed through approximately 757 independent dealers located in 49 states and internationally and through a Company-owned dealership located in Indiana. Subject to applicable laws, agreements with most of its dealers are cancelable on short notice, provide for minimum inventory levels and establish sales territories. A single recreational vehicle dealer network accounts for approximately 12% of Coachmen’s consolidated net sales.

The RV Group considers itself customer driven. Representatives from sales and service regularly visit dealers in their regions, and respond to questions and suggestions. Plant charters are established for each manufacturing facility, aligning defined brand charters for each product line with the manufacturing capabilities of each facility. Divisions host dealer advisory groups and conduct informative dealer seminars and specialized training classes in areas such as sales and service. Open forum meetings with owners are held at campouts, providing ongoing focus group feedback for product improvements. Engineers and product development team members are encouraged to travel and vacation in Company recreational vehicles to gain a complete understanding and appreciation for the products. The RV Group continuously endeavors to improve its product offerings and reduce product complexity. The Group has achieved a significant transformation of product with its new product development process utilizing its Advanced Design Team.

As a result of these efforts, the RV Group believes it has the ability to adapt to changes in market conditions. Most of the manufacturing facilities can be changed over to the assembly of other existing products in five to eight weeks. In addition, these facilities may be used for other types of light manufacturing or assembly operations. This flexibility enables the RV Group to adjust its manufacturing capabilities in response to changes in demand for its products.

Most dealers’ purchases of RV’s from the RV Group are financed through “floorplan” arrangements. Under these arrangements, a bank or other financial institution agrees to lend the dealer all or most of the purchase price of its recreational vehicle inventory, collateralized by a lien on such inventory. The RV Group generally executes repurchase agreements at the request of the financing institution. These agreements typically provide that, for up to twelve to fifteen months after a unit is financed, Coachmen will repurchase a unit that has been repossessed by the financing institution for the amount then due to the financing institution. Risk of loss resulting from these agreements is spread over Coachmen’s numerous dealers and is further reduced by the resale value of the products repurchased. Resulting mainly from periodic business conditions negatively affecting the recreational vehicle industry, Coachmen has previously experienced losses under repurchase agreements. Accordingly, Coachmen has recorded an accrual for estimated losses under repurchase agreements. In addition to the standard repurchase agreement described above, as of December 31, 2007 Coachmen was contingently liable to the financial institutions up to a maximum of $2.0 million of aggregate losses annually, as defined by the agreement, incurred by the financial institutions on designated dealers with higher credit risks that are accepted into the reserve pool financing program. The RV Group does not finance retail consumer purchases of its products, nor does it guarantee consumer financing.

RV Segment Business Factors.  Many recreational vehicles produced by the RV Group require gasoline or diesel fuel for their operation. Gasoline and diesel fuel have, at various times in the past, been difficult to obtain, and there can be no assurance that the supply of gasoline and diesel fuel will continue uninterrupted, that rationing will not be imposed or that the price of, or tax on fuel will not significantly increase in the future. Shortages of gasoline or diesel fuel and significant increases in fuel prices have had a substantial adverse effect on the demand for recreational vehicles in the past and could have a material adverse effect on demand in the future.

Recreational vehicle businesses are dependent upon the availability and terms of financing used by dealers and retail purchasers. Consequently, increases in interest rates and the tightening of credit through governmental action, economic conditions or other causes have adversely affected recreational vehicle sales in the past and could do so in the future.

Recreational vehicles are high-cost discretionary consumer durables. In the past, recreational vehicle sales have fluctuated in a generally direct relationship to overall consumer confidence and economic prosperity. It appears that the price of gasoline can also affect the demand for recreational vehicles when gas prices reach unusually high levels.

RV Segment Competition and Regulation.  The RV industry is highly competitive, and the RV Group has numerous competitors and potential competitors in each of its classes of products, some of which have greater financial and other resources than Coachmen. Initial capital requirements for entry into the manufacture of recreational vehicles, particularly towables, are comparatively small; however, codes, standards, and safety requirements enacted in recent years may act as deterrents to potential competitors.

The RV Group’s recreational vehicles generally compete at most price points except the ultra high-end, concentrating on the entry to mid level. The RV Group strives to be a quality and value leader in the RV industry. The RV Group emphasizes a quality product and a strong commitment to competitive pricing in the markets it serves. The RV Group estimates that its current overall share of the recreational vehicle market is approximately 3.5% of wholesale shipments, on a unit basis.

The recreational vehicle industry is fairly heavily regulated. The National Highway Traffic Safety Administration (NHTSA), the Transportation Recall Enhancement, Accountability, and Documentation Act (TREAD), state lemon law statutes, laws regulating the operation of vehicles on highways, state and federal product warranty statutes, and state legislation protecting motor vehicle dealerships all impact the way the RV Group conducts its recreational vehicle business.

State and federal environmental laws also impact both the production and operation of Coachmen’s products. Coachmen has an Environmental Department dedicated to efforts to comply with applicable environmental regulations. To date, the RV Group has not experienced any material adverse effect from existing federal, state, or local environmental regulations.

Housing Segment

Housing Segment Products.  The Housing Segment consists of residential structures. Coachmen’s housing subsidiaries (the All American Homes Group, All American Building Systems, LLC, and Mod-U-Kraf Homes, LLC) produce system-built modules for single-family residences, multi-family duplexes, apartments, condominiums, hotels and specialized structures for military use.

All American Homes and Mod-U-Kraf Homes design, manufacture and market system-built housing structures. All American Homes is one of the largest producers of system-built homes in the United States and has four operations strategically located in Colorado, Indiana, Iowa and North Carolina. Mod-U-Kraf operates from a plant in Virginia. Together these plants serve approximately 530 independent builders in 32 states. System-built homes are built to the same local building codes as site-built homes by skilled craftsmen in a factory environment unaffected by weather conditions during production. Production takes place on an assembly line, with components moving from workstation to workstation for framing, electrical, plumbing, drywall, roofing, and cabinet setting, among other operations. An average two-module home can be produced in just a few days. As nearly completed homes when they leave the plant, home modules are delivered to their final locations, typically in two to seven sections, and are crane set onto a waiting basement or crawl space foundation.

All American Building Systems, LLC (AABS) was established by Coachmen in 2003 to pursue opportunities beyond Coachmen’s core single-family residential housing business. AABS designs and markets system-built living facilities such as single-family home subdivisions, apartments, condominiums, townhouses, senior housing facilities and military housing facilities manufactured by Coachmen’s housing plants. The modules are delivered to the site location for final installation.

Due to transportation requirements, system-built structures are often built with more structural lumber and/or steel than site-assembled structures. Faster construction times also allow our customers to occupy buildings much sooner when compared to site-built buildings.

Coachmen announced on September 21, 2007 that it would consolidate its All American Homes production facility located in Zanesville, Ohio with its larger facility located in Decatur, Indiana. This will increase production backlogs and capacity utilization at the Indiana plant as all builders previously served by the Ohio plant will now be served from Indiana. This consolidation was completed during the fourth quarter of 2007.

On March 31, 2006, Coachmen sold 100% of its interest in the capital stock of Miller Building Systems, Inc. for $11.5 million, consisting of cash of $9.0 million and a $2.5 million secured note. The note, which is included in other long-term assets on the Consolidated Balance Sheet, is to be repaid over 5 years and bears interest at the 1 year LIBOR rate plus 2.75% per annum with quarterly interest payments beginning September 30, 2006. Principal payments of $125,000 per quarter commence on June 30, 2009 and continue through the maturity date of March 31, 2011. In addition, Coachmen accepted a $2.0 million contingent earn-out note. In October 2007, a subsequent agreement with Miller Building Systems waived the interest on the secured $2.5 million note for two years; hence no interest will be earned from March 31, 2007 to March 31, 2009. The subsequent agreement with Miller Building Systems also canceled the $2.0 million contingent earn-out note. There is no financial impact as a result of this cancellation. In accordance with Statement of Financial Accounting Standard No. 144, the division qualified as a separate component of Coachmen’s business and as a result, the operating results of the division have been accounted for as a discontinued operation. Previously reported financial results for all periods presented have been restated to reflect this business as a discontinued operation. Net sales of Miller Building Systems, Inc. for the years ended December 31, 2006 and 2005 were $7.5 million and $41.6 million, respectively, and the pre-tax income (loss) for the years ended December 31, 2006 and 2005 were $1.5 million and $(8.2) million, respectively. In connection with this sale, $1.7 million of industrial revenue bonds were paid off as of March 31, 2006. During April 2006, Coachmen terminated the $1.5 million and $235,000 interest rate swaps that had been associated with these revenue bonds.

Housing Segment Marketing.  The Housing Group participates in the system-built or modular subset of the overall housing market. Housing is marketed directly to approximately 530 builders in 32 states who will sell, rent or lease the buildings to the end-user.

The Housing Group regularly conducts builder meetings to review the latest in new design options and component upgrades. These meetings provide an opportunity for valuable builder input and suggestions at the planning stage. The system-built traditional homes business has historically been concentrated in the rural, scattered-lot markets in the geographic regions served. Coachmen has also successfully launched initiatives to supply product into additional markets, including various forms of single and multi-family residential products for more urban-suburban markets, group living facilities, military housing, motels/hotels and other residential structures.

In 2003, Coachmen formed All American Building Systems, LLC. All American Building Systems is responsible for expanding sales into new markets for Coachmen’s products through channels other than the traditional builder/dealer network. Many of these new markets are “large project” markets such as dormitories, military barracks and apartments that typically have a long incubation period, but can result in contracts of a substantial size.

We also launched several initiatives going direct in selected venues, with two “home stores” offering turn-key houses to consumers at Mod-U-Kraf and at All American Homes of Indiana. In addition, we are also introducing high-end modular homes to the long ignored subdivision sector, where 80% of housing sales occur.

The success of system-built buildings in the commercial market is the result of innovative designs that are created by listening to customer needs and taking advantage of advancements in technology. While price is often a key factor in the purchase decision, other factors may also apply, including delivery time, quality and prior experience with manufacturers. A significant benefit to the customer is the speed with which system-built buildings can be made available for use compared to on-site construction. The sales staff calls on prospective customers in addition to maintaining continuing contact with existing customers and assists its customers in developing building specifications to facilitate the preparation of a quotation. The sales staff, in conjunction with the engineering staff, maintains ongoing contact with the customer for the duration of the building project.

Housing Segment Business Factors.  As a result of transportation costs, the effective distribution range of system-built homes and residential buildings is limited. The normal shipping area from each manufacturing facility is typically 200 to 300 miles for system-built homes and 600 miles for major projects.

The overall strength of the economy and the availability and terms of financing used by builders, general contractors and end-users have a direct impact on the sales of the Housing Group. Consequently, increases in interest rates and the tightening of credit due to government action, economic conditions or other causes have adversely affected the Group’s sales in the past and could do so in the future. The Housing Group continued to face a challenging housing market in 2007. The December figures on housing starts from the U.S. Census Bureau show a 28.6% year to year decline in new single-family homes nationwide, and a 27.2% decline in the Midwest region served by the Group’s plants in Indiana and Iowa. The softening of the home markets includes the Southeastern and middle Atlantic markets, which are served by the Group’s plants in Virginia and North Carolina. Single-family housing starts in the South region showed a year to year decline of 28.7% in December.

Housing Segment Competition and Regulation.  Competition in the system-built building industry is intense, and the Housing Group competes with a number of entities, some of which have greater financial and other resources than Coachmen. The demand for system-built homes may be impacted by the ultimate purchaser’s acceptance of system-built homes as an alternative to site-built homes. To the extent that system-built buildings become more widely accepted as an alternative to conventional on-site construction, competition from local contractors and manufacturers of other pre-engineered building systems may increase. In addition to the competition from companies designing and constructing on-site buildings, the Housing Group competes with numerous system-built building manufacturers and manufactured home producers that operate in particular geographical regions.

The Housing Group competes for orders from its customers primarily on the basis of quality, design, timely delivery, engineering capability, reliability and price. The Group believes that the principal basis on which it competes with on-site construction is the combination of: the timeliness of factory versus on-site construction, the cost of its products relative to on-site construction, the quality and appearance of its buildings, its ability to design and engineer buildings to meet unique customer requirements, and reliability in terms of completion time. Manufacturing efficiencies, quantity purchasing and generally lower wage rates of factory construction, even with the added transportation expense, result in the cost of system-built buildings being equal to or lower than the cost of on-site construction of comparable quality. This process of manufacturing the building modules in a controlled environment, while the builder prepares the site, can significantly increase the quality of the end product and reduce the time to completion on a customer’s project.

Customers of the Housing Group are generally required to obtain building installation permits from applicable governmental agencies. Buildings completed by the Group are manufactured and installed in accordance with applicable building codes set forth by the particular state or local regulatory agencies.

State building code regulations applicable to system-built buildings vary from state to state. Many states have adopted codes that apply to the design and manufacture of system-built buildings, even if the buildings are manufactured outside the state and delivered to a site within that state’s boundaries. Generally, obtaining state approvals is the responsibility of the manufacturer. Some states require certain customers to be licensed in order to sell or lease system-built buildings. Additionally, certain states require a contractor’s license from customers for the construction of the foundation, building installation, and other on-site work. On occasion, the Housing Group has experienced regulatory delays in obtaining the various required building plan approvals. In addition to some of its customers, the Group actively seeks assistance from various regulatory agencies in order to facilitate the approval process and reduce the regulatory delays.

Competition in the major projects arena is comprised primarily of traditional site builders and other system-built producers. Major projects are typically awarded through a bid process and in the case of large government contracts, such as military barracks projects, a larger prime contractor with adequate bonding capacity will submit bids for all phases of the contract. Once awarded, the prime contractor will arrange for the construction of buildings for the project to various subcontractors, including the Housing Group. Typically, system-built producers have a cost advantage over site builders, particularly relating to the Federal wage requirements of the Davis-Bacon Act, speed of building completion and minimization of weather-related construction delays. With non-government contracts such as apartments and dormitories, the Housing Group may act as a subcontractor or as the prime contractor for the project. In such cases, advantages are held in the overall cost of the project through the speed of completion afforded by the Housing Group’s production methods.

General (Applicable to All of Coachmen’s Principal Markets)

Business Segments.  The table below sets forth the composition of Coachmen’s net sales from continuing operations for each of the last three years (dollar amounts in millions):

	2007		2006		2005
	Amount	%	Amount	%	Amount	%
Recreational Vehicles	$361.6	75.2	$404.7	71.7	$522.2	74.3
Housing	119.2	24.8	159.7	28.3	180.2	25.7
Total	$480.8	100.0	$564.4	100.0	$702.4	100.0

Seasonality.  Historically, Coachmen has experienced greater sales during the second and third quarters with lesser sales during the first and fourth quarters. This reflects the seasonality of RV sales for products used during the summer camping season and also the adverse impact of weather on general construction for the system-built building applications.

Employees.  At December 31, 2007, Coachmen employed 2,305 people, 609 of whom are salaried and involved in operations, engineering, purchasing, manufacturing, service and warranty, sales, distribution, marketing, human resources, accounting and administration. Coachmen provides group life, dental, vision services, hospitalization, and major medical plans under which the employee pays a portion of the cost. In addition, employees can participate in a 401(k) plan and a stock purchase plan. Certain employees also participate in deferred and supplemental deferred compensation plans (see Note 9 of Notes to Consolidated Financial Statements). Coachmen considers its relations with employees to be good.

Research and Development.  During 2007, Coachmen’s continuing operations spent approximately $6.3 million on research related to the development of new products and improvement of existing products. The amounts spent in 2006 and 2005 were approximately $6.7 million and $7.2 million, respectively.

Property  We own or lease 2,823,311 square feet of plant and office space, located on 708.5 acres, of which 2,323,191 square feet are used for manufacturing, 222,476 square feet are used for warehousing and distribution, 10,024 square feet are used for research and development, 128,940 square feet are used for customer service and 138,680 square feet are offices. Included in these numbers are 39,310 square feet leased to others and 331,183 square feet available for sale or lease. The properties that are shown as available for sale or lease are not classified as real estate held for sale in the consolidated financial statements as they do no meet the criteria for such classification outlined in SFAS No. 144, Accounting for the Impairment or Disposal

of Long-Lived Assets. We believe that our present facilities, consisting primarily of steel clad, steel frame or wood frame construction and the machinery and equipment contained therein, are well maintained and in good condition.

The following table indicates the location, number and size of our properties by segment as of December 31, 2007:

Location	Acreage	No. of Buildings	Building Area (Sq. Ft.)
Properties Owned and Used by Registrant:
Recreational Vehicle Group
Fitzgerald, Georgia	29.6	5	170,670
Elkhart, Indiana	6.0	1	29,886
Middlebury, Indiana	170.8	27	1,138,643
Centreville, Michigan	105.0	4	84,865
Subtotal	311.4	37	1,424,064
Housing Group
Milliken, Colorado	23.0	1	151,675
Dyersville, Iowa	20.0	1	168,277
Decatur, Indiana	40.0	2	215,995
Rutherfordton, North Carolina	37.8	1	169,177
Rocky Mount, Virginia	44.7	6	137,693
Subtotal	165.5	11	842,817
Other
Elkhart, Indiana	16.2	3	53,841
Middlebury, Indiana	1.3	2	4,800
Subtotal	17.5	5	58,641
Total owned and used	494.4	53	2,325,522
Properties Leased and Used by Registrant:
Recreational Vehicle Group
Chino, California(1)	4.7	3	84,296
Elkhart, Indiana	7.8	1	43,000
Total leased and used	12.5	4	127,296
Properties Owned by Registrant and Leased to Others:
Other
Crooksville, Ohio	10.0	2	39,310
Total owned and leased	10.0	2	39,310
Properties Owned by Registrant and Available for Sale or Lease:
Recreational Vehicle Group
Edwardsburg, Michigan	30.4	3	115,120
Subtotal	30.4	3	115,120
Housing Group
Decatur, Indiana	3.3	2	86,310
Zanesville, Ohio	23.0	2	129,753
Subtotal	26.3	4	216,063
Other
Middlebury, Indiana	132.8	—	—
Pigeon Forge, Tennessee	2.1	—	—
Subtotal	134.9	—	—
Total owned and available for sale or lease	191.6	7	331,183
Total Company	708.5	66	2,823,311

(1)	65,837 Sq. Ft. sub-leased as of November 1, 2007

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma financial information should be read in conjunction with the related notes and with Coachmen’s historical consolidated financial statements for the year ended December 31, 2007, and for the nine months ended September 30, 2007 and September 30, 2008, included in this proxy statement starting with page F-1.

The unaudited pro forma financial information is derived from Coachmen’s historical financial statements, adjusted to reflect the Asset Sale as if it had occurred on September 30, 2008 with respect to the pro forma balance sheet, and as of the first day of each period presented with respect to the pro forma statements of income.

The unaudited pro forma financial information is presented for informational purposes only, is based upon estimates by Coachmen’s management and is not intended to be indicative of actual results of operations or financial position that would have been achieved had the transaction been consummated as of the beginning of each period indicated above, nor does it purport to indicate results which may be attained in the future.

PRO FORMA INCOME STATEMENT FOR THE YEAR ENDED DECEMBER 31, 2007
(Unaudited)
(In Thousands, Except Per Share Amounts)

	Historical	Adjustments	Pro Forma
Net Sales	$480,840	$(361,654)	$119,186
Cost of Goods Sold	468,123	(361,784)	106,339
Gross Profit	12,717	(130)	12,847
Selling, General & Administrative Expenses (Note 1)	49,022	(26,257)	22,765
(Gain) Loss on Sale of Assets	2,835	2,909	(74)
Operating Income	(39,140)	(29,296)	(9,844)
Interest (Income) Expense (Note 2)	2,009	3,003	(994)
Other (Income) Expense	(606)	(404)	(202)
Pre-tax Income	(40,543)	(31,895)	(8,648)
Income Taxes	(1,791)	—	(1,791)
Net Profit (Loss)	$(38,752)	$(31,895)	$(6,857)
Earnings per Share:
Basic Earnings per Share	$(2.46)	$(2.03)	$(0.44)
Diluted Earnings per Share	$(2.46)	$(2.03)	$(0.44)
Weighted Average Shares Outstanding	15,727	15,727	15,727

PRO FORMA INCOME STATEMENT FOR THE YEAR ENDED DECEMBER 31, 2006
(Unaudited)
(In Thousands, Except Per Share Amounts)

	Historical	Adjustments	Pro Forma
Net Sales	$564,382	$(404,710)	$159,672
Cost of Goods Sold	544,166	(404,427)	139,739
Gross Profit	20,216	283	19,933
Selling, General & Administrative Expenses (Note 1)	44,558	(21,708)	22,850
(Gain) Loss on Sale of Assets	(8,689)	(693)	(7,996)
Operating Income	(15,653)	(20,732)	5,079
Interest (Income) Expense (Note 2)	2,212	3,713	(1,501)
Other (Income) Expense	(1,165)	(743)	(422)
Pre-tax Income	(16,700)	(23,702)	7,002
Income Taxes	16,515	12,585	29,100
Net Profit (Loss)	$(33,215)	$(11,117)	$(22,098)
Earnings per Share:
Basic Earnings per Share	$(2.12)	$(0.71)	$(1.41)
Diluted Earnings per Share	$(2.12)	$(0.71)	$(1.41)
Weighted Average Shares Outstanding	15,633	15,633	15,633

PRO FORMA INCOME STATEMENT FOR THE YEAR ENDED DECEMBER 31, 2005
(Unaudited)
(In Thousands, Except Per Share Amounts)

	Historical	Adjustments	Pro Forma
Net Sales	$702,425	$(522,194)	$180,231
Cost of Goods Sold	679,227	(523,166)	156,061
Gross Profit	23,198	(972)	24,170
Selling, General & Administrative Expenses (Note 1)	59,114	(32,130)	26,984
(Gain) Loss on Sale of Assets	913	(27)	940
Operating Income	(36,829)	(33,075)	(3,754)
Interest (Income) Expense (Note 2)	986	3,155	(2,169)
Other (Income) Expense	(461)	(43)	(418)
Pre-tax Income	(37,354)	(36,187)	(1,167)
Income Taxes	(17,994)	17,535	(459)
Net Profit (Loss)	$(19,360)	$(18,652)	$(708)
Earnings per Share:
Basic Earnings per Share	$(1.24)	$(1.20)	$(0.05)
Diluted Earnings per Share	$(1.24)	$(1.20)	$(0.05)
Weighted Average Shares Outstanding	15,551	15,551	15,551

PRO FORMA INCOME STATEMENT FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008
(Unaudited)
(In Thousands, Except Per Share Amounts)

	Historical	Adjustments	Pro Forma
Net Sales	$292,848	$(192,110)	$100,738
Cost of Goods Sold	275,610	(192,215)	83,395
Gross Profit	17,238	(105)	17,343
Selling, General & Administrative Expenses (Note 1)	28,836	(16,387)	12,449
(Gain) Loss on Sale of Assets	3,135	(265)	3,400
Operating Income	(14,733)	(16,227)	1,494
Interest (Income) Expense (Note 2)	2,282	2,081	201
Other (Income) Expense	(916)	(350)	(566)
Pre-tax Income	(16,099)	(17,958)	1,859
Income Taxes	—	—	—
Net Profit (Loss)	$(16,099)	$(17,958)	$1,859
Earnings per Share:
Basic Earnings per Share	$(1.02)	$(1.14)	$0.12
Diluted Earnings per Share	$(1.02)	$(1.14)	$0.12
Weighted Average Shares Outstanding	15,815	15,815	15,815

PRO FORMA INCOME STATEMENT FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007
(Unaudited)
(In Thousands, Except Per Share Amounts)

	Historical	Adjustments	Pro Forma
Net Sales	$403,861	$(307,158)	$96,703
Cost of Goods Sold	388,682	(304,592)	84,090
Gross Profit	15,179	2,566	12,613
Selling, General & Administrative Expenses (Note 1)	37,094	(20,221)	16,873
(Gain) Loss on Sale of Assets	3,262	3,336	(74)
Operating Income	(25,177)	(20,991)	(4,186)
Interest (Income) Expense (Note 2)	1,218	2,273	(1,055)
Other (Income) Expense	(486)	(308)	(178)
Pre-tax Income	(25,909)	(22,956)	(2,953)
Income Taxes	(994)	—	(994)
Net Profit (Loss)	$(24,915)	$(22,956)	$(1,959)
Earnings per Share:
Basic Earnings per Share	$(1.58)	$(1.46)	$(0.12)
Diluted Earnings per Share	$(1.58)	$(1.46)	$(0.12)
Weighted Average Shares Outstanding	15,725	15,725	15,725

PRO FORMA BALANCE SHEET AS OF SEPTEMBER 30, 2008
(Unaudited)
(In Thousands)

	Historical	Adjustments	Pro Forma
ASSETS:
Cash and Cash Equivalents (Note 3)	$2,621	$42,200	$44,821
Accounts Receivable, Net	20,073	(10,463)	9,610
Refundable Income Taxes	1,552	—	1,552
Total Prepaid Expenses	3,203	(455)	2,748
Real Estate Held For Sale	5,021	—	5,021
Inventory, Net	55,937	(34,005)	21,932
Total Current Assets	88,407	(2,723)	85,684
Fixed Assets, Net	44,452	(11,241)	33,211
Notes Receivable, Outside	2,548	—	2,548
Rental Properties	335	—	335
Investments	1,863	—	1,863
Goodwill	12,993	—	12,993
CSV of Life Insurance	22,623	—	22,623
Total Assets	$173,221	$(13,964)	$159,257
LIABILITIES AND EQUITY:
Line of Credit	$15,000	$—	$15,000
Notes Payable – Floorplan	3,294	—	3,294
Current Maturities of Long-Term Debt	819	—	819
Accounts Payable	13,332	—	13,332
Customer Deposits	2,909	—	2,909
Accrued Expenses	20,467	—	20,467
Income Taxes Payable	497	—	497
Total Current Liabilities	56,318	—	56,318
Notes Payable	77	—	77
Mortgage Payable	2,730	—	2,730
Deferred Taxes	1,990	—	1,990
Other Payables	6,622	—	6,622
Total Liabilities	67,737	—	67,737
Capital Stock	92,665	—	92,665
Additional Paid-in Capital	7,697	—	7,697
Retained Earnings	63,828	(13,964)	49,864
Accumulated Other Comprehensive Loss	(32)	—	(32)
Treasury Stock	(58,674)	—	(58,674)
Total Equity	105,484	(13,964)	91,520
Total liabilities and equity	$173,221	$(13,964)	$159,257

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

Note 1:	Selling, General & Administrative Expense adjustments include an estimate of the reduction in Corporate General & Administrative Expenses, due to the elimination of the RV Group ($1,937,000 per full year periods, $1,453,000 per 9-month periods).
Note 2:	Interest Income (Expense) adjustments include a reduction of Outside Interest Expense incurred and attributable to the RV Group during the periods.
Note 3:	Cash and Cash Equivalents adjustments include $32,200,000 in estimated cash to be received for sale of the RV Group assets, plus the $10,000,000 Escrow.

UNAUDITED FINANCIAL STATEMENTS OF THE RV GROUP BUSINESS SEGMENT
OF COACHMEN INDUSTRIES, INC. AND SUBSIDIARIES

The following are unaudited financial statements of the recreational vehicle business segment (the “RV Group”) of Coachmen Industries, Inc. and Subsidiaries (the “Company”). These unaudited financial statements have been derived from the historical financial data of the Company and include unaudited balance sheets of the RV Group business segment as of September 30, 2008, September 30, 2007, December 31, 2007, December 31, 2006 and December 31, 2005, and the related unaudited statements of operations, changes in net business segment equity, and cash flows for the nine months ended September 30, 2008 and 2007 (excluding changes in net business segment equity), and for each of the years in the three-year period ended December 31, 2007. These unaudited financial statements reflect the assets and liabilities, operations, and cash flows of the RV Group business segment. The unaudited financial statements are not necessarily indicative of the financial position, results of operations, or cash flows that would have occurred had the RV Group business been a stand-alone entity during the periods presented, nor is it indicative of future results of the RV Group business.

The unaudited financial statements of the RV Group are qualified in their entireties by and should be read in conjunction with, the audited historical consolidated financial statements of Coachmen Industries, Inc. and Subsidiaries, including the notes thereto, included elsewhere in this proxy statement.

COACHMEN INDUSTRIES, INC.

RV GROUP BALANCE SHEETS
(In Thousands)
(Unaudited)

	September 30,		December 31,
	2008	2007	2007	2006	2005
ASSETS
Current assets
Cash and temporary cash investments	$329	$1,071	$590	$302	$420
Marketable securities	—	—	—	—	—
Trade receivables	10,206	21,196	7,944	23,018	37,486
Other receivables	2,888	1,541	3,313	432	405
Refundable income taxes	—	—	—	—	—
Inventories	36,809	52,639	58,740	64,614	84,219
Prepaid expenses and other	455	413	280	753	583
Assets held for sale	—	—	—	288	41
Total current assets	50,687	76,860	70,867	89,407	123,154
Property, plant and equipment, at cost	49,589	54,237	52,239	54,279	68,280
Less, accumulated depreciation	(31,036)	(32,023)	(31,011)	(30,298)	(36,876)
Property, plant and equipment, net	18,553	22,214	21,228	23,981	31,404
Notes receivable	—	2,055	2,043	2,088	132
Goodwill	—	—	—	3,871	4,132
Total assets	$69,240	$101,129	$94,138	$119,347	$158,822
LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable, trade	$4,589	$10,271	$3,878	$5,501	$12,637
Accrued income taxes	—	—	—	(1,555)	(4,121)
Accrued expenses and other liabilities	8,354	11,987	15,286	14,308	28,633
Floorplan notes payable	3,294	3,774	4,116	4,156	4,361
Current maturities of long-term debt	13	56	12	191	190
Total current liabilities	16,250	26,088	23,292	22,601	41,700
Long-term debt	69,250	120,077	125,681	109,709	144,177
Total liabilities	85,500	146,165	148,973	132,310	185,877
Shareholders’ equity	(16,260)	(45,036)	(54,835)	(12,963)	(27,055)
Total liabilities and shareholders’ equity	$69,240	$101,129	$94,138	$119,347	$158,822

COACHMEN INDUSTRIES, INC.

RV GROUP STATEMENTS OF OPERATIONS
(In Thousands)
(Unaudited)

	Nine Months Ended September 30,		Twelve Months Ended December 31,
	2008	2007	2007	2006	2005
Net sales	$193,319	$307,158	$361,655	$404,710	$522,194
Cost of sales	193,809	304,592	361,785	404,427	523,166
Gross profit (loss)	(490)	2,566	(130)	283	(972)
Operating expenses:
Selling	8,793	11,156	14,434	14,904	17,953
General and administrative	10,193	12,519	16,429	11,448	20,843
(Gain) loss on sale of assets	(264)	3,336	2,909	(693)	(27)
	18,722	27,011	33,772	25,659	38,769
Operating loss	(19,212)	(24,445)	(33,902)	(25,376)	(39,741)
Nonoperating (income) expense:
Interest expense	19	334	412	750	1,061
Other income, net	(350)	(308)	(404)	(743)	(42)
	(331)	26	8	7	1,019
Loss before income taxes	(18,881)	(24,471)	(33,910)	(25,383)	(40,760)
Income taxes	—	—	—	—	—
Net loss	(18,881)	(24,471)	(33,910)	(25,383)	(40,760)
Income (loss) from discontinued operations	—	—	—	(828)	420
Net loss after discontinued operations	$(18,881)	$(24,471)	$(33,910)	$(26,211)	$(40,340)

COACHMEN INDUSTRIES, INC.

RV GROUP STATEMENTS OF EQUITY
(In Thousands)
(Unaudited)

Total Equity
Balance at January 1, 2005	$5,401
Net Income (Loss)	(40,341)
Other Adjustments to Equity(1)	7,885
Balance at December 31, 2005	(27,055)
Net Income (Loss)	(26,211)
Recapitalization	31,560
Other Adjustments to Equity(1)	8,743
Balance at December 31, 2006	(12,963)
Net Income (Loss)	(33,910)
Other Adjustments to Equity(1)	(7,962)
Balance at December 31, 2007	(54,835)
Net Income (Loss)	(18,881)
Recapitalization	47,184
Other Adjustments to Equity(1)	10,272
Balance at September 30, 2008	$(16,260)

(1)	Other adjustments to equity include dividends and note adjustments.

COACHMEN INDUSTRIES, INC.

RV GROUP STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)

	Nine Months Ended September 30,		Twelve Months Ended December 31,
	2008	2007	2007	2006	2005
Cash flows from oerating activities
Net loss	$(18,881)	$(24,471)	$(33,909)	$(26,211)	$(40,341)
Adjustments to reconcile net loss to net cash flow from operations:
Depreciation	2,074	2,418	3,156	3,548	3,515
Amortization	—	3,871	3,871	261	(261)
Change in bad debt reserve	(33)	14	(43)	(147)	(32)
(Gain) loss on sale of assets	(265)	3,336	2,909	(693)	(27)
Changes in accounts receivable	(1,803)	699	12,236	14,588	8,995
Changes in inventory	21,931	11,975	5,874	19,605	10,307
Changes in prepaid expenses	(175)	339	472	(169)	406
Changes in accounts payable	711	4,770	(1,623)	(7,136)	485
Changes in income taxes	—	1,556	1,556	2,565	(5,047)
Changes in accruals	(5,411)	(2,309)	(615)	(14,258)	13,481
Other	1,377	1,530	3,527	(2,871)	1,961
Cash flow from operating activities	(475)	3,728	(2,588)	(10,918)	(6,558)
Cash flows from investing activities
Capital expenditures	(575)	(937)	(1,990)	(1,336)	(3,904)
Proceeds from sale of property and equipment	1,202	1,108	2,833	4,032	36
Other changes in fixed assets	146	2	4	636	238
Cash flow from investing activities	773	173	847	3,302	(3,630)
Cash flows from financing activities:
Changes in debt	(10,924)	8,630	14,151	(2,510)	4,075
Changes in long-term liabilities
Issue (purchase) of stock
Changes in retained earnings	10,364	(11,762)	(12,122)	10,099	6,315
Cash flow from financing activities	(559)	(3,133)	2,029	7,498	10,390
Change in cash and equivalents	(261)	769	288	(118)	203
Cash and cash equivalents:
Beginning of period, Cash	590	302	302	420	217
End of period, Cash	$329	$1,071	$590	$302	$420

RECREATIONAL VEHICLE BUSINESS SEGMENT OF COACHMEN INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1. Nature of Operations and Accounting Policies

Organization — The unaudited financial statements of the RV Group have been carved out from the consolidated financial statements of Coachmen Industries, Inc. and it’s Subsidiaries (the “Company”) using the historical assets and liabilities, results of operations, and cash flows of the Company attributable to the RV Group. The carve-out financial statements include allocations for certain corporate expenses incurred by the Company on behalf of the RV Group. Management believes the assumptions underlying the carve-out financial statements of the RV Group are reasonable; however, the RV Group’s financial position, results of operations, and cash flows may have been materially different if it had been operated as a stand-alone entity as of and for the periods presented.

As a business segment of the Company, the RV Group is dependent upon the Company for all of its working capital requirements. Accordingly, the transfers of financial resources between the Company and the RV Group are reflected as a component of intercompany debt which is classified as long term debt in the Balance Sheet and net business segment equity accounts.

Nature of Operations — The Recreational Vehicle Segment (“RV”, “RV Group”, “RV Segment”) of Coachmen Industries, Inc. manufactures a full array of recreational vehicles. Recreational vehicles are sold through a nationwide dealer network.

Use of Estimates — The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition — For the RV Segment, the shipping terms are free on board (“FOB”) shipping point and title and risk of ownership are transferred to the independent dealers at that time. Accordingly, sales are recognized as revenue at the time the products are shipped.

Concentrations of Credit Risk —  Financial instruments that potentially subject the RV Segment to credit risk consist primarily of cash and cash equivalents and trade receivables. The RV Segment has a concentration of credit risk in the recreational vehicle industry, although there is no geographic concentration of credit risk. A single recreational vehicle dealer network accounts for approximately 12% of the Company’s 2007 consolidated net sales. No single customer accounted for more than 10% of consolidated net sales in 2006 or 2005. The RV Segment performs ongoing credit evaluations of its customers’ financial conditions and sales to its recreational vehicle dealers are generally subject to pre-approved dealer floorplan financing whereby the RV Segment is paid upon delivery or shortly thereafter. The RV Segment generally requires no collateral from its customers. Future credit losses are provided for currently through the allowance for doubtful receivables, and actual credit losses are charged to the allowance when incurred.

Fair Value of Financial Instruments — The carrying amounts of cash and cash equivalents, receivables and accounts payable approximated fair value as of December 31, 2007 and 2006, because of the relatively short maturities of these instruments.

Inventories — Inventories are valued at the lower of cost (first-in, first-out method) or market.

RECREATIONAL VEHICLE BUSINESS SEGMENT OF COACHMEN INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1. Nature of Operations and Accounting Policies  – (continued)

Property, Plant and Equipment — Property, plant and equipment are carried at cost less accumulated depreciation. Amortization of assets held under capital leases is included in depreciation and amortized over the estimated useful life of the asset. Depreciation is computed using the straight-line method on the costs of the assets, at rates based on their estimated useful lives as follows:

Land improvements	3 – 15 years
Buildings and improvements	10 – 30 years
Machinery and equipment	3 – 10 years
Transportation equipment	2 – 7 years
Office furniture and fixtures, including capitalized computer software	2 – 10 years

Upon sale or retirement of property, plant and equipment, including long-lived assets held for sale and rental properties, the asset cost and related accumulated depreciation is removed from the accounts and any resulting gain or loss is included in earnings.

Long-Lived Assets — Long-lived assets held and used by the RV Segment, including property, plant and equipment and intangible assets are reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable (see Note 8 for asset impairments recorded in 2007 and 2005, including impairments of intangible assets).

Goodwill represents the excess of the purchase price over the fair value of net tangible and identifiable intangible assets of acquired businesses. Goodwill assets deemed to have indefinite lives are not amortized, but are subject to impairment tests at least annually in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. The RV Segment reviews the carrying amounts of goodwill assets annually by segment to determine if such assets may be impaired. If the carrying amounts of these assets are not recoverable based upon a discounted cash flow analysis, such assets are reduced by the estimated shortfall of fair value to recorded value. At December 31, 2005 and 2006, the RV Segment had $4.1 million and $3.9 million respectively attributable to the RV reporting unit. The RV reporting unit goodwill originated from the RV Segment’s purchase of recreational vehicle assets. The RV Segment conducted its annual goodwill impairment test as required by FASB Statement No. 142, Goodwill and Other Intangible Assets, during the fourth quarter of 2005 and 2006 and the results indicated that the estimated fair value of the RV reporting unit exceeded their carrying value. As a result of the continued weakness in the RV market, combined with continuing losses incurred by the RV reporting unit, SFAS No. 142 required the RV Segment to perform an interim goodwill impairment evaluation during the quarter ended June 30, 2007. Because the carrying value of the RV reporting unit exceeded its fair value as calculated using the expected present value of future cash flows, the RV Segment concluded that the goodwill was impaired as of June 30, 2007. Accordingly, the RV Segment recorded a non-cash goodwill impairment charge of $3.9 million in the quarter ended June 30, 2007.

RECREATIONAL VEHICLE BUSINESS SEGMENT OF COACHMEN INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1. Nature of Operations and Accounting Policies  – (continued)

The changes in the carrying amount of goodwill for the years ended December 31, 2008, 2007 and 2006 and the nine-month periods ended September 30, 2008 and 2007 are as follows (in thousands):

Balance at January 1, 2005	$4,132
Balance at December 31, 2005	4,132
Balance at January 1, 2006	4,132
Allocation to discontinued operations	(260)
Balance at December 31, 2006	3,872
Impairment charge	(3,872)
Balance at September 30, 2007	—
Balance at December 31, 2007	—
Balance at September 30, 2008	$—

Warranty Expense — The RV Segment provides to its customers a variety of warranties on its products ranging from 1 to 2 years in length and up to ten years on certain structural components. Estimated costs related to product warranty are accrued at the time of sale and included in cost of sales. General warranty reserves are based upon past warranty claims and sales history and adjusted as required to reflect actual costs incurred, as information becomes available. Specific warranty reserves are based on specific identified issues with the amounts accrued based on the estimated cost to correct the problem. Warranty expense from continuing operations totaled $15.5 million, $19.1 million and $31.7 million in 2007, 2006 and 2005, respectively. Warranty expense from continuing operations totaled $5.7 million and $13.6 million for the nine-month periods ending September 30, 2008 and 2007 respectively. The higher warranty expense for 2005 is primarily the result of specific reserves established related to the recall of camping trailer lift systems and the repair of laminated sidewalls of certain of the RV Segment’s recreational vehicles. The decrease in 2007 is primarily a result of decreased sales and improvements in quality.

Changes in the RV Segment’s warranty liability during the years ended December 31, 2007, 2006 and 2005 were as follows (in thousands):

	2007	2006	2005
Balance of accrued warranty at January 1	$8,883	$17,637	$7,739
Warranties issued during the period and changes in liability for pre-existing warranties	14,034	16,689	29,902
Cash settlements made during the period	(29,461)	(43,209)	(20,004)
Balance of accrued warranty at December 31	$6,544	$8,883	$17,637

The decrease in warranty accrual for 2007 of $2.3 million to $6.5 million is the result of specific reserves established in 2005 related to the recall of defective camping trailer lift systems and the repair of defective material used in laminated sidewalls of certain of the RV Segment’s recreational vehicles, lower sales levels and improvements in quality. Most of the claims against the specific reserves were paid by the RV Segment in 2006 and in the first quarter of 2007.

RECREATIONAL VEHICLE BUSINESS SEGMENT OF COACHMEN INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1. Nature of Operations and Accounting Policies  – (continued)

Changes in the RV Segment’s warranty liability during the nine-month periods ending September 30, 2008 and 2007 were as follows (in thousands):

	2008	2007
Balance of accrued warranty at January 1	$6,544	$8,883
Warranties issued during the period and changes in liability for pre-existing warranties	5,276	12,199
Cash settlements made during the period	(7,989)	(13,317)
Balance of accrued warranty at September 30	$3,831	$7,765

The decrease in warranty accrual from September 2007 to September 2008 is the result of decreased sales and improvements in quality.

New Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 157, Fair Value Measurements (SFAS No. 157). SFAS No. 157 establishes a framework for measuring the fair value of assets and liabilities. This framework is intended to provide increased consistency in how fair value determinations are made under various existing accounting standards which permit, or in some cases require, estimates of fair market value. SFAS No. 157 also expands financial statement disclosure requirements about a company’s use of fair value measurements, including the effect of such measures on earnings. SFAS No. 157 is required to be adopted at the beginning of the fiscal year ending December 31, 2008. Management is currently evaluating the impact that SFAS No. 157 will have on the financial statements.

In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS No. 159). SFAS No. 159 permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 will be effective for the RV Segment at the beginning of the fiscal year ending December 31, 2008. Management is currently evaluating the impact that SFAS No. 159 will have on the financial statements.

In December 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 141(revised 2007), Business Combinations, (SFAS No. 141R). SFAS No. 141R provides revised guidance on how acquirers recognize and measure the consideration transferred, identifiable assets acquired, liabilities assumed, noncontrolling interests, and goodwill acquired in a business combination. SFAS No. 141R also expands required disclosures surrounding the nature and financial effects of business combinations. SFAS No. 141R is effective, on a prospective basis, for fiscal years beginning after December 15, 2008. Management is currently evaluating the impact that SFAS No. 141R will have on the financial statements.

In December 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, (SFAS No. 160). SFAS No. 160 changes the accounting and reporting for minority interests, which will be characterized as noncontrolling interests and classified as a component of equity. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. Management is currently evaluating the impact that SFAS No. 160 will have on the financial statements.

Research and Development Expenses — Research and development expenses charged to continuing operations were $3.9 million, $4.0 million, and $4.7 million for the years ended December 31, 2007, 2006 and 2005, respectively, and $3.6 million for the nine month period ended September 30, 2008.

RECREATIONAL VEHICLE BUSINESS SEGMENT OF COACHMEN INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1. Nature of Operations and Accounting Policies  – (continued)

Shipping and Handling Costs — The RV Segment records freight billed to customers as sales. Effective January 1, 2007, the RV Segment changed its classification of delivery expenses in the statement of operations to include these expenses as a component of cost of sales. Prior to January 1, 2007, the RV Segment classified delivery expenses as an operating expense. This change is considered a change in accounting principle pursuant to the provisions of FASB Statement No. 154, Accounting Changes and Error Corrections, and was reported by retrospective application to prior periods’ financial statements. This change in accounting principle is considered preferable as it was made to conform the classification of these expenses on the statement of operations to the classification of such expenses by other companies in our industry.

The effect of this change on the year ended December 31, 2007 was an increase of cost of sales and a decrease of operating expenses by approximately $12.9 million. The RV Segment applied the change retrospectively by reclassifying approximately $13.3 million and $16.3 million of delivery expenses from operating expenses to cost of sales for the years ending December 31, 2006 and December 31, 2005, respectively. This change has no effect on income from continuing operations, or net income for any period presented.

Volume-Based Sales and Dealer Incentives — The RV Segment nets certain dealer incentives, including volume-based bonuses, interest reimbursements and other rebates, against revenue in accordance with EITF 00-22 and EITF 01-09.

2. Inventories.

Inventories consist of the following (in thousands):

	September 30,		December 31,
	2008	2007	2007	2006	2005
Raw materials	$10,939	$14,118	$11,789	$13,874	$19,769
Work in process	5,061	14,415	12,913	15,661	15,515
Finished goods	20,809	24,106	34,038	35,079	48,935
Total	$36,809	$52,639	$58,740	$64,614	$84,219

3. Property, Plant and Equipment.

Property, plant and equipment consist of the following (in thousands):

	September 30,		December 31,
	2008	2007	2007	2006	2005
Land and improvements	$3,577	$4,181	$3,981	$4,282	$4,997
Buildings and improvements	25,255	28,492	27,377	28,658	33,905
Machinery and equipment	14,917	15,393	14,733	15,044	21,725
Transportation equipment	2,760	3,047	3,065	3,009	3,680
Office furniture and fixtures	3,080	3,124	3,083	3,286	3,973
Total	49,589	54,237	52,239	54,279	68,280
Less, accumulated depreciation	(31,036)	(32,023)	(31,011)	(30,298)	(36,876)
Property, plant and equipment, net	$18,553	$22,214	$21,228	$23,981	$31,404

RECREATIONAL VEHICLE BUSINESS SEGMENT OF COACHMEN INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

4. Short-Term Borrowings.

At December 31, 2007, the new and used recreational vehicle inventory of the RV Group-owned dealership was pledged as collateral on floorplan notes aggregating $4.1 million. The interest rate on these floorplan notes is tiered based on the outstanding note balance. The effective rate at December 31, 2007 was 7.08%.

5. Accrued Expenses and Other Liabilities.

Accrued expenses and other liabilities at year-end consist of the following (in thousands):

	Nine Months Ended September 30,		Twelve Months Ended December 31,
	2008	2007	2007	2006	2005
Wages, salaries, bonuses and commissions	$1,115	$1,775	$775	$1,131	$1,785
Dealer incentives, including volume bonuses, dealer trips, interest reimbursement, co-op advertising and other rebates	459	214	162	2,439	982
Warranty	3,831	7,765	6,544	8,883	17,637
Customer deposits and unearned revenues	131	46	1,651	58	125
Interest	332	485	466	665	1,199
Sales and property taxes	1,026	777	596	551	881
Other current liabilities	1,460	925	5,092	581	6,024
Total	$8,354	$11,987	$15,286	$14,308	$28,633

6. Income Taxes.

The RV Group does not file separate tax returns but rather is included in the income tax returns filed by the Company. For purposes of these unaudited historical carve-out financial statements, the tax provision of the RV Group was determined from the RV Group financial information carved out of the consolidated financial statements of the Company, at the statutory tax rates.

As part of the process of preparing its financial statements, the RV Group is required to estimate its provision for income taxes in each of the tax jurisdictions in which it conducts business, This process involves estimating the RV Group’s actual current tax expense in conjunction with the evaluation and measurement of temporary differences resulting from differing treatment of certain items for tax and accounting purposes. These temporary timing differences result in the establishment of deferred tax assets and liabilities, which are recorded on a net basis and included in the RV Group’s balance sheets. On a periodic basis, the RV Group assesses the probability that its net deferred tax assets, if any, will be recovered. If after evaluating all of the positive and negative evidence, a conclusion is made that it is more likely than not that some portion or all of the net deferred tax assets will not be recovered, a valuation allowance is provided with a corresponding charge to tax expense to reserve the portion of the deferred tax assets which are estimated to be more likely than not to be realized.

Significant management judgment is required in determining the RV Group’s provision for income taxes, deferred tax assets and liabilities, and any required valuation allowance. The RV Group continues to have a full valuation allowance against any net deferred assets recorded. The valuation allowance was previously established based on management’s overall assessment of risks and uncertainties related to the RV Group’s future ability to realize, and hence, utilize certain deferred tax assets. The RV Group intends to maintain a full valuation allowance until sufficient positive evidence exists to support a reversal of the valuation allowance.

RECREATIONAL VEHICLE BUSINESS SEGMENT OF COACHMEN INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

6. Income Taxes.  – (continued)

The RV Group’s operating results have historically been included in the Company’s consolidated U.S. federal and state income tax returns. All tax return attributes generated, as calculated on a separate return methodology not used by the Company historically, will be retained by the Company.

7. Corporate Expense Allocations.

The RV Group receives services and support functions from the Company. The RV Group’s operations are dependent upon the Company’s ability to perform these services and support functions. The costs of these services and support functions have been allocated to the RV Group using methodologies established by the Company’s management and considered to be a reasonable reflection of the utilization of services provided to the RV Group. The Company allocates certain corporate expenses to the RV Group based on three dimensions; revenue, subsidiary and number of employees.

The allocated corporate expenses are not necessarily indicative of those expenses that the RV Group would have incurred had it been a separate, stand-alone entity, during the periods presented.

Expense allocations for the following periods were as follows (in thousands):

	Nine Months Ended September 30,		Twelve Months Ended December 31,
	2008	2007	2007	2006	2005
Corporate Allocation	$4,051	$4,907	$8,604	$6,581	$6,543

The Corporate allocations above are reported in the general and administrative expenses for all periods reported.

8. Restructuring Charges and Discontinued Operations.

During 2005, the Board of Directors approved a comprehensive operational and cost structure realignment and restructuring plan (the Intensive Recovery Plan), which was largely implemented during 2006 and is intended to improve operating performance and ensure financial strength. Additional plans and actions to reduce the RV Segment’s cost structure were implemented and completed during 2007.

When describing the impact of this restructuring plan, determinations of the fair value of long-lived assets were based upon comparable market values for similar assets.

On December 5, 2007 the RV Segment sold property and the equipment of a paint facility located in Elkhart, Indiana for $2,900,000 consisting of cash of $0.3 million and a $2.6 million secured note due in full December 2008. The sale resulted in pre-tax gain of $0.4 million on the equipment and a deferred gain of $1.1 million on the property which is included in the accrued expenses and other liabilities on the RV Segment Balance Sheet.

During July 2007, the RV Segment announced plans to reduce overhead costs by consolidating Class A production into a single facility, relocating the paint facility located in Elkhart, Indiana to the main complex in Middlebury, Indiana and consolidating two towable assembly plants into a single facility in order to reduce expenses and improve profitability through improved capacity utilization of fewer facilities. The consolidation of the Class A assembly plants was substantially completed in the third quarter of 2007. The consolidation and subsequent mothballing of a towable plant was completed in the fourth quarter of 2007. The paint facility was relocated to the main complex in the fourth quarter of 2007.

On January 13, 2006, the RV Segment sold all operating assets of Prodesign, LLC. The total sales price was $8.2 million, of which the RV Segment received $5.7 million in cash, a $2.0 million promissory note and $0.5 million to be held in escrow to cover potential warranty claims and uncollectible accounts receivable, as

RECREATIONAL VEHICLE BUSINESS SEGMENT OF COACHMEN INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

8. Restructuring Charges and Discontinued Operations.  – (continued)

defined in the sale agreement. The promissory note is to be repaid over a period of 10 years, using an amortization period of 15 years, and bears interest at 6% per annum with interest only payments being required in the first three years. The funds remaining in the escrow account of $0.4 million reverted to the RV Segment in February 2007 per the sales agreement. In accordance with Statement of Financial Accounting Standard No. 144, Prodesign qualified as a separate component of the RV Segment’s business and as a result, the operating results of Prodesign have been accounted for as a discontinued operation. Previously reported financial results for all periods presented have been adjusted to reflect this business as a discontinued operation. In conjunction with the classification of Prodesign as a discontinued operation, management allocated goodwill of $0.3 million to the discontinued operations from the RV Segment goodwill based on the relative fair value of the discontinued operations to the RV Segment. The $0.3 million of allocated goodwill has been included in the calculation of the final gain on sale of assets in the first quarter of 2006. Net sales of Prodesign for the years ended December 31, 2006 and 2005 were $0.4 million and $14.2 million, respectively, and the pre-tax income (loss) for the years ended December 31, 2006 and 2005 were $2.0 million and $(0.7) million, respectively.

Assets and liabilities of Prodesign, which are included in the consolidated balance sheet, were as follows at December 31, 2005 (in thousands):

2005
Accounts and other receivables	$781
Prepaid expenses	51
Inventories	909
Other long-term assets	437
Fixed assets	4,144
Accounts payable	(116)
Other current liabilities	(495)
Net assets held for sale	$5,711

Goodwill Impairment

Goodwill represents the excess of the purchase price over the fair value of net tangible and identifiable intangible assets of acquired businesses. Goodwill assets deemed to have indefinite lives are not amortized, but are subject to impairment tests at least annually in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. The RV Segment reviews the carrying amounts of goodwill assets annually by segment to determine if such assets may be impaired. If the carrying amounts of these assets are not recoverable based upon a discounted cash flow analysis, such assets are reduced by the estimated shortfall of fair value to recorded value. At December 31, 2005 and 2006, the RV Segment had $4.1 million and $3.9 million respectively of goodwill. The RV reporting unit goodwill originated from the Company’s purchase of recreational vehicle assets. The RV Segment conducted its annual goodwill impairment test as required by FASB Statement No. 142, Goodwill and Other Intangible Assets, during the fourth quarter of 2005 and 2006 and the results indicated that the estimated fair value of each of the Company’s reporting units exceeded their carrying value. As a result of the continued weakness in the RV market, combined with continuing losses incurred by the RV reporting unit, SFAS No. 142 required the RV Segment to perform an interim goodwill impairment evaluation during the quarter ended June 30, 2007. Because the carrying value of the RV reporting unit exceeded its fair value as calculated using the expected present value of future cash flows, the RV Segment concluded that the goodwill was impaired as of June 30, 2007. Accordingly, the RV Segment recorded a non-cash goodwill impairment charge of $3.9 million in the quarter ended June 30, 2007.

RECREATIONAL VEHICLE BUSINESS SEGMENT OF COACHMEN INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

9. Commitments and Contingencies.

Lease Commitments

The RV Group leases various manufacturing and office facilities under non-cancelable agreements that expire at various dates through November 2011. Several of the leases contain renewal options and options to purchase and require the payment of property taxes, normal maintenance and insurance on the properties. Certain office and delivery equipment is also leased under non-cancelable agreements that expire at various dates through October 2012. The above-described leases are accounted for as operating leases.

Future minimum annual operating lease commitments at December 31, 2007 aggregated $2.1 million and are payable during the next 5 years as follows: 2008 — $0.6 million, 2009 — $0.6 million, 2010 — $0.5 million, 2011 — $0.4 million. Total rental expense for the years ended December 31, 2007, 2006 and 2005 aggregated $1.0 million, $1.0 million and $0.9 million, respectively.

Obligation to Purchase Consigned Inventories

The RV Segment obtains vehicle chassis for its recreational vehicle products directly from automobile manufacturers under converter pool agreements. The agreements generally provide that the manufacturer will provide a supply of chassis at the RV Segment’s various production facilities under the terms and conditions as set forth in the agreement. Chassis are accounted for as consigned inventory until assigned to a unit in the production process. At that point, the RV Segment is obligated to purchase the chassis and it is recorded as inventory. At December 31, 2007, 2006 and 2005, chassis inventory, accounted for as consigned inventory, approximated $14.5 million, $11.4 million and $26.8 million, respectively. At September 30, 2008 and September 30, 2007, chassis inventory, accounted for as consigned inventory, approximated $13.5 million and $12.7 million, respectively.

Repurchase Agreements

The RV Segment was contingently liable at December 31, 2007 to banks and other financial institutions on repurchase agreements in connection with financing provided by such institutions to most of the RV Segment’s independent dealers in connection with their purchase of the RV Segment’s recreational vehicle products. These agreements provide for the RV Segment to repurchase its products from the financing institution in the event that they have repossessed them upon a dealer’s default. Products repurchased from dealers under these agreements are accounted for as a reduction in revenue and cost of sales at the time of repurchase. Although the estimated contingent liability approximates $176 million at December 31, 2007 ($187 million at December 31, 2006), the risk of loss resulting from these agreements is spread over the RV Segment’s numerous dealers and is further reduced by the resale value of the products repurchased. Based on losses previously experienced under these obligations, the RV Segment has established a reserve for estimated losses under repurchase agreements. At December 31, 2007, 2006 and 2005, $0.7 million, $0.3 million and $0.4 million, respectively, was recorded as an accrual for estimated losses under repurchase agreements. At both September 30, 2008 and September 30, 2007, $0.7 million and $0.3 million respectively was recorded as an accrual for estimated losses under repurchase agreements.

Guarantees

The RV Segment was contingently liable under guarantees to financial institutions of their loans to independent dealers for amounts totaling approximately $2.6 million at December 31, 2007, $3.9 million at December 31, 2006 and $6.2 million at December 31, 2005. The RV Segment has an agreement with a financial institution to form a private-label financing program to provide wholesale inventory financing to the dealers in the RV Segment. The agreement provides for a preferred program that provides financing that is subject to the standard repurchase agreement described above. In addition, the agreement provides for a reserve pool whereby the financial institution makes available an aggregate line of credit not to exceed $40 million that will provide financing for dealers that may not otherwise qualify for credit approval under the

RECREATIONAL VEHICLE BUSINESS SEGMENT OF COACHMEN INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

9. Commitments and Contingencies.  – (continued)

preferred program. No dealer being provided financing from the reserve pool can receive an aggregate line of credit exceeding $5 million. In addition to the standard repurchase agreement described above, as of December 31, 2007 the RV Segment was contingently liable to the financial institutions up to a maximum of $2.0 million of aggregate losses, as defined by the agreement, incurred by the financial institutions on designated dealers with higher credit risks that are accepted into the reserve pool financing program. The RV Segment has recorded a loss reserve of $0.1 million at December 31, 2007, 2006 and 2005 associated with these guarantees.

The RV Segment is liable under an agreement to guarantee the indebtedness incurred by a recreational vehicle dealer towards the purchase of a dealership facility. The guarantee is in the principal amount of $1 million for a period of five years or until all indebtedness has been fully paid, whichever occurs first. The guarantee period expires in March 2009. The RV Segment has evaluated the potential for losses under this agreement and has determined that the resolution of any claims that may arise in the future would not materially affect the RV Segment financial statements.

Litigation

On March 21, 2005, the RV Segment entered into a settlement agreement with The Coleman Company, Inc. to resolve the licensing agreement suit. Pursuant to the settlement agreement, the RV Segment has received $4.4 million from The Coleman Company, Inc. in exchange for releasing all claims in the suit. The settlement of $4.4 million was paid in two installments of $2.2 million, one of which was received by the RV Segment on March 23, 2005 and the second of which was received on April 20, 2005, plus interest. In addition, the agreement provides for the potential of an additional payment of $0.5 million if certain provisions of the agreement are breached. The settlement of $4.4 million was recorded in the first quarter of 2005 as a reduction of $1.7 million to cost of sales and a reduction of $0.5 million to operating expenses at the RV Segment plus a reduction of $2.2 million to the RV Segment’s general and administrative expenses.

During 2005, the RV Segment settled a personal injury suit for $5.0 million, $1.0 million of which was paid by the RV Segment’s primary insurance carrier. The RV Segment’s self-insured retention is $250,000. During 2005, the RV Segment paid $1.5 million in addition to the amount paid by its primary carrier and recorded another current liability of $2.5 million to recognize the remaining amount to be paid on the settlement and the $250,000 retention. During June 2006, the remaining liability of $2.5 million was paid. Since the excess carrier initially denied coverage, the RV Segment filed suit against the excess carrier to enforce coverage. During the first quarter of 2006, the matter was settled for $2.875 million, which the RV Segment received on March 15, 2006 and was recorded as a reduction to the RV Segment’s general and administrative expenses. There remains ongoing litigation against other parties to recover the balance over the retention.

The RV Segment has been named as a defendant in a number of lawsuits alleging that the plaintiffs were exposed to levels of formaldehyde in FEMA-supplied trailers manufactured by the RV Segment’s subsidiaries (and other manufacturers) and that such exposure entitles plaintiffs to an award, including injunctive relief, a court-supervised medical monitoring fund, removal of formaldehyde-existing materials, repair and testing, compensatory, punitive and other damages, including attorneys’ fees and costs. Currently, the litigation is proceeding through the class certification process. All independent filings served on the RV Segment have been consolidated into a single cause of action in which the issue of class certification will be determined. In the pending action, we do not believe that a liability is probable or reasonably estimable with respect to these claims and we have not recorded a provision for these claims in our financial statements.

RECREATIONAL VEHICLE BUSINESS SEGMENT OF COACHMEN INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

9. Commitments and Contingencies.  – (continued)

The RV Segment is involved in various other legal proceedings, most of which are ordinary disputes incidental to the industry and most of which are covered in whole or in part by insurance. Management believes that the ultimate outcome of these matters and any liabilities in excess of insurance coverage and self-insurance accruals will not have a material adverse impact on the RV Segment’s financial position, future business operations or cash flows.

10. Sale of Substantially All Assets of the RV Group.

On November 20, 2008, the Company announced that it had entered into an agreement to sell substantially all of the assets of its recreational vehicle sales and manufacturing business to Forest River, Inc. The parties will calculate the purchase price in accordance with the terms of the Asset Purchase Agreement summarized below. The Company estimates that the purchase will be approximately $42,000,000. The exact amount of the purchase price will vary depending primarily upon the levels of inventory and accounts receivable at closing. The closing of the sale is conditioned upon approval of the sale by the Company’s shareholders. The closing will take place as soon as practicable after approval by the Company’s shareholders and lenders.

Terms of the Asset Purchase Agreement

The Purchase Agreement may be terminated:

•	by either party, if (i) Coachmen’s shareholders do not approve the transaction; or (ii) if at any time after December 31, 2008, if the party terminating is not in material breach of the Purchase Agreement; or
•	by written agreement of the parties.

Consideration by Forest River

At closing of the transaction, Forest River will pay to Coachmen an amount in cash, calculated and subject to the adjustments as set forth below:

•	100% of accounts receivable as shown on the books and records of the Company’s RV business at closing. Forest River will deposit 25% of the amount paid for the accounts receivable in an escrow account at JP Morgan Chase Bank as discussed below. Forest River will pay the remaining 75% of amount paid for the accounts receivable in cash at closing. For a period of 45days after closing, Forest River will collect all accounts receivable purchased by Forest River. After that period, Forest River will assign back to the Company all accounts receivable which Forest River has been unable to collect. The Company will repurchase all of the uncollected accounts receivable in full at each account’s face amount. The Company will pay for the repurchased accounts receivable from the accounts receivable escrow account.
•	100% of the value of the undamaged, uncut current raw goods or the RV business, less all discounts and rebates as determined on or after closing. Prior to closing, the Company will provide Forest River with an estimate of the value raw goods and Forest River will pay Coachmen at closing based upon this estimated value. Within 15 days after closing, the Company will determine the actual value of raw goods as of closing. If the actual closing raw goods value is different then the estimated value submitted at closing, Forest River will pay any excess to the Company and the Company will pay any shortfall to Forest River, within 2 business days so that the total cash paid to the Company for raw goods equals the actual value of raw goods as of closing.
•	100% of the Company’s cost of motorized chassis used by the Company in current model year construction and on hand, less all discounts and rebates as determined on or after closing. Prior to closing, the Company will provide Forest River with an estimate of the value of motorized chassis

RECREATIONAL VEHICLE BUSINESS SEGMENT OF COACHMEN INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

10. Sale of Substantially All Assets of the RV Group.  – (continued)

and Forest River will pay the Company at closing based upon this estimated value. Within 15 days after closing, the Company will determine the actual value of motorized chassis as of closing. If the actual closing motorized chassis value is different then the estimated value submitted at closing, Forest River will pay any excess to the Company and the Company will pay any shortfall to Forest River, within 2 business days so that the total cash paid to the Company for motorized chassis equals the actual value of motorized chassis as of closing.
•	Forest River will pay the Company in cash an amount equal to the value of the work-in-process (“WIP”) on hand at closing. Prior to closing, the Company will provide Forest River with an estimate of the value of the WIP and Forest River will pay Coachmen at closing based upon this estimated value. Within 15 days after closing, the Company will determine the actual value of WIP as of closing. The value assigned to the individual units included in WIP shall be computed based on the dealer invoice for the unit, net of all discounts and rebates to the dealer on the unit, less the cost of the chassis on the unit determined in accordance with GAAP consistent with the past practices of the Company, multiplied by 50%. The parties will then determine the computed value by multiplying the resulting figure from the computation described in the prior sentence by 80% and then adding back the cost of the respective chassis. The sum total will be the value assigned to each respective unit in WIP at closing. If the actual closing WIP value is different then the estimated value submitted at closing, Forest River will pay any excess to the Company and the Company will pay any shortfall to Forest River, within 2 business days so that the total cash paid to the Company for WIP equals the actual WIP as of closing.
•	Forest River will pay Coachmen in cash an amount equal to the value of the finished goods inventory, other than the finished good inventory located in the state of California (“Non-Cal Finished Goods”) on hand at closing. Prior to closing, the Company will provide Forest River with an estimate of the value of the Non-Cal Finished Goods and Forest River will pay the Company at closing based upon this estimated value. Within 15 days after closing, the Company will determine the actual value of Non-Cal Finished Goods as of closing. The parties will compute the value assigned to the individual units included in Non-Cal Finished Goods based on the dealer invoice for the unit multiplied by 79.9%. The parties will determine the computed value per unit by multiplying the resulting figure from the computation described in the prior sentence by 75% on 2009 and 2010 model units, 65% on 2008 model units and 50% on 2007 and prior model units. If the actual closing Non-Cal Finished Goods value is different then the estimated value submitted at closing, Forest River will pay any excess to the Company and the Company will pay any shortfall to Forest River, within 2 business days so that the total cash paid to the Company for Non-Cal Finished Goods equals the actual value of Non-Cal Finished Goods as of closing.
•	Forest River will pay the Company in cash an amount equal to the value of the finished goods inventory located in California (“Cal Finished Goods”) on hand at closing. Prior to closing, the Company will provide Forest River with an estimate of the value of the Cal Finished Goods and Forest River will pay the Company at closing based upon this estimated value. Within 15 days after closing, the Company will determine the actual value of Cal Finished Goods as of closing. The parties will compute the value assigned to the individual units included in the Cal Finished Goods based on the dealer invoice for the unit multiplied by 70%. The parties will determine the computed value per unit by multiplying the resulting figure from the computation described in the prior sentence by 75% on 2009 and 2010 model units, 65% on 2008 model units and 50% on 2007 and prior model units. If the actual closing Cal Finished Goods value is different then the estimated value submitted at closing, Forest River will pay any excess to the Company and the Company will pay any shortfall to Forest River, within 2 business days so that the total cash paid to the Company for Cal Finished Goods equals the actual value of Cal Finished Goods as of closing.

RECREATIONAL VEHICLE BUSINESS SEGMENT OF COACHMEN INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

10. Sale of Substantially All Assets of the RV Group.  – (continued)

•	Forest River will pay the Company the book value of the fixed assets of the Company’s RV business (except for certain assets not being sold). The parties will compute book value by subtracting all of the depreciation expense recorded on the books of the Company with respect to the fixed assets in accordance with generally accepted accounting principles, consistent with the Company’s past practices.
•	Forest River will assume the obligations of the Company to Ford Motor Company with respect to Ford chassis held by the Company as bailee as of the closing. Forest will receive a credit of $2,000,000 toward the purchase price for the transaction in exchange for assuming this obligation. Prior to closing, the Company will have the right to dispose of as many chassis in the Ford bailment pool as it can, and the $2,000,000 credit at closing shall be reduced pro rata by the following formula: $2,000,000 times a fraction the numerator of which is the reduction in the principal owed to Ford by the Company on the Ford bailment pool obligation and the denominator of which is $11,000,000.
•	Forest River will reimburse the Company for certain deposits paid by the Company in an aggregate amount of $190,528.

Escrow Deposits

At the closing, Forest River will deposit $10,000,000 of the closing cash payment with J.P. Morgan Chase, N.A. as escrow agent. The escrow account will be held, invested and disbursed as specified in and pursuant to the terms and conditions of an escrow agreement, which shall provide among other things that nine months after closing, the Company shall be entitled to a distribution equal to any amounts in the escrow account greater than $6,000,000; and 18 months after closing, the Company will be entitled to a distribution equal to any amounts in the escrow account greater than $3,000,000. The proceeds of the escrow account will be used to

•	reimburse Forest River for customer warranty expenses for recreational vehicles that the Company manufactured and sold before closing; and
•	indemnify Forest River for any of the Company’s liabilities arising out of transactions entered into or events occurring after the closing.

At the closing, Forest River will deposit 25% of the amount paid for the accounts receivable in an escrow account at JP Morgan Chase Bank, N.A. as escrow agent. The escrow account will be held, invested and disbursed as specified in and pursuant to the terms and conditions of an escrow agreement, which shall provide, among other things, that 45 days after closing the accounts receivable escrow account will be used to fund the Company’s repurchase from the Forest River of the accounts receivable that Forest River did not collect within that period. To the extent that the accounts receivable escrow account exceeds the amount necessary to repurchase the uncollected accounts receivable, the balance in the accounts receivable escrow account will be paid to the Company. If the accounts receivable escrow account is not sufficient in amount to repurchase from Forest River the uncollected accounts receivable, the Company will still have the obligation to repurchase all uncollected accounts receivable. Interest earned on the accounts receivable escrow account will be paid to Forest River pro rata to the extent that the accounts receivable escrow account is used to repurchase from Forest River uncollected receivables. The remaining accrued interest will be paid to the Company.

RECREATIONAL VEHICLE BUSINESS SEGMENT OF COACHMEN INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

10. Sale of Substantially All Assets of the RV Group.  – (continued)

Conditions to Completion of the Transaction

The parties’ obligations to consummate the transaction will be subject to the satisfaction or waiver of a number of closing conditions. The obligations of the Company to close the transaction include the following:

•	Forest River’s representations and warranties made in the Purchase Agreement must be true and correct in all respects;
•	Forest River must have complied with its covenants, agreements and obligations it is required to perform or comply with on or prior to the closing;
•	the transaction must not have been enjoined or restrained by a court of competent jurisdiction, or any other government agency; and
•	all required approvals of government agencies and third parties have been obtained.

The obligations of Forest River to close the transaction include the following:

•	the representations and warranties of Coachmen and Consolidated made in the Purchase Agreement must be true and correct in all respects;
•	Coachmen and Consolidated must have complied with their covenants, agreements and obligations they are required to perform or comply with on or prior to the closing;
•	the sale must not have been enjoined or restrained by a court of competent jurisdiction, or any other government agency; and
•	Forest River shall have received, from counsel of its choosing, an opinion letter relating to antitrust matters.

Indemnification

In the event Forest River is determined to be obligated for any liability relating to products manufactured and sold by the Company prior to closing, the Company agrees to indemnify Forest River for that liability. The indemnification payments are to be paid from the escrow account or a “tail” insurance policy purchased by the Company for the benefit of Forest River.

The Company agrees to indemnify Forest River from any and all damages arising out of the purchase, sale, use or operation of any product manufactured, sold, or distributed by the Company that uses the “Coachmen” name licensed to the Company under the Purchase Agreement.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The following table shows how many of our common shares were beneficially owned as of November 25, 2008 by (i) each known holder of 5% or more of our common shares, (ii) each director, (iii) each executive officer and (iv) all current directors and executive officers as a group. The information in this table is based upon information supplied by executive officers, directors and principal shareholders. To our knowledge and except as set forth in the footnotes to the table, each of the persons named in the table has sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable.

Beneficial Owner	Number of Shares Beneficially Owned	Percent of Total
First Pacific Advisors LLC(1)	2,274,900	14.3%
Donald Smith & Co., Inc.(2)	1,565,800	9.9
Third Avenue Management LLC(3)	1,340,484	8.4
Dimensional Fund Advisors, LP(4)	1,278,407	8.0
Advisory Research, Inc.(5)	921,093	5.8
Aegis Financial Corporation(6)	853,339	5.3
Pennsylvania Public School Employees Retirement System(7)	829,600	5.2
W.P. Johnson(8)(9)	80,500	*
G.B. Bloom(8)(9)	40,943	*
R.J. Deputy(8)(9)	153,798	*
J.A. Goebel(8)	29,852	*
D.W. Hudler(8)(9)	36,039	*
R.M. Lavers(8)(10)	123,408	*
E.W. Miller(8)(9)	44,345	*
R.J. Bedell(8)(11)	40,654	*
M.R. Terlep(8)(12)	54,010	*
L.G. Thimlar(8)(13)	8,001	*
C.A. Zuhl(8)(14)	16,139	*
All directors and executive officers as a group (ten persons)	627,689	3.9%

*	Less than 1%
(1)	The shareholder’s address is 11400 West Olympic Boulevard, Suite 1200, Los Angeles, California 90064.
(2)	The shareholder’s address is 152 West 57th Street, New York, New York 10019.
(3)	The shareholder’s address is 622 Third Avenue, 32nd Floor, New York, New York 10017.
(4)	The shareholder’s address is 1299 Ocean Avenue, Santa Monica, California 90401.
(5)	The shareholder’s address is 180 North Stetson Avenue, Suite 5500, Chicago, Illinois 60601.
(6)	The shareholder’s address is 1100 North Glebe Road, Suite 1040, Arlington, Virginia 22201.
(7)	The shareholder’s address is 5 North 5th Street, Harrisburg, Pennsylvania 17101.
(8)	Each shareholder’s address is 423 North Main Street, Middlebury, Indiana 46540.
(9)	Includes exercisable stock options of 3,000 shares.
(10)	Includes 5,625 Performance Grant shares earned in the 1st Quarter 2008 subject to vesting restrictions; exercisable stock options of 43,100 shares; 401(k) shares of 298; and Deferred Stock Units of 59,527.
(11)	Includes 3,375 Performance Grant shares earned in the 1st Quarter 2008 subject to vesting restrictions; 401(k) shares of 7,549; and Deferred Stock Units of 22,780.
(12)	Includes 3,375 Performance Grant shares earned in the 1st Quarter 2008 subject to vesting restrictions; exercisable stock options of 37,100 shares; 401(k) shares of 319; and Deferred Stock Units of 7,175.
(13)	Includes 250 shares held jointly with spouse; 1,688 Performance Grant shares earned in the 1st Quarter 2008 subject to vesting restrictions; exercisable stock options of 900 shares; and Deferred Stock Units of 818.
(14)	Includes 3,750 Performance Grant shares earned in the 1st Quarter 2008 subject to vesting restrictions; and Deferred Stock Units of 7,037.

}SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Only such business will be conducted at this Special Meeting as will have been brought by our board of directors before the meeting pursuant to the attached Notice of Special Meeting of Shareholders. If you want to submit a proposal for presentation at our 2009 Annual Meeting, you must submit it to us by November 27, 2008, in order to be considered for inclusion in our proxy statement and related proxy materials for that meeting. Address all shareholder proposals to Coachmen Industries, Inc., 423 North Main Street, Middlebury, Indiana 46540, Attn: Secretary. We reserve the right to reject, rule out-of-order, or take other appropriate action with respect to any proposal that does not comply with applicable requirements, including conditions established by the Securities and Exchange Commission.

WHERE YOU CAN FIND MORE INFORMATION

Coachmen files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Coachmen files with the SEC at the SEC’s public reference rooms at Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from commercial document retrieval services and at the Internet worldwide web site maintained by the SEC at http://www.sec.gov.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation. This proxy statement is dated December 9, 2008. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, unless the information specifically indicates that another date applies. The mailing of this proxy statement to our shareholders does not create any implication to the contrary.

OTHER MATTERS

The board of directors knows of no other matters to be presented for shareholder action at the meeting. However, if other matters do properly come before the meeting, the board of directors intends that the persons named in the proxies received by Coachmen will vote upon those matters in accord with their best judgment.

By Order of the Board of Directors
Middlebury, Indiana December 9, 2008	Richard M. Lavers, President and Chief Executive Officer

COACHMEN INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(In Thousands)

	September 30, 2008	December 31, 2007
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$2,621	$1,549
Trade receivables, less allowance for doubtful receivables 2008 – $1,200 and 2007 – $744	15,722	9,122
Other receivables	4,351	3,819
Refundable income taxes	1,552	1,628
Inventories	55,937	79,268
Prepaid expenses and other	3,203	3,804
Assets held for sale	5,021	—
Total current assets	88,407	99,190
Property, plant and equipment, net	44,452	52,932
Goodwill	12,993	12,993
Cash value of life insurance, net of loans	22,623	33,936
Other	4,746	8,617
Total assets	$173,221	$207,668
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Short-term borrowings	$15,000	$20,073
Accounts payable, trade	13,332	15,042
Accrued income taxes	497	536
Accrued expenses and other liabilities	23,376	33,235
Floorplan notes payable	3,294	4,116
Current maturities of long-term debt	819	852
Total current liabilities	56,318	73,854
Long-term debt	2,807	3,010
Deferred income taxes	1,990	1,990
Postretirement deferred compensation benefits	6,590	7,632
Other	32	49
Total liabilities	67,737	86,535
Commitments and contingencies (Note 9)
Shareholders’ equity
Common shares, without par value: authorized 60,000 shares; issued 2008 – 21,221 shares and 2007 – 21,180 shares	92,665	92,552
Additional paid-in capital	7,697	7,856
Accumulated other comprehensive loss	(32)	(48)
Retained earnings	63,828	79,927
Treasury shares, at cost, 2008 – 5,319 shares and 2007 – 5,402 shares	(58,674)	(59,154)
Total shareholders’ equity	105,484	121,133
Total liabilities and shareholders’ equity	$173,221	$207,668

See Notes to Consolidated Financial Statements.

COACHMEN INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net sales	$74,822	$123,854	$292,848	$403,861
Cost of sales	75,323	116,096	275,610	388,682
Gross profit (loss)	(501)	7,758	17,238	15,179
Operating expenses:
Selling	4,842	5,720	14,260	17,472
General and administrative	5,664	6,410	14,576	19,621
Gain on sale of assets, net	(66)	(143)	(313)	(610)
Impairment charges	3,448	—	3,448	3,872
	13,888	11,987	31,971	40,355
Operating loss	(14,389)	(4,229)	(14,733)	(25,176)
Nonoperating (income) expense:
Interest expense	996	808	3,134	2,595
Investment income	(298)	(423)	(852)	(1,376)
Other income, net	(624)	(271)	(916)	(486)
	74	114	1,366	733
Loss before income taxes	(14,463)	(4,343)	(16,099)	(25,909)
Income taxes (credit)	—	1	—	(994)
Net loss	$(14,463)	$(4,344)	$(16,099)	$(24,915)
Loss per share – Basic & Diluted	$(.92)	$(.28)	$(1.02)	$(1.58)
Number of common shares used in the computation of loss per share:
Basic	15,815	15,736	15,787	15,725
Diluted	15,815	15,736	15,787	15,725
Cash dividends declared per common share	$—	$—	$—	$.06

See Notes to Consolidated Financial Statements.

COACHMEN INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)

	Nine Months Ended September 30,
	2008	2007
Cash flows from operating activities:
Net loss	$(16,099)	$(24,915)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	3,872	4,389
Provision for doubtful receivables, net of recoveries	670	474
Net realized and unrealized gains (losses) on derivatives	16	(6)
Impairment charges	3,448	3,872
Gains on sale of properties and other assets, net	(313)	(610)
Increase in cash surrender value of life insurance policies	(661)	(1,495)
Deferred income tax benefit	—	(1,659)
Other	(738)	1,199
Changes in certain assets and liabilities:
Trade receivables	(7,495)	74
Inventories	23,331	13,070
Prepaid expenses and other	601	(56)
Accounts payable, trade	(1,710)	9,178
Income taxes – accrued and refundable	37	7,905
Accrued expenses and other liabilities	(9,859)	(5,709)
Net cash (used in) provided by operating activities	(4,900)	5,711
Cash flows from investing activities:
Proceeds from sale of properties and other assets	1,283	1,499
Investments in life insurance policies	(1,026)	(1,509)
Purchases of property and equipment	(1,441)	(2,246)
Other	174	466
Net cash used in investing activities	(1,010)	(1,790)
Cash flows from financing activities:
Proceeds from short-term borrowings	16,813	10,659
Payments of short-term borrowings	(22,708)	(12,898)
Payments of long-term debt	(236)	(395)
Proceeds from borrowings on cash value of life insurance policies	32,000	—
Payments of borrowings on cash value of life insurance policies	(19,000)	—
Issuance of common shares under stock incentive plans	113	130
Cash dividends paid	—	(944)
Purchases of common shares for treasury	—	(15)
Net cash provided by (used in) financing activities	6,982	(3,463)
Increase in cash and cash equivalents	1,072	458
Cash and cash equivalents:
Beginning of period	1,549	2,651
End of period	$2,621	$3,109
Supplemental disclosures of cash flow information:
Operating cash received during the period related to insurance settlements	$988	$—

See Notes to Consolidated Financial Statements.

COACHMEN INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1. Basis of Presentation

The condensed consolidated financial statements have been prepared by Coachmen Industries, Inc. (“the Company”), without audit, in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. Management believes the disclosures made in this document are adequate so as not to make the information presented misleading.

In the opinion of management, the accompanying unaudited condensed consolidated financial statements, taken as a whole, contain all adjustments which are of a normal recurring nature necessary to present fairly the financial position of the Company as of September 30, 2008, and the results of its operations and cash flows for the interim periods presented. Operating results for the nine-month period ended September 30, 2008 are not necessarily indicative of the results that may be expected for the year ending December 31, 2008. It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company’s Form 10-K for the year ended December 31, 2007.

Adoption of New Accounting Standards

The Company adopted the provisions of SFAS No. 157 Fair Value Measurements (SFAS No. 157) related to its financial assets and liabilities in the first quarter of 2008. The adoption did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows. SFAS No. 157 establishes a framework for measuring the fair value of assets and liabilities. This framework is intended to provide increased consistency in how fair value determinations are made under various existing accounting standards which permit, or in some cases require, estimates of fair market value. SFAS No. 157 also expands financial statement disclosure requirements about a company’s use of fair value measurements, including the effect of such measures on earnings. SFAS No. 157 was effective for fiscal years beginning after November 15, 2007.

Assets or liabilities that have recurring fair value measurements are shown below as of September 30, 2008 (in thousands):

		Fair Value Measurements at Reporting Date Using
	Total as of September 30, 2008	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Description		(Level 1)	(Level 2)	(Level 3)
Cash	$2,621	$2,621	$—	$—
Interest Rate Swap(1)	(32)	—	(32)	—
Net	$2,589	$2,621	$(32)	$—

(1)	Included in other long-term liabilities on consolidated balance sheet.

2. Segment Information

The Company has determined that its reportable segments are those that are based on the Company’s method of internal reporting, which disaggregates its business by product category. The Company’s two reportable segments are Recreational Vehicles and Housing. The Company evaluates the performance of its segments based primarily on net sales and pre-tax income and allocates resources to them based on performance. There are no inter-segment revenues. The Company allocates certain corporate expenses to these segments based on three dimensions: revenues, subsidiary structure and number of employees. Differences between reported segment amounts and corresponding consolidated totals represent corporate income or expenses for administrative functions and income, costs or expenses relating to property and equipment that are not allocated to segments.

COACHMEN INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

2. Segment Information  – (continued)

The table below presents information about segments, used by the chief operating decision maker of the Company for the three and nine-month periods ended September 30 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net sales
Recreational vehicles	$44,059	$91,778	$193,319	$307,158
Housing	30,763	32,076	99,529	96,703
Consolidated total	$74,822	$123,854	$292,848	$403,861
Gross profit
Recreational vehicles	$(5,432)	$3,501	$(490)	$2,566
Housing	4,931	4,257	17,729	12,613
Other reconciling items	—	—	(1)	—
Consolidated total	$(501)	$7,758	$17,238	$15,179
Operating expenses
Recreational vehicles	$5,699	$7,758	$18,722	$27,011
Housing	4,347	4,907	12,664	14,944
Other reconciling items	3,842	(678)	585	(1,600)
Consolidated total	$13,888	$11,987	$31,971	$40,355
Operating income (loss)
Recreational vehicles	$(11,131)	$(4,257)	$(19,212)	$(24,445)
Housing	584	(650)	5,065	(2,331)
Other reconciling items	(3,842)	678	(586)	1,600
Consolidated total	$(14,389)	$(4,229)	$(14,733)	$(25,176)
Pre-tax income (loss)
Recreational vehicles	$(10,956)	$(4,156)	$(18,881)	$(24,471)
Housing	572	(690)	4,981	(2,271)
Other reconciling items	(4,079)	503	(2,199)	833
Consolidated total	$(14,463)	$(4,343)	$(16,099)	$(25,909)

	September 30, 2008	December 31, 2007
Total assets
Recreational vehicles	$61,064	$86,816
Housing	54,036	54,601
Other reconciling items	58,121	66,251
Consolidated total	$173,221	$207,668

COACHMEN INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

3. Inventories

Inventories consist of the following (in thousands):

	September 30, 2008	December 31, 2007
Raw materials
Recreational vehicles	$10,939	$11,789
Housing	4,534	5,989
Consolidated total	15,473	17,778
Work in process
Recreational vehicles	5,060	12,913
Housing	3,121	2,941
Consolidated total	8,181	15,854
Improved lots
Housing	670	645
Consolidated total	670	645
Finished goods
Recreational vehicles	20,809	34,038
Housing	10,804	10,953
Consolidated total	31,613	44,991
Consolidated total	$55,937	$79,268

4. Long-Term Assets

Property, Plant and Equipment

Property, plant and equipment consist of the following (in thousands):

	September 30, 2008	December 31, 2007
Land and improvements	$10,591	$11,452
Buildings and improvements	52,160	59,765
Machinery and equipment	24,342	24,429
Transportation equipment	13,495	14,654
Office furniture and fixtures	17,180	17,274
Total	117,768	127,574
Less, accumulated depreciation	73,316	74,642
Property, plant and equipment, net	$44,452	$52,932

At September 30, 2008, the Company had $5.0 million of long lived assets classified in assets held for sale. These assets were available and listed for sale during the first and second quarters of 2008. Housing Segment property and buildings accounted for the majority of these assets, including the former manufacturing facility in Zanesville, Ohio that was consolidated into a larger Indiana manufacturing plant, plus a warehouse and office building in Decatur, Indiana. In addition, with the relocation of the corporate offices to Middlebury, Indiana, the former corporate office building and land in Elkhart, Indiana are also held for sale.

COACHMEN INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

4. Long-Term Assets  – (continued)

Notes Receivable — Variable Interest Entities

In December 2007, the Company entered into an agreement to produce ADA compliant low floor accessible buses for ARBOC Mobility LLC., a marketer of specialized transit and shuttle buses designed for users with mobility challenges. This bus incorporates patent pending technologies provided by ARBOC Mobility. In connection with the agreement with ARBOC Mobility LLC, the Company agreed to finance up to $1.0 million of start up costs. As of September 30, 2008, the Company has a note receivable of $0.9 million due from ARBOC Mobility LLC for start up costs. The note is on a month-by-month basis and bears interest at the rate of 1% per month on the principal balance. The note is included in other receivables on the Consolidated Balance Sheet.

Impairment Charges

Notes receivable and investments are reviewed quarterly to determine whether events or changes in circumstances indicate that the carrying amounts may not be recoverable. The primary factors considered in our determination are the financial condition, operating performance and near term prospects of the corresponding entities. If the decline in value is deemed to be other than temporary, an impairment loss is recognized. As a result of this review, the Company determined that it was probable several note balances and an investment would not be fully recoverable, and accordingly recorded an impairment charge of $3.4 million to reserve the notes and investment as of September 30, 2008.

5. Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities consist of the following (in thousands):

	September 30, 2008	December 31, 2007
Wages, salaries, bonuses and commissions	$1,863	$2,432
Dealer incentives, including volume bonuses, dealer trips, interest reimbursement, co-op advertising and other rebates	941	1,577
Warranty	5,324	8,123
Insurance-products and general liability, workers compensation, group health and other	5,456	8,519
Customer deposits and unearned revenues	2,909	4,208
Litigation	370	930
Interest	583	751
Sales and property taxes	1,871	1,837
Deferred gain on sale of real estate	814	1,145
Other current liabilities	3,245	3,713
Total	$23,376	$33,235

COACHMEN INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

5. Accrued Expenses and Other Liabilities  – (continued)

Changes in the Company’s warranty liability during the three and nine-month periods ended September 30, 2008 and 2007 were as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Balance of accrued warranty at beginning of period	$6,511	$9,766	$8,123	$11,099
Warranties issued during the period and changes in liability for pre-existing warranties	1,838	4,074	7,594	14,184
Settlements made during the period	(3,025)	(4,303)	(10,393)	(15,746)
Balance of accrued warranty at September 30	$5,324	$9,537	$5,324	$9,537

The decrease in the warranty accrual for 2008 was primarily the result of improvements in quality and lower sales levels.

6. Comprehensive Income (Loss)

The changes in the components of comprehensive loss for the three and nine-month periods ended September 30 are as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net loss	$(14,463)	$(4,344)	$(16,099)	$(24,915)
Unrealized gains on cash flow hedges, net of taxes	12	(16)	16	(6)
Comprehensive loss	$(14,451)	$(4,360)	$(16,083)	$(24,921)

As of September 30, 2008 and 2007, the accumulated other comprehensive (loss), net of tax, relating to deferred (losses) on cash flow hedges was ($32,000) and ($16,000), respectively.

COACHMEN INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

7. Earnings per Share and Common Stock Matters

Basic earnings per share is based on the weighted average number of shares outstanding during the period. Diluted earnings per common share is based on the weighted average number of shares outstanding during the period, after consideration of the dilutive effect of stock options and awards and shares held in deferred compensation plans. Basic and diluted earnings per share for the three and nine-month periods ended September 30 were calculated using the average shares as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Numerator:
Net loss available to common stockholders	$(14,463)	$(4,344)	$(16,099)	$(24,915)
Denominator:
Number of shares outstanding, end of period:
Weighted average number of common shares used in basic EPS	15,815	15,736	15,787	15,725
Effect of dilutive securities	—	—	—	—
Weighted average number of common shares used in dilutive EPS	15,815	15,736	15,787	15,725

As the Company reported a net loss for the three and nine-month periods ended September 30, 2008 and 2007, the dilutive effect of stock options and awards did not enter into the computation of diluted earnings per share because their inclusion would have been antidilutive.

8. Income Taxes

The Company accounts for income taxes based upon Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“FAS 109”). Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company continues to carry a full valuation allowance on all of its deferred tax assets.

As of the beginning of fiscal year 2008, the Company had an unrecognized tax benefit liability of $2.4 million including interest and penalties. There has been no significant change in the amount of the unrecognized tax benefit liability through September 30, 2008.

The Company is subject to periodic audits by U.S. federal and state taxing authorities. Currently, the Company is undergoing an audit by the Internal Revenue Service for a claim for research and development credits. It is reasonably possible that the amounts recorded as an unrecognized tax benefit liability could change in the next twelve months as a result of the audit.

For the majority of tax jurisdictions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years prior to 2004.

COACHMEN INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

8. Income Taxes  – (continued)

Due to the Company’s cumulative losses in recent years, a valuation allowance of $5.9 million and $6.4 million, respectively, was recognized to offset potential net operating loss tax benefits associated with losses for the three and nine-month periods ended September 30, 2008, essentially reducing the effective tax rate to zero for the respective periods. In 2007, valuation allowances of $1.7 million and $8.2 million were recognized to offset potential net operating loss tax benefits associated with the losses for the three and nine-month periods ended September 30, 2007.

9. Commitments and Contingencies

Obligation to Purchase Consigned Inventories

The Company obtains vehicle chassis for its recreational vehicle products directly from automobile manufacturers under converter pool agreements. The agreements generally provide that the manufacturer will provide a supply of chassis at the Company’s various production facilities under the terms and conditions as set forth in the agreement. Chassis are accounted for as consigned inventory until assigned to a unit in the production process. At that point, the Company is obligated to purchase the chassis and it is recorded as inventory. At September 30, 2008 and December 31, 2007, chassis inventory, accounted for as consigned inventory, approximated $13.5 million and $14.5 million, respectively.

Repurchase Agreements

The Company was contingently liable at September 30, 2008 to banks and other financial institutions on repurchase agreements in connection with financing provided by such institutions to most of the Company’s independent dealers in connection with their purchase of the Company’s recreational vehicle products. These agreements provide for the Company to repurchase its products from the financing institution in the event that they have repossessed them upon a dealer’s default. Products repurchased from dealers under these agreements are accounted for as a reduction in revenue and cost of sales at the time of repurchase. Although the estimated contingent liability approximates $138.0 million at September 30, 2008 ($176.0 million at December 31, 2007), the risk of loss resulting from these agreements is spread over the Company’s numerous dealers and is further reduced by the resale value of the products repurchased. Based on losses previously experienced under these obligations, the Company has established a reserve for estimated losses under repurchase agreements. At both September 30, 2008 and December 31, 2007, $0.7 million was recorded as an accrual for estimated losses under repurchase agreements.

The Company was also contingently liable at September 30, 2008 to a financial institution on repurchase agreements in connection with financing provided by the institution to certain of the Company’s independent home builders in connection with their purchase of the Company’s housing products. This agreement provides for the Company to repurchase its products from the financing institution in the event that they have repossessed them upon a builder’s default. Products repurchased from builders under this agreement are accounted for as a reduction in revenue and cost of sales at the time of repurchase. Although the estimated contingent liability approximates $6.9 million at September 30, 2008 ($14.6 million at December 31, 2007), the risk of loss resulting from these agreements is spread over the Company’s numerous builders and is further reduced by the resale value of the products repurchased. The Company has evaluated the potential for losses under this agreement and has recorded an accrual of $0.1 million as of September 30, 2008 and $0.2 million at December 31, 2007 for estimated losses under the repurchase agreement.

Corporate Guarantees

The Company was contingently liable under guarantees to financial institutions of their loans to independent dealers for amounts totaling approximately $7.6 million at September 30, 2008 and $2.6 million at December 31, 2007. The Company has an agreement with a financial institution to form a private-label financing program to provide wholesale inventory financing to the Company’s dealers in the Recreational Vehicle

COACHMEN INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

9. Commitments and Contingencies  – (continued)

Segment. The agreement provides for a preferred program that provides financing that is subject to the standard repurchase agreement described above. In addition, the agreement provides for a reserve pool whereby the financial institution makes available an aggregate line of credit not to exceed $40 million that will provide financing for dealers that may not otherwise qualify for credit approval under the preferred program. No dealer being provided financing from the reserve pool can receive an aggregate line of credit exceeding $5 million. In addition to the standard repurchase agreement described above, at September 30, 2008 the Company was contingently liable to the financial institutions up to a maximum of $2.0 million of aggregate losses, as defined by the agreement, incurred by the financial institutions on designated dealers with higher credit risks that are accepted into the reserve pool financing program. The Company has recorded a loss reserve of $0.1 million at September 30, 2008 and December 31, 2007 associated with these guarantees.

Financing Obligation

During the second quarter of 2004, the Company entered into an agreement to provide financing of up to $4.9 million to a developer for the construction of a hotel for which the Company was to provide modular units. As of September 30, 2008, the Company provided $2.3 million in financing to the developer under this arrangement. The loans are collateralized by a first priority interest in all tangible and intangible property of the borrower. The developer was unable to obtain a building permit, so the Company is pursuing its legal remedies through litigation to recoup the financing extended to date. No additional funding has been or will be provided. During the fourth quarter of 2006, the Company obtained title to the real estate that was partial collateral for this note. In the event the sale of the property does not generate proceeds sufficient to cover the financing previously provided, the Company will continue pursuing its legal remedies to recover any shortfall. The Company has recorded the property at its estimated fair value less costs to sell.

Litigation

The Company has been named as a defendant in a number of lawsuits alleging that the plaintiffs were exposed to levels of formaldehyde in FEMA-supplied trailers manufactured by the Company’s subsidiaries (and other manufacturers) and that such exposure entitles plaintiffs to an award, including injunctive relief, a court-supervised medical monitoring fund, removal of formaldehyde-existing materials, repair and testing, compensatory, punitive and other damages, including attorneys’ fees and costs. Currently, the litigation is proceeding through the class certification process. All independent filings served on the Company have been consolidated into a single cause of action in which the issue of class certification will be determined. In the pending action, we do not believe that a liability is probable or reasonably estimable with respect to these claims and we have not recorded a provision for these claims in our financial statements.

In the third quarter of 2008, as a result of the favorable settlement of a lawsuit involving an insurance recovery, the Company recorded income of approximately $0.4 million. During the second quarter of 2008, as a result of the favorable settlement of two lawsuits involving insurance recoveries, the Company recorded income of approximately $1.0 million. During the first quarter of 2008, the Company also recorded income of approximately $1.0 million as a result of the favorable settlement of two lawsuits involving insurance recoveries. These favorable settlements are classified as a reduction to general and administrative expenses on the consolidated statement of operations.

The Company is involved in various other legal proceedings, most of which are ordinary disputes incidental to the industry and most of which are covered in whole or in part by insurance. Management believes that the ultimate outcome of these matters and any liabilities in excess of insurance coverage and self-insurance accruals will not have a material adverse impact on the Company’s consolidated financial position, future business operations or cash flows.

COACHMEN INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

10. Stock-Based Compensation

Stock options generally vest over a four-year service period. The Company has not granted any stock option awards since 2003. Compensation expense related to the Company’s Employee Stock Purchase Plan was not significant for either the three or nine-month periods ended September 30, 2008. Since the adoption of SFAS 123R, there have been no modifications to outstanding stock-based awards.

On January 4, 2008, the Company granted Restricted Stock Awards to certain key employees as a means of retaining and rewarding them for performance and to increase their ownership in the Company. The awards are governed by the Company’s 2000 Omnibus Stock Plan. Participants will earn the restricted shares awarded to them based on attainment of certain performance goals for the first quarter of 2008 and for the full calendar year 2008. If the Company meets the minimum or maximum target levels of pre-tax profits, the participants will earn corresponding levels of awards. To the extent the Company meets the performance goals for the first quarter and/or the full year, and the participant remains employed by the Company during the vesting period, the earned restricted shares will vest and be delivered to the participants over a three-year vesting period: one-third on January 1, 2009, one-third on January 1, 2010 and one-third on January 1, 2011. A total of 237,375 shares, assuming 100% of the performance goal is achieved, could be granted. At March 31, 2008, the Company determined that the minimum target of the performance goal for the first quarter of 2008 would be achieved; therefore, compensation expense in the amount of $0.1 million was recorded related to this plan for the quarter ended March 31, 2008. As of September 30, 2008, the Company determined that it is not yet probable that the performance conditions associated with the restricted stock grants for the full calendar year 2008 will be achieved; therefore, no additional compensation expense was recorded.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Coachmen Industries, Inc.

We have audited Coachmen Industries, Inc. and subsidiaries’ (the Company) internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). The Company’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Annual Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Coachmen Industries, Inc. and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Coachmen Industries, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007 of Coachmen Industries, Inc. and subsidiaries and our report dated February 20, 2008 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Grand Rapids, Michigan
February 20, 2008

COACHMEN INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
As of December 31
(In Thousands)

	2007	2006
ASSETS
Current assets
Cash and cash equivalents	$1,549	$2,651
Trade receivables, less allowance for doubtful receivables 2007 – $744 and 2006 – $1,134	9,122	25,874
Other receivables	3,819	2,332
Refundable income taxes	1,628	10,820
Inventories	79,268	83,511
Prepaid expenses and other	3,804	3,957
Assets held for sale	—	288
Total current assets	99,190	129,433
Property, plant and equipment, net	52,932	57,018
Goodwill	12,993	16,865
Cash value of life insurance, net of loans	33,936	31,119
Other	8,617	8,699
Total assets	$207,668	$243,134
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Short-term borrowings	$20,073	$9,284
Accounts payable, trade	15,042	16,998
Accrued income taxes	536	18
Accrued expenses and other liabilities	33,235	35,116
Floorplan notes payable	4,116	4,156
Current maturities of long-term debt	852	1,077
Total current liabilities	73,854	66,649
Long-term debt	3,010	3,862
Deferred income taxes	1,990	4,524
Postretirement deferred compensation benefits	7,632	7,768
Other	49	—
Total liabilities	86,535	82,803
Commitments and contingencies (Note 12)
Shareholders’ equity
Common shares, without par value: authorized 60,000 shares; issued 2007 – 21,180 shares and 2006 – 21,156 shares	92,552	92,382
Additional paid-in capital	7,856	7,648
Accumulated other comprehensive loss	(48)	(10)
Retained earnings	79,927	119,623
Treasury shares, at cost, 2007 – 5,402 shares and 2006 – 5,433 shares	(59,154)	(59,312)
Total shareholders’ equity	121,133	160,331
Total liabilities and shareholders’ equity	$207,668	$243,134

See Notes to Consolidated Financial Statements.

COACHMEN INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31
(In Thousands, Except per Share Amounts)

	2007	2006	2005
Net sales	$480,840	$564,382	$702,425
Cost of sales	468,123	544,166	679,227
Gross profit	12,717	20,216	23,198
Operating expenses:
Selling	22,712	23,230	28,320
General and administrative	26,310	21,328	30,794
Asset impairments	3,872	—	1,076
Gain on sale of assets, net	(1,037)	(8,689)	(163)
	51,857	35,869	60,027
Operating loss	(39,140)	(15,653)	(36,829)
Nonoperating (income) expense:
Interest expense	3,497	3,829	3,168
Investment income	(1,488)	(1,617)	(2,182)
Other income, net	(606)	(1,165)	(461)
	1,403	1,047	525
Loss from continuing operations before income taxes	(40,543)	(16,700)	(37,354)
Income taxes (credit)	(1,791)	16,515	(17,994)
Net loss from continuing operations	(38,752)	(33,215)	(19,360)
Discontinued operations
Loss from operations of discontinued entities (net of tax credits of $0, $(546) and $(4,426), respectively)	—	(795)	(6,370)
Gain (loss) on sale of assets of discontinued entities (net of taxes (credits) of $0, $2,140 and $(431), respectively)	—	2,205	(620)
Income (loss) from discontinued operations		1,410	(6,990)
Net loss	$(38,752)	$(31,805)	$(26,350)
Earnings (loss) per share – Basic
Continuing operations	$(2.46)	$(2.12)	$(1.24)
Discontinued operations	—	.09	(.45)
Net loss per share	(2.46)	(2.03)	(1.69)
Earnings (loss) per share – Diluted
Continuing operations	(2.46)	(2.12)	(1.24)
Discontinued operations	—	.09	(.45)
Net loss per share	$(2.46)	$(2.03)	$(1.69)
Number of common shares used in the computation of earnings (loss) per share:
Basic	15,727	15,633	15,551
Diluted	15,727	15,633	15,551

See Notes to Consolidated Financial Statements.

COACHMEN INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
For the Years Ended December 31, 2007, 2006 and 2005
(In Thousands, Except per Share Amounts)

	Comprehensive Income (Loss)	Common Number	Shares Amount	Additional Paid-In Capital	Unearned Compensation	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Treasury Number	Shares Amount	Total Shareholders’ Equity
Balance at January 1, 2005		21,108	$91,850	$8,894	$(1,700)	$92	$184,284	(5,384)	$(59,002)	$224,418
Net loss	$(26,350)	—	—	—	—	—	(26,350)	—	—	(26,350)
Reversal of unrealized gain on securities net of taxes of $116	(188)	—	—	—	—	(188)	—	—	—	(188)
Net unrealized gain on cash flow hedges	90	—	—	—	—	90	—	—	—	90
Total comprehensive loss	$(26,448)
Issuance of common shares upon the exercise of stock options net of tax benefit of $7		—	—	164	—	—	—	28	165	329
Issuance of common shares under employee stock purchase plan		26	314	—	—	—	—	—	—	314
Issuance (cancellations) of common shares from treasury		—	—	(2,593)	1,558	—	—	(19)	(87)	(1,122)
Other		—	—	—	—	—	68	—	—	68
Cash dividends of $.24 per common share		—	—	—	—	—	(3,756)	—	—	(3,756)
Balance at December 31, 2005		21,134	92,164	6,465	(142)	(6)	154,246	(5,375)	(58,924)	193,803
Comprehensive Income – 2006
Net loss	$(31,805)	—	—	—	—	—	(31,805)	—	—	(31,805)
Net unrealized (loss) on cash flow hedges	(4)	—	—	—	—	(4)	—	—	—	(4)
Total comprehensive loss	$(31,809)
Issuance of common shares upon the exercise of stock options net of tax benefit of $25		—	—	284	—	—	—	64	376	660
Issuance of common shares under employee stock purchase plan		22	218	—	—	—	—	—	—	218
Issuance (cancellations) of common shares from treasury		—	—	899	142	—	—	(122)	(764)	277
Cash dividends of $.18 per common share		—	—	—	—	—	(2,818)	—	—	(2,818)
Balance at December 31, 2006		21,156	92,382	7,648	—	(10)	119,623	(5,433)	(59,312)	160,331
Comprehensive Income – 2007
Net loss	$(38,752)	—	—	—	—	—	(38,752)	—	—	(38,752)
Net unrealized (loss) on cash flow hedges	(38)	—	—	—	—	(38)	—	—	—	(38)
Total comprehensive loss	$(38,790)
Issuance of common shares under employee stock purchase plan		24	170	—	—	—	—	—	—	170
Issuance (cancellations) of common shares from treasury		—	—	208	—	—	—	31	158	366
Cash dividends of $.06 per common share		—	—	—	—	—	(944)	—	—	(944)
Balance at December 31, 2007		21,180	$92,552	$7,856	$—	$(48)	$79,927	(5,402)	$(59,154)	$121,133

See Notes to Consolidated Financial Statements.

COACHMEN INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31
(In Thousands)

	2007	2006	2005
Cash flows from operating activities:
Net loss	$(38,752)	$(31,805)	$(26,350)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	5,790	6,533	8,554
Provision for doubtful receivables	512	1,631	988
Provision for write-down of assets to net realizable value	—	—	9,241
Net realized and unrealized gains on marketable securities and derivatives	(38)	(4)	(311)
Goodwill impairment charge	3,872	—	—
(Gain) loss on sale of properties and other assets, net	(1,037)	(13,183)	1,592
Increase in cash surrender value of life insurance policies	(1,129)	(317)	(1,142)
Deferred income tax provision (benefit)	(2,534)	20,224	(13,198)
Tax benefit from stock options exercised	—	25	7
Other	1,100	127	(848)
Changes in certain assets and liabilities, net of effects of acquisitions and dispositions:
Trade receivables	15,977	16,642	12,883
Inventories	4,243	25,627	14,784
Prepaid expenses and other	153	(582)	152
Accounts payable, trade	(1,956)	(13,150)	(2,147)
Income taxes – accrued and refundable	9,710	(1,051)	(11,986)
Accrued expenses and other liabilities	(2,687)	(15,750)	15,390
Net cash provided by (used in) operating activities	(6,776)	(5,033)	7,609
Cash flows from investing activities:
Proceeds from sales of marketable securities	—	—	1,933
Proceeds from sale of properties and other assets	1,787	28,104	1,846
Investments in marketable securities and cash surrender value	(1,688)	(2,574)	(2,549)
Purchases of property and equipment	(3,618)	(4,622)	(5,696)
Other	310	(517)	48
Net cash provided by (used in) investing activities	(3,209)	20,391	(4,418)
Cash flows from financing activities:
Proceeds from short-term borrowings	11,037	11,713	232
Payments of short-term borrowings	(288)	(14,910)	(10,581)
Proceeds from long-term debt	—	255	241
Payments of long-term debt	(1,077)	(10,452)	(2,243)
Issuance of common shares under stock incentive plans	170	878	643
Tax benefit from stock options exercised	—	(25)	(7)
Cash dividends paid	(944)	(2,818)	(3,756)
Purchases of common shares for treasury	(15)	(129)	—
Other	—	1	68
Net cash provided by (used in) financing activities	8,883	(15,487)	(15,403)
Decrease in cash and cash equivalents	(1,102)	(129)	(12,212)
Cash and cash equivalents
Beginning of year	2,651	2,780	14,992
End of year	$1,549	$2,651	$2,780
Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$663	$1,383	$2,314
Cash paid (refunded) during the year for income taxes	(9,032)	(127)	2,240
Operating cash received related to insurance settlement	—	2,875	2,213
Gain on sale of assets – Continuing operations	(1,037)	(8,689)	(163)
(Gain) loss on sale of assets – Discontinued operations	—	(4,345)	1,051
Provision for write-down of assets to net realizable value – Continuing operations	—	—	1,077
Provision for write-down of assets to net realizable value – Discontinued operations	$—	$—	$8,164

See Notes to Consolidated Financial Statements.

COACHMEN INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of Operations and Accounting Policies

Nature of Operations —  Coachmen Industries, Inc. and its subsidiaries (the “Company”) manufacture a full array of recreational vehicles and system-built housing. Recreational vehicles are sold through a nationwide dealer network. The system-built products (single-family homes, multi-family dwellings, military housing, motels/hotels, group living facilities, and residential subdivisions) are sold to builders/dealers or directly to the end user for certain specialized structures.

Principles of Consolidation — The accompanying consolidated financial statements include the accounts of Coachmen Industries, Inc. and its subsidiaries, all of which are wholly or majority-owned. All intercompany transactions have been eliminated in consolidation.

Use of Estimates — The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition — For the RV Segment, the shipping terms are free on board (“FOB”) shipping point and title and risk of ownership are transferred to the independent dealers at that time. Accordingly, sales are recognized as revenue at the time the products are shipped. For the Housing Segment, the shipping terms are either FOB shipping point or FOB destination. For traditional home sales, shipping terms are generally FOB destination and title and risk of ownership are generally transferred when the Company completes installation of the product. For traditional homes FOB destination shipping terms, the Company generally recognizes the revenue at the time delivery and installation are completed. Revenue from final set-up procedures, which are perfunctory, is deferred and recognized when such set-up procedures are completed. Major projects shipping terms are usually detailed in the contract, and title and risk of ownership are transferred per the contract. In the case of these major projects, the Company recognizes the revenue when title and risk of ownership are transferred according to the terms of the contract.

Cash Flows and Non-cash Activities — For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash, cash investments and any highly liquid investments purchased with original maturities of three months or less.

Non-cash investing and financing activities are as follows (in thousands):

	2007	2006	2005
Issuance (cancellations) of common shares, at market value, in lieu of cash compensation	$116	$125	$(1,122)
Notes receivable received in connection with the sale of certain assets (see Note 11)	$2,610	$5,920	$—

Concentrations of Credit Risk — Financial instruments that potentially subject the Company to credit risk consist primarily of cash and cash equivalents and trade receivables.

At December 31, 2007 and 2006, cash and cash equivalents invested in money market accounts or certificates of deposit were $0 million and $0.6 million, respectively.

The Company has a concentration of credit risk in the recreational vehicle industry, although there is no geographic concentration of credit risk. A single recreational vehicle dealer network accounts for approximately 12% of the Company’s 2007 consolidated net sales. No single customer accounted for more than 10% of consolidated net sales in 2006 or 2005. The Company performs ongoing credit evaluations of its customers’ financial conditions and sales to its recreational vehicle dealers are generally subject to pre-approved dealer floorplan financing whereby the Company is paid upon delivery or shortly thereafter. The Company generally requires no collateral from its customers. Future credit losses are provided for currently through the allowance for doubtful receivables, and actual credit losses are charged to the allowance when incurred.

COACHMEN INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of Operations and Accounting Policies  – (continued)

Investment income from continuing operations consists of the following for the years ended December 31 (in thousands):

	2007	2006	2005
Interest income	$478	$474	$510
Increase in cash value of life insurance policies	1,003	1,138	1,116
Dividend income on preferred stocks	7	5	54
Net realized gains on sale of preferred stocks and bond funds	—	—	505
Net realized losses on closed U.S. Treasury bond futures options	—	—	(12)
Unrealized gains on open U.S. Treasury bond futures options	—	—	9
Total	$1,488	$1,617	$2,182

Fair Value of Financial Instruments — The carrying amounts of cash and cash equivalents, receivables and accounts payable approximated fair value as of December 31, 2007 and 2006, because of the relatively short maturities of these instruments. The carrying amount of long-term debt, including current maturities, approximated fair value as of December 31, 2007 and 2006, based upon terms and conditions currently available to the Company in comparison to terms and conditions of the existing long-term debt. The Company has investments in life insurance contracts principally to fund obligations under deferred compensation agreements (see Note 9). At December 31, 2007 and 2006, the carrying amount of life insurance policies, which equaled their fair value, was $33.9 million ($51.5 million, net of $17.6 million of policy loans) and $31.1 million ($47.5 million, net of $16.4 million of policy loans), respectively.

SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. The Company has entered into various interest rate swap agreements to manage the economic risks associated with fluctuations in interest rates by converting a portion of the Company’s variable rate debt to a fixed rate basis, thus reducing the impact of changes in interest rates on future interest expense. These financial instruments have been designated as cash flow hedges, with changes in fair value being included as a component of other comprehensive income (loss) within shareholders’ equity. Hedge effectiveness is evaluated by the hypothetical derivative method and any hedge ineffectiveness is reported as interest expense. Hedge ineffectiveness was not material in 2007 or 2006.

Inventories — Inventories are valued at the lower of cost (first-in, first-out method) or market.

Property, Plant and Equipment — Property, plant and equipment are carried at cost less accumulated depreciation. Amortization of assets held under capital leases is included in depreciation and amortized over the estimated useful life of the asset. Depreciation is computed using the straight-line method on the costs of the assets, at rates based on their estimated useful lives as follows:

Land improvements	3 – 15 years
Buildings and improvements	10 – 30 years
Machinery and equipment	3 – 10 years
Transportation equipment	2 – 7 years
Office furniture and fixtures, including capitalized computer software	2 – 10 years

Upon sale or retirement of property, plant and equipment, including long-lived assets held for sale and rental properties, the asset cost and related accumulated depreciation is removed from the accounts and any resulting gain or loss is included in earnings.

COACHMEN INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of Operations and Accounting Policies  – (continued)

Long-Lived Assets — Long-lived assets held and used by the Company, including property, plant and equipment and intangible assets are reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable (see Note 11 for asset impairments recorded in 2007 and 2005, including impairments of intangible assets).

Goodwill represents the excess of the purchase price over the fair value of net tangible and identifiable intangible assets of acquired businesses. Goodwill assets deemed to have indefinite lives are not amortized, but are subject to impairment tests at least annually in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. The Company reviews the carrying amounts of goodwill assets annually by segment to determine if such assets may be impaired. If the carrying amounts of these assets are not recoverable based upon a discounted cash flow analysis, such assets are reduced by the estimated shortfall of fair value to recorded value. At December 31, 2006, the Company had $16.9 million of goodwill, $13.0 million attributable to the Housing reporting unit and $3.9 million attributable to the RV reporting unit. The RV reporting unit goodwill originated from the Company’s purchase of recreational vehicle assets. The Company conducted its annual goodwill impairment test as required by FASB Statement No. 142, Goodwill and Other Intangible Assets, during the fourth quarter of 2006 and the results indicated that the estimated fair value of each of the Company’s reporting units exceeded their carrying value. As a result of the continued weakness in the RV market, combined with continuing losses incurred by the RV reporting unit, SFAS No. 142 required the Company to perform an interim goodwill impairment evaluation during the quarter ended June 30, 2007. Because the carrying value of the RV reporting unit exceeded its fair value as calculated using the expected present value of future cash flows, the Company concluded that the goodwill was impaired as of June 30, 2007. Accordingly, the Company recorded a non-cash goodwill impairment charge of $3.9 million in the quarter ended June 30, 2007. The Company has performed the required annual impairment tests and has determined that there was no impairment indicated for the remaining Housing reporting unit goodwill at December 31, 2007.

The changes in the carrying amount of goodwill for the years ended December 31, 2007 and 2006 are as follows (in thousands):

Balance at January 1, 2006	$17,383
Allocation to discontinued operations	(518)
Balance at December 31, 2006	16,865
Impairment charge	(3,872)
Balance at December 31, 2007	$12,993

Warranty Expense — The Company provides to its customers a variety of warranties on its products ranging from 1 to 2 years in length and up to ten years on certain structural components. Estimated costs related to product warranty are accrued at the time of sale and included in cost of sales. General warranty reserves are based upon past warranty claims and sales history and adjusted as required to reflect actual costs incurred, as information becomes available. Specific warranty reserves are based on specific identified issues with the amounts accrued based on the estimated cost to correct the problem. Warranty expense from continuing operations totaled $16.8 million, $21.6 million and $34.8 million in 2007, 2006 and 2005, respectively. The higher warranty expense for 2005 is primarily the result of specific reserves established related to the recall of camping trailer lift systems and the repair of laminated sidewalls of certain of the Company’s recreational vehicles. The decrease in 2007 is primarily a result of decreased sales and improvements in quality.

COACHMEN INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of Operations and Accounting Policies  – (continued)

Changes in the Company’s warranty liability during the years ended December 31, 2007 and 2006 were as follows (in thousands):

	2007	2006
Balance of accrued warranty at January 1	$11,099	$20,005
Warranties issued during the period and changes in liability for pre-existing warranties	16,787	21,598
Cash settlements made during the period	(19,763)	(30,504)
Balance of accrued warranty at December 31	$8,123	$11,099

The decrease in warranty accrual for 2007 of $3.0 million to $8.1 million is the result of specific reserves established in 2005 related to the recall of defective camping trailer lift systems and the repair of defective material used in laminated sidewalls of certain of the Company’s recreational vehicles, lower sales levels and improvements in quality. Most of the claims against the specific reserves were paid by the Company in 2006 and in the first quarter of 2007.

Stock-Based Compensation — Prior to January 1, 2006, the Company accounted for its stock-based compensation plans under the recognition and measurement provision of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, as permitted by FASB Statement No. 123, Accounting for Stock-Based Compensation. Effective January 1, 2006, the Company adopted the fair value recognition provisions of FASB Statement No. 123(R), Share-Based Payment, using the modified-prospective-transition method and accordingly, the Company has not restated the consolidated results of income from prior interim periods and fiscal years. Under SFAS 123R, the Company is required to measure compensation cost for all stock-based awards at fair value on date of grant and recognize compensation expense over the period that the awards are expected to vest. Restricted stock and stock options issued under the Company’s equity plans, as well as, stock purchases under the employee stock purchase plan are subject to the provisions of SFAS 123R. Since the adoption of SFAS 123R, there have been no modifications to outstanding stock-based awards.

Prior to the adoption of Statement 123(R), the Company presented all tax benefits of deductions resulting from the exercise of stock options as operating cash flows in the Statement of Cash Flows. Statement 123(R) requires the cash flows resulting from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) to be classified as financing cash flows. Excess tax benefit for the years ended December 31, 2007 and 2006 was not significant.

Stock options generally vest over a four-year service period. The Company has not granted any stock option awards since 2003. The remaining unvested stock options, net of forfeitures, at December 31, 2007 were not significant.

Compensation expense related to the Company’s Employee Stock Purchase Plan was not significant for the year ended December 31, 2007.

COACHMEN INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of Operations and Accounting Policies  – (continued)

The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation, to stock-based compensation for the year ended December 31, 2005:

2005
Net loss, as reported	$(26,350)
Add: Stock-based compensation credit under variable plan included in earnings, net of taxes	(865)
Deduct: Total stock-based employee compensation credit determined under fair value method for all awards, net of taxes	761
Pro forma net loss	$(26,454)
Loss per share:
Basic – as reported	(1.69)
Basic – pro forma	(1.70)
Diluted – as reported	(1.69)
Diluted – pro forma	(1.70)

The Company did not grant any stock options in 2007, 2006 or 2005.

New Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 157, Fair Value Measurements (SFAS No. 157). SFAS No. 157 establishes a framework for measuring the fair value of assets and liabilities. This framework is intended to provide increased consistency in how fair value determinations are made under various existing accounting standards which permit, or in some cases require, estimates of fair market value. SFAS No. 157 also expands financial statement disclosure requirements about a company’s use of fair value measurements, including the effect of such measures on earnings. SFAS No. 157 is required to be adopted at the beginning of the fiscal year ending December 31, 2008. Management is currently evaluating the impact that SFAS No. 157 will have on the consolidated financial statements.

In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS No. 159). SFAS No. 159 permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 will be effective for the Company at the beginning of the fiscal year ending December 31, 2008. Management is currently evaluating the impact that SFAS No. 159 will have on the consolidated financial statements.

In December 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 141(revised 2007), Business Combinations, (SFAS No. 141R). SFAS No. 141R provides revised guidance on how acquirers recognize and measure the consideration transferred, identifiable assets acquired, liabilities assumed, noncontrolling interests, and goodwill acquired in a business combination. SFAS No. 141R also expands required disclosures surrounding the nature and financial effects of business combinations. SFAS No. 141R is effective, on a prospective basis, for fiscal years beginning after December 15, 2008. Management is currently evaluating the impact that SFAS No. 141R will have on the consolidated financial statements.

In December 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, (SFAS No. 160). SFAS No. 160 changes the accounting and reporting for minority interests, which will be characterized as noncontrolling interests and classified as a

COACHMEN INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of Operations and Accounting Policies  – (continued)

component of equity. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. Management is currently evaluating the impact that SFAS No. 160 will have on the consolidated financial statements.

Research and Development Expenses — Research and development expenses charged to continuing operations were $6.3 million, $6.7 million, and $7.2 million for the years ended December 31, 2007, 2006 and 2005, respectively.

Shipping and Handling Costs — The Company records freight billed to customers as sales. Effective January 1, 2007, the Company changed its classification of delivery expenses in the statement of operations to include these expenses as a component of cost of sales. Prior to January 1, 2007, the Company classified delivery expenses as an operating expense. This change is considered a change in accounting principle pursuant to the provisions of FASB Statement No. 154, Accounting Changes and Error Corrections, and was reported by retrospective application to prior periods’ financial statements. This change in accounting principle is considered preferable as it was made to conform the classification of these expenses on the statement of operations to the classification of such expenses by other companies in our industry. The effect of this change on the year ended December 31, 2007 was an increase of cost of sales and a decrease of operating expenses by approximately $27.8 million. The Company applied the change retrospectively by reclassifying approximately $29.2 million and $32.8 million of delivery expenses from operating expenses to cost of sales for the years ending December 31, 2006 and December 31, 2005, respectively. This change has no effect on income from continuing operations, net income or per share amounts for any period presented.

Comprehensive Income (Loss) — Comprehensive income (loss) represents net earnings and any revenues, expenses, gains and losses that, under accounting principles generally accepted in the United States, are excluded from net earnings and recognized directly as a component of shareholders’ equity.

Volume-Based Sales and Dealer Incentives — The Company nets certain dealer incentives, including volume-based bonuses, interest reimbursements and other rebates, against revenue in accordance with EITF 00-22 and EITF 01-09.

Income Taxes — The Company accounts for corporate income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes,” which requires the Company to evaluate the need to establish a valuation allowance to reduce the carrying value of its deferred tax assets on the balance sheet. Deferred tax assets arise as a result of tax loss carryforwards and various differences between the book value of assets and the values used for income tax purposes. SFAS No 109 states that a valuation allowance is generally required if a company has cumulative losses in recent years. Given the losses incurred by the Company over the last three years, noncash charges from continuing operations of $13.3 million and $24.4 million were recorded as a valuation allowance for the full value of its deferred tax assets as of December 31, 2007 and 2006, respectively.

2. Segment Informationm

The Company has determined that its reportable segments are those that are based on the Company’s method of internal reporting, which disaggregates its business by product category. The Company’s two reportable segments are Recreational Vehicles and Housing. The Company evaluates the performance of its segments based primarily on net sales and pre-tax income and allocates resources to them based on performance. The accounting policies of the segments are the same as those described in Note 1 and there are no inter-segment revenues. The Company allocates certain corporate expenses to these segments based on three dimensions: revenues, subsidiary structure and number of employees. In addition, the data excludes the results of the discontinued operations (see Note 11). Differences between reported segment amounts and corresponding consolidated totals represent corporate income or expenses for administrative functions and income, costs or expenses relating to property and equipment that are not allocated to segments.

COACHMEN INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Segment Informationm  – (continued)

The table below presents information about segments, including product class information within the Recreational Vehicle Segment, used by the chief operating decision maker of the Company for the years ended December 31 (in thousands):

	2007	2006	2005
Net sales:
Recreational vehicles
Motorhomes	$235,873	$266,246	$350,876
Travel trailers and fifth wheels	106,779	118,375	149,263
Camping trailers	13,667	13,549	15,152
Parts and supplies	5,335	6,540	6,903
Total recreational vehicles	361,654	404,710	522,194
Housing	119,186	159,672	180,231
Total	$480,840	$564,382	$702,425
Gross profit
Recreational vehicles	$(130)	$283	$(972)
Housing	12,847	19,933	24,170
Total	$12,717	$20,216	$23,198
Operating expenses
Recreational vehicles	$33,772	$25,659	$38,769
Housing	20,200	17,284	26,853
Other reconciling items	(2,115)	(7,074)	(5,595)
Total	$51,857	$35,869	$60,027
Operating income (loss)
Recreational vehicles	$(33,902)	$(25,376)	$(39,741)
Housing	(7,353)	2,649	(2,683)
Other reconciling items	2,115	7,074	5,595
Total	$(39,140)	$(15,653)	$(36,829)
Pre-tax income (loss) from continuing operations
Recreational vehicles	$(33,908)	$(25,383)	$(40,760)
Housing	(7,434)	2,665	(2,403)
Other reconciling items	799	6,018	5,809
Total	$(40,543)	$(16,700)	$(37,354)
Total assets
Recreational vehicles	$86,816	$113,627	$152,501
Housing	54,601	57,968	83,338
Other reconciling items	66,251	71,539	86,977
Total	$207,668	$243,134	$322,816
Total goodwill
Recreational vehicles	$—	$3,872	$4,132
Housing	12,993	12,993	13,251
Total	$12,993	$16,865	$17,383

COACHMEN INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Segment Informationm  – (continued)

The following specified amounts from continuing operations are included in the measure of segment pre-tax income or loss reviewed by the chief operating decision maker (in thousands):

	2007	2006	2005
Interest expense
Recreational vehicles	$532	$840	$1,171
Housing	341	281	339
Other reconciling items	2,624	2,708	1,658
Total	$3,497	$3,829	$3,168
Depreciation
Recreational vehicles	$3,156	$3,547	$3,515
Housing	2,295	2,522	2,879
Other reconciling items	339	453	709
Total	$5,790	$6,522	$7,103

3. Inventories

Inventories consist of the following (in thousands):

	December 31, 2007	December 31, 2006
Raw materials
Recreational vehicles	$11,789	$13,874
Housing	5,989	6,065
Total	17,778	19,939
Work in process
Recreational vehicles	12,913	15,661
Housing	2,941	3,466
Total	15,854	19,127
Improved lots
Housing	645	221
Total	645	221
Finished goods
Recreational vehicles	34,038	35,079
Housing	10,953	9,145
Total	44,991	44,224
Total	$79,268	$83,511

COACHMEN INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. Property, Plant and Equipment

Property, plant and equipment consist of the following (in thousands):

	2007	2006
Land and improvements	$11,452	$11,562
Buildings and improvements	59,765	61,043
Machinery and equipment	24,429	24,798
Transportation equipment	14,654	14,310
Office furniture and fixtures	17,274	17,481
Total	127,574	129,194
Less, accumulated depreciation	74,642	72,176
Property, plant and equipment, net	$52,932	$57,018

5. Short-Term Borrowings

On August 2, 2006, the Company executed a $55 million, five-year, secured Revolving Credit Facility with Bank of America (formerly LaSalle Business Credit, LLC) to meet its seasonal working capital needs. At December 31, 2007 there were short-term borrowings of $20.1 million outstanding against this bank line of credit, and outstanding letters of credit totaling $4.7 million. At December 31, 2006 there were short-term borrowings of $9.3 million outstanding against this bank line of credit, and outstanding letters of credit totaling $5.0 million. As of December 31, 2007 and, 2006, $17.6 million and $16.4 million, respectively, had been borrowed against the cash surrender value of company-owned life insurance contracts.

The five-year credit facility executed August 2, 2006 replaced the previous $35 million facility that was due to expire on August 31, 2006. Under the new facility, available borrowings are based on 85% of eligible accounts receivable plus the lesser of 60% of eligible inventory or 85% liquidation value of inventory, 70% of appraised value of mortgaged real estate. The new agreement expires August 2, 2011. Outstanding borrowings under the new agreement bear interest at rates based on the prime or LIBOR rates as outlined in the agreement. The new credit facility is secured by substantially all of the assets of the Company except the cash surrender value of life insurance contracts. Financial covenant ratios are required to be calculated only in the event a Funds Control Event occurs, as defined in the agreement. No Funds Control Events occurred during the years ended December 31, 2007 or December 31, 2006.

At December 31, 2007, the new and used recreational vehicle inventory of the Company-owned dealership was pledged as collateral on floorplan notes aggregating $4.1 million. The interest rate on these floorplan notes is tiered based on the outstanding note balance. The effective rate at December 31, 2007 was 7.08%.

6. Long-Term Debt

Long-term debt consists of the following (in thousands):

	2007	2006
Obligations under industrial development revenue bonds, variable rates (effective weighted-average interest rates of 3.6% and 4.1% at December 31, 2007 and 2006, respectively), with various maturities through 2015	$3,600	$4,350
Obligations under capital leases, interest imputed at rates ranging from 4.7% to 5.4%, with maturities through 2008	332	292
Other	228	297
Subtotal	3,861	4,939
Less, current maturities of long-term debt	852	1,077
Long-term debt	$3,010	$3,862

COACHMEN INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. Long-Term Debt  – (continued)

Principal maturities of long-term debt during the four fiscal years succeeding 2008 are as follows: 2009 — $820,000; 2010 — $820,000; 2011 — $770,000 and 2012 — $150,000.

In connection with the industrial development revenue bond obligations, the Company obtained, as a credit enhancement for the bondholders, irrevocable letters of credit in favor of the bond trustees. Under the industrial revenue bond for the Mod-U-Kraf Homes manufacturing facility in Virginia, the issuer of the letter of credit holds a first lien and security interest on that facility.

In January of 2003, the Company entered into various interest rate swap agreements that became effective beginning in October of 2003. These swap agreements are designated as cash flow hedges under the provisions of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and are used to manage the economic risks associated with fluctuations in interest rates by converting a portion of the Company’s variable-rate debt to a fixed-rate basis through November of 2011, thus reducing the impact of changes in interest rates on future interest expense. Hedge effectiveness is evaluated by the hypothetical derivative method. Any hedge ineffectiveness is reported within the interest expense caption of the statements of income. Hedge ineffectiveness was not material in 2007, 2006 or 2005. The fair value of the Company’s interest rate swap agreements represents the estimated receipts or payments that would be made to terminate the agreements. If, in the future, the interest rate swap agreements are determined to be ineffective hedges or are terminated before the contractual termination dates, or if it became probable that the hedged variable cash flows associated with the variable-rate borrowings would stop, the Company would be required to reclassify into earnings all or a portion of the unrealized amounts on cash flow hedges included in accumulated other comprehensive income (loss) within shareholders’ equity.

At December 31, 2007, the Company had one remaining interest rate swap agreement with a notional amount of $2.4 million that was used to convert the variable interest rates on certain industrial development revenue bonds to fixed rates. In accordance with the terms of the swap agreement, the Company pays a 3.71% interest rate, and receives the Bond Market Association Index (BMA), calculated on the notional amount, with net receipts or payments being recognized as adjustments to interest expense. The Company recorded a liability for the potential early settlements of these swap agreements in the amount of $49,000 at December 31, 2007 and $17,000 at December 31, 2006. This exposure represents the fair value of the swap instruments and has been recorded in the balance sheets in accordance with SFAS No. 133 as a noncurrent liability. The effective portion of the cash flow hedge has been recorded, net of taxes, as a reduction of shareholders’ equity as a component of accumulated other comprehensive loss.

COACHMEN INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities at year-end consist of the following (in thousands):

	2007	2006
Wages, salaries, bonuses and commissions	$2,432	$3,135
Dealer incentives, including volume bonuses, dealer trips, interest reimbursement, co-op advertising and other rebates	1,577	4,140
Warranty	8,123	11,099
Insurance-products and general liability, workers compensation, group health and other	8,519	7,593
Customer deposits and unearned revenues	4,208	3,865
Litigation	930	345
Interest	751	955
Sales and property taxes	1,837	1,226
Deferred gain on sale of real estate	1,145	—
Other current liabilities	3,713	2,758
Total	$33,235	$35,116

8. Common Stock Matters and Earnings per Share

Stock Option Plan

The Company has stock option plans, including the 2000 Omnibus Stock Incentive Program (the “2000 Plan”), which was approved by the shareholders on May 4, 2000. The 2000 Plan provides for 1.0 million common shares to be reserved for grants under the Company’s stock option and award plans. The Company’s stock option plan provides for the granting of options to directors, officers and eligible key employees to purchase common shares. The 2000 Plan permits the issuance of either incentive stock options or nonqualified stock options. Stock Appreciation Rights (“SAR’s”) may be granted in tandem with stock options or independently of and without relation to options. There were no SAR’s outstanding at December 31, 2007 or 2006. The option price for incentive stock options shall be an amount of not less than 100% of the fair market value per share on the date of grant and the option price for nonqualified stock options shall be an amount of not less than 90% of the fair market value per share on the date the option is granted. No such options may be exercised during the first year after grant, and are exercisable cumulatively in four installments of 25% each year thereafter. Outstanding options have terms of ten years.

The following table summarizes stock option activity (number of shares in thousands):

	Number of Shares	Weighted-Average Exercise Price
Outstanding, January 1, 2005	327	$12.26
Granted	—	—
Canceled	(15)	14.69
Exercised	(28)	11.66
Outstanding, December 31, 2005	284	12.19
Granted	—	—
Canceled	(71)	13.60
Exercised	(64)	9.95
Outstanding, December 31, 2006	149	12.48
Granted	—	—
Canceled	(15)	14.80
Exercised	—	—
Outstanding, December 31, 2007	134	$12.20

COACHMEN INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. Common Stock Matters and Earnings per Share  – (continued)

Options outstanding at December 31, 2007 are exercisable at prices ranging from $10.00 to $18.68 per share and have a weighted-average remaining contractual life of 3.5 years. The following table summarizes information about stock options outstanding and exercisable at December 31, 2007 (in thousands):

	Options Outstanding			Options Exercisable
Range of Exercise Price	Number Outstanding at December 31, 2007	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price	Number Exercisable at December 31, 2007	Weighted-Average Exercise Price
$10.00 – $12.00	90	3.1	$10.17	90	$10.17
12.01 – 17.00	39	4.3	16.01	39	16.01
$17.01 – $18.68	5	4.3	$18.68	5	$18.68
	134			134

At December 31, 2005 there were exercisable options to purchase 252,000 shares, at weighted-average exercise prices of $11.85. There were no options granted during 2007 or 2006. As of December 31, 2007 and 2006, 1.4 million shares were reserved for the granting of future stock options and awards.

Stock Award Programs

The 2000 Plan also permits the granting of restricted and unrestricted stock awards to the Company’s key employees and non-employee directors. In accordance with the provisions of the 2000 Plan, the Board of Directors may grant shares of stock to eligible participants for services to the Company. Restricted shares vest over a period of time as determined by the Board of Directors and are granted at no cost to the recipient. For restricted shares that are not subject to pre-established Company performance objectives, compensation expense is recognized over the vesting period at an amount equal to the fair market value of the shares on the grant date. Compensation expense for discretionary unrestricted stock awards is recognized at date of grant. There were 22,517, 21,728, and 22,490 restricted non-contingent stock awards granted at a weighted-average per share grant-date fair value of $10.51, $11.03, and $11.80, in 2007, 2006 and 2005, respectively. Compensation expense of $269,306, $238,000, and $259,000 was recognized in the years ended December 31, 2007, 2006 and 2005, respectively.

On March 1, 2003, the Company adopted the Performance Based Restricted Stock Plan covering 115,000 shares of common stock per performance period for officers and other key employees. During 2005, the Company determined that it was probable that the requirements for the 2003, 2004 and 2005 plans would not be achieved and as a result, reversed the expenses that had been previously recorded related to these three plans. For the year 2005, the Company reduced compensation expense, which is a component of general and administrative expenses, by $1.4 million related to these three plans.

On March 28, 2006, the Company granted Restricted Stock Awards to certain key employees as a means of retaining and rewarding them for performance and to increase their ownership in the Company. Participants earn the restricted shares awarded to them based on attainment of certain performance goals for the calendar year 2006. A total of 110,000 shares, assuming 100% of the performance goal was achieved, were granted with a weighted-average grant-date fair value of $11.05 per share. At December 31, 2006, the Company determined that the performance goal was not achieved; therefore, no compensation expense has been recorded related to this plan for the year ended December 31, 2006. Due to termination of employment or as a condition to receiving the 2006 Restricted Stock Awards, the participants forfeited all rights to the 99,600 shares and 75,600 shares awarded in 2004 and 2005, respectively, under the Performance Based Restricted Stock Plan. Shares awarded under this plan in 2003 were forfeited as of December 31, 2005 due to failure to meet the performance goals.

COACHMEN INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. Common Stock Matters and Earnings per Share  – (continued)

On January 10, 2007, the Company granted Restricted Stock Awards to certain key employees as a means of retaining and rewarding them for performance and to increase their ownership in the Company. The awards are governed by the Company’s 2000 Omnibus Stock Plan. Participants will earn the restricted shares awarded to them based on attainment of certain performance goals for the calendar year 2007. If the Company meets the minimum threshold and maximum target levels of pre-tax profits, the participants will earn corresponding levels of awards. To the extent the Company meets the performance goals for the year, and the participant remains employed by the Company during the vesting period, the earned restricted shares will vest and be delivered to the participants over a three-year vesting period: one-third on January 1, 2009, one-third on January 1, 2010 and one-third on January 1, 2011. Compensation expense is recognized on a straight-line basis over the requisite service period as the awards contingently vest over the performance and service periods. A total of 139,500 shares, assuming 100% of the performance goal is achieved, were granted with a weighted-average grant-date fair value of $10.80 per share. At December 31, 2007, the Company determined that the performance goal was not achieved; therefore, no compensation expense has been recorded related to this plan for the year ended December 31, 2007. Due to termination of employment or due to failure to meet the performance goals condition to receiving the 2007 Restricted Stock Awards, the participants forfeited all rights to the 139,500 shares.

The following table summarizes the activity of the Performance Based Restricted Stock Awards program (in thousands):

Number of Shares
Outstanding, January 1, 2005	169,110
Granted	75,600
Forfeited	(102,410)
Outstanding, December 31, 2005	142,300
Granted	110,000
Forfeited	(252,300)
Outstanding, December 31, 2006	—
Granted	139,500
Forfeited	139,500
Outstanding, December 31, 2007	—

The following table summarizes, by plan year, the number of contingent shares awarded, forfeited and the remaining contingent shares outstanding as of December 31, 2007:

	Plan Year
	2007	2006	2005
Contingent shares awarded	139,500	110,000	75,600
Shares forfeited	139,500	110,000	75,600
Contingent shares outstanding as of December 31, 2007	—	—	—

Stock Purchase Plan

The Company has an employee stock purchase plan under which a total of 800,000 shares of the Company’s common stock are reserved for purchase by full-time employees through weekly payroll deductions. Shares of the Company’s common stock are purchased quarterly by the employees at a price equal to 90% of the market price. The market price was based on the lower of the beginning or the ending day of the quarter

COACHMEN INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. Common Stock Matters and Earnings per Share  – (continued)

until June 30, 2006, and subsequently is based on the market price at the end of the quarter. As of December 31, 2007, there were 149 employees actively participating in the plan. Since its inception, a total of 462,000 shares have been purchased by employees under the plan. The Company sold to employees 24,000, 21,830 and 25,700 shares at weighted average fair values of $7.62, $10.02 and $11.07 in 2007, 2006 and 2005, respectively. Certain restrictions in the plan limit the amount of payroll deductions an employee may make in any one quarter. There are also limitations as to the amount of ownership in the Company an employee may acquire under the plan.

Earnings Per Share

Basic earnings per share is based on the weighted-average number of shares outstanding during the period. Diluted earnings per common share is based on the weighted-average number of shares outstanding during the period, after consideration of the dilutive effect of stock options and awards and shares held in deferred compensation plans. Basic and diluted earnings per share were calculated using the average shares as follows (in thousands):

	2007	2006	2005
Numerator:
Net loss available to common stockholders	$(38,752)	$(31,805)	$(26,350)
Denominator:
Number of shares outstanding, end of period:
Weighted-average number of common shares used in Basic EPS	15,727	15,633	15,551
Stock options and awards	—	—	—
Weighted-average number of common shares used in Diluted EPS	15,727	15,633	15,551

As the Company reported a net loss for the years ended December 31, 2007, 2006 and 2005, the dilutive effect of stock options and awards did not enter into the computation of diluted earnings per share because their inclusion would have been antidilutive.

The sum of quarterly earnings per share may not equal year-to-date earnings per share due to rounding and changes in diluted potential common shares.

Shareholder Rights Plan

On October 21, 1999, the Company’s Board of Directors adopted a new shareholder rights plan which became effective January 12, 2000 (the “Record Date”), provides for a dividend distribution of one common share purchase right (the “Rights”) for each outstanding common share to each shareholder of record on the Record Date. The Rights will be represented by common share certificates and will not be exercisable or transferable apart from the common shares until the earlier to occur of (i) ten (10) business days following a public announcement that a person or group of persons (an “Acquiring Person”) has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding common shares or (ii) ten (10) business days following the commencement of (or announcement of an intention to make) a tender offer or exchange offer if, upon consummation thereof, such an Acquiring Person would be the beneficial owner of 20% or more of the outstanding common shares. Upon the occurrence of the certain events and after the Rights become exercisable, each right would entitle the rightholder (other than the Acquiring Person) to purchase one fully paid and nonassessable common share of the Company at a purchase price of $75 per share, subject to anti-dilutive adjustments. The Rights are nonvoting and expire February 1, 2010. At any time prior to a person or a group of persons becoming an Acquiring Person, the Company’s Board of Directors may redeem the Rights in whole, but not in part, at a purchase price $.01 per Right.

COACHMEN INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. Common Stock Matters and Earnings per Share  – (continued)

Share Repurchase Programs

Periodically, the Company has repurchased its common stock as authorized by the Board of Directors. Under the repurchase program, common shares are purchased from time to time, depending on market conditions and other factors, on the open market or through privately negotiated transactions. There were no shares repurchased in 2005. During August 2006, the Company announced that the Board of Directors had authorized a share repurchase of up to one million shares. During the third quarter of 2006, the Company repurchased 11,700 shares for a total cost, including commissions, of $128,516. During the second quarter of 2007, the Company repurchased 1,500 shares for a total cost, including commissions, of $15,050. At December 31, 2007, there are 986,800 shares remaining authorized for repurchase by the Board of Directors.

9. Compensation and Benefit Plans

Incentive Compensation

The Company has incentive compensation plans for its officers and other key personnel. The amounts charged to expense for the years ended December 31, 2007, 2006 and 2005 aggregated $753,000, $363,000, and $920,000, respectively.

Deferred Compensation

The Company has established a deferred compensation plan for executives and other key employees. The plan provides for benefit payments upon termination of employment, retirement, disability, or death. The Company recognizes the cost of this plan over the projected service lives of the participating employees based on the present value of the estimated future payment to be made. The plan is funded by insurance contracts on the lives of the participants. At December 31, 2007 and December 31, 2006, the carrying amount of these policies, which equaled their fair value, was $26.9 million ($44.5 million, net of $16.0 million of policy loans and $1.6 million interest on policy loans) and $25.9 million ($42.3 million, net of $15.0 million of policy loans and $1.4 million interest on policy loans), respectively. The deferred compensation obligations, which aggregated $5.3 million and $5.9 million at December 31, 2007 and 2006, respectively, are included in other non-current liabilities, with the current portion ($889,000 and $731,000 at December 31, 2007 and 2006, respectively) included in other current liabilities. In connection with the acquisition of Mod-U-Kraf Homes in 2000, the Company assumed obligations under existing deferred compensation agreements. The remaining liability recognized in the consolidated balance sheet aggregated $37,000 and $38,000 at December 31, 2007 and 2006, respectively. As part of the Mod-U-Kraf acquisition, the Company assumed ownership of life insurance contracts and trust accounts established for the benefit of participating executives. Such assets, which are valued at fair value, aggregated $65,000 and $63,000 at December 31, 2007 and 2006, respectively.

Supplemental Deferred Compensation

The Company has established a supplemental deferred compensation plan (Mirror Plan) for key employees as determined by the Board of Directors. The plan allows participants to defer compensation only after they have deferred the maximum allowable amount under the Company’s 401(k) Plan. The participants select certain mutual fund investments and Company stock whose performance is tracked by the Company. The Company matches a certain level of participant contributions that vests over a five-year period. Under the plan, the investments are not funded directly, including the matching contributions and investments in Company stock. Instead, the plan administrator tracks the performance of investments in mutual funds and Company stock as directed by the participant and a liability to the participants is recorded by the Corporation based on the performance of the phantom investments. Participant benefits are limited to the value of the vested benefits recorded on their behalf. The Company has also established a supplemental deferred compensation plan (Executive Savings Plan) for certain key executive management as determined by the Board of Directors. This plan allows participants to defer compensation without regard to participation in the Company’s 401(k) plan. The participants select certain mutual funds investments and Company stock whose

COACHMEN INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. Compensation and Benefit Plans  – (continued)

performance is tracked by the Company. In addition, the Company matches a certain level of participant contributions that vests after a five-year period. Under the plan, the investments are not funded directly, including the matching contributions and investments in Company stock. Instead, the plan administrator tracks the performance of investments in mutual funds and Company stock as directed by the participant and a liability to the participants is recorded by the Corporation based on the performance of the phantom investments. Participant benefits are limited to the value of the vested benefits recorded on their behalf. The plan is funded by insurance contracts on the lives of the participants. At December 31, 2007 and 2006, the carrying amount of these policies, which equaled their fair value, was $6.8 million and $5.0 million, respectively. Liabilities recorded on the consolidated balance sheets related to these plans as of December 31, 2007 and 2006 are $2.3 million and $1.8 million, respectively.

Employee Benefit Plans

The Company sponsors a retirement plan (the “Plan”), under Section 401(k) of the Internal Revenue Code (IRS) that covers all eligible employees. The Plan is a defined contribution plan and allows employees to make voluntary contributions up to 20% of annual compensation. Effective January 1, 2005, the Plan was amended to allow for voluntary contributions of up to 50% of annual compensation, not to exceed IRS limits. Under the Plan, the Company may make discretionary matching contributions on up to 6% of participants’ compensation. Expenses under the Plan aggregated $1.0 million, $1.0 million, and $1.3 million for the years ended December 31, 2007, 2006 and 2005, respectively.

10. Income Taxes

Income taxes (benefit) attributable to continuing operations are summarized as follows for the years ended December 31 (in thousands):

	2007	2006	2005
Federal:
Current	$656	$(2,119)	$(8,673)
Deferred	(2,296)	15,255	(5,888)
	(1,640)	13,136	(14,561)
State:
Current	21	448	(2,964)
Deferred	(171)	2,931	(469)
	(150)	3,379	(3,433)
Total	$(1,790)	$16,515	$(17,994)

COACHMEN INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. Income Taxes  – (continued)

The following is a reconciliation of the provision for income taxes attributable to continuing operations computed at the federal statutory rate (35% for all years presented) to the reported provision for income taxes (in thousands):

	2007	2006	2005
Computed federal income tax at federal statutory rate	$(14,190)	$(5,845)	$(13,074)
Changes resulting from:
Increase in cash surrender value of life insurance contracts	(449)	(370)	(397)
Loss on sale of stock of Miller Building Systems, Inc.	—	(1,690)	—
Current year state income taxes, net of federal income tax benefit	(1,407)	(652)	(1,942)
Preferred stock dividend exclusion	—	—	(9)
Extraterritorial income exclusion	—	—	(71)
Tax benefit on prior years’ federal and state research and development (R&D) credits	—	—	(2,378)
Tax benefit of current years’ federal R&D tax credit carryforward, AMT credit carryforward and other credits	—	—	(454)
Decrease in federal tax reserves, net of additional state tax reserves	—	325	53
Valuation allowance for NOL, AMT, deferred tax assets and general business credits	13,292	24,360	—
Other, net	964	387	278
Total	$(1,790)	$16,515	$(17,994)

The Company accounts for corporate income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes,” which requires the Company to evaluate the need to establish a valuation allowance to reduce the carrying value of its deferred tax assets on the balance sheet. Deferred tax assets arise as a result of tax loss carryforwards and various differences between the book value of assets and the values used for income tax purposes. SFAS No 109 states that a valuation allowance is generally required if a company has cumulative losses in recent years. Given the losses incurred by the Company over the last three years, noncash charges from continuing operations of $13.2 million and $24.4 million were recorded as a valuation allowance for the full value of its deferred tax assets as of December 31, 2007 and 2006, respectively. At December 31, 2007 the Company had a tax benefit of $20.9 million related to Federal net operating loss carryforwards which may be utilized to offset future taxable income, and if not utilized, $7.5 million will expire in 2026 and $13.4 million will expire in 2027. Further, at December 31, the Company had state tax benefits of certain state net operating loss carryforwards in states that do not permit carrybacks of net operating losses. These state net operating loss carryforwards begin to expire in certain states after 5 years. At December 31, 2007, the cumulative benefit of certain state net operating loss carryforwards approximated $4.2 million, which have been included as part of the valuation allowance referred to above.

COACHMEN INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. Income Taxes  – (continued)

The components of the net deferred tax assets (liabilities) are as follows (in thousands):

	2007	2006
Current deferred tax asset (liability):
Accrued warranty expense	$2,623	$3,484
Accrued self-insurance	2,172	2,137
Inventories	826	959
Receivables	283	431
Prepaid insurance	(533)	(564)
Litigation reserve	353	131
Other	392	278
Valuation allowance	(6,116)	(6,856)
Net current deferred tax asset	$—	$—
Noncurrent deferred tax asset (liability):
Deferred compensation	$3,225	$3,548
Property and equipment and other real estate	(948)	(1,823)
Intangible assets	(702)	(2,557)
Notes receivable	348	348
Federal net operating loss carryforward credits	20,883	8,597
Alternative minimum tax credit carryover	623	623
Federal & state research and development credit carryover	1,738	1,102
State net operating loss carryforward credits	4,152	3,378
Other	598	135
Valuation allowance	(31,907)	(17,875)
Net noncurrent deferred tax liability	$(1,990)	$(4,524)

The Company or one of its subsidiaries files income tax returns in the U.S. federal jurisdiction and various states jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal or state income tax examinations by tax authorities for years before 2004. In 2006, the Internal Revenue Service (IRS) commenced an examination of the Company’s U.S. income tax returns specifically for the purpose of reviewing claims for Research and Expenditure credits for the years 1999 through 2004. The audit of these claims is nearing its conclusion and the Company anticipates that a settlement can be concluded within the next year. The Company does not anticipate that any adjustments associated with the settlement of this audit will result in a material change to its financial position.

COACHMEN INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. Income Taxes  – (continued)

The Company adopted the provisions of FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes, on January 1, 2007. The implementation of FIN 48 did not have a significant impact on the Company’s financial position or results of operations. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(In Thousands)
Balance at January 1, 2007	$2,416
Additions based on tax positions related to the current year	—
Additions for tax positions of prior years	—
Reductions for tax positions of prior years	—
Settlements	—
Balance at December 31, 2007	$2,416

Recognition of unrecognized tax benefits that if recognized would affect the effective tax rate by approximately $1.6 million at December 31, 2007. The Company recognizes interest and penalties related to unrecognized tax benefits through interest and operating expenses, respectively. The amounts accrued for interest and penalties as of December 31, 2007 were not considered to be significant.

11. Restructuring Charges and Discontinued Operations

During 2005, the Company’s Board of Directors approved a comprehensive operational and cost structure realignment and restructuring plan (the Intensive Recovery Plan), which was largely implemented during 2006 and is intended to improve operating performance and ensure financial strength. Additional plans and actions to reduce the Company’s cost structure were implemented and completed during 2007.

When describing the impact of this restructuring plan, determinations of the fair value of long-lived assets were based upon comparable market values for similar assets.

On December 5, 2007 the company sold property and the equipment of a paint facility located in Elkhart, Indiana for $2,900,000 consisting of cash of $0.3 million and a $2.6 million secured note due in full December 2008. The sale resulted in pre-tax gain of $0.4 million on the equipment and a deferred gain of $1.1 million on the property which is included in the accrued expenses and other liabilities on the Consolidated Balance Sheet.

During July 2007, the Company announced plans to reduce overhead costs by consolidating Class A production into a single facility, relocating the paint facility located in Elkhart, Indiana to the main complex in Middlebury, Indiana and consolidating two towable assembly plants into a single facility in order to reduce expenses and improve profitability through improved capacity utilization of fewer facilities. The consolidation of the Class A assembly plants was substantially completed in the third quarter of 2007. The consolidation and subsequent mothballing of a towable plant was completed in the fourth quarter of 2007. The paint facility was relocated to the main complex in the fourth quarter of 2007.

The Company announced on September 21, 2007 that it would consolidate its All American Homes production facility located in Zanesville, Ohio with its larger facility located in Decatur, Indiana. This will increase production backlogs and capacity utilization at the Indiana plant as all builders previously served by the Ohio plant will now be served from Indiana. This consolidation occurred during the fourth quarter. The closure of the Ohio facility had minimal impact on revenues, as all existing builders in that region have continued to be served by the Company’s housing operations in Indiana and North Carolina. There was no impairment of fixed assets in conjunction with this action.

COACHMEN INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. Restructuring Charges and Discontinued Operations  – (continued)

During the third quarter of 2007, two smaller properties were sold for a net pre-tax gain of approximately $0.1 million.

During the first three months of 2007, the Company completed the sale of two parcels of the former Georgie Boy Manufacturing complex for approximately $0.6 million, resulting in a pre-tax gain of approximately $0.3 million. Also during the first three months, the Company completed the sale of vacant farmland in Middlebury, Indiana for cash of approximately $0.1 million, resulting in a pre-tax gain of approximately $0.1 million.

On March 31, 2006, the Company completed the sale of a property located in Grapevine, Texas for approximately $2.0 million, consisting of cash of $1.7 million and a note receivable of $0.3 million and resulting in a pre-tax gain of approximately $1.8 million. Also during the first quarter, the Company completed the sale of vacant farmland in Middlebury, Indiana for cash of approximately $1.0 million, resulting in a pre-tax gain of approximately $0.8 million.

During the third quarter of 2006, a number of smaller properties were sold for a net pre-tax gain of approximately $0.3 million. On June 8, 2006, the Company completed the sale of its corporate aircraft for approximately $2.3 million, which resulted in a pre-tax gain of approximately $1.7 million. On June 30, 2006, the Company sold property located in Palm Shores, Florida for $2.5 million, which resulted in a pre-tax gain of approximately $1.2 million. During June 2006, the Company also sold two parcels of the former Georgie Boy Manufacturing complex for total proceeds of $0.7 million, which resulted in a pre-tax gain of approximately $0.4 million.

On December 28, 2006 the Company contracted for the sale of a property located in Roanoke, Virginia for approximately $1.3 million, consisting of cash of $0.1 million and a note receivable of $1.2 million, which resulted in pre-tax gain of approximately $1.2 million.

During 2005, approximately 140 salaried positions were eliminated throughout the Company. Severance costs related to the eliminations were approximately $0.7 million, of which $0.5 million was paid by December 31, 2005 and $0.2 million was paid in 2006.

Housing Segment

On December 31, 2005, the Company sold all operating assets of the All American Homes Kansas division. In accordance with Statement of Financial Accounting Standard No. 144, the division qualified as a separate component of the Company’s business and as a result, the operating results of the division have been accounted for as a discontinued operation. Previously reported financial results for all periods presented have been restated to reflect this business as a discontinued operation. Net sales of the Kansas division for the years ended December 31, 2006 and 2005 were $0.0 million and $9.7 million, respectively, and the pre-tax income (loss) for the years ended December 31, 2006 and 2005 were $(0.4) million and $(2.9) million, respectively.

On March 31, 2006, the Company sold 100% of its interest in the capital stock of Miller Building Systems, Inc. for $11.5 million, consisting of cash of $9.0 million and a $2.5 million secured note. The note, which is included in other long-term assets on the Consolidated Balance Sheet, is to be repaid over 5 years and bears interest at the 1 year LIBOR rate plus 2.75% per annum with quarterly interest payments beginning September 30, 2006. Principal payments of $125,000 per quarter commence on June 30, 2009 and continue through the maturity date of March 31, 2011. In addition, the Company accepted a $2.0 million contingent earn-out note, which will be paid to the Company if certain income metrics are achieved by the acquiring entity. In October 2007, a subsequent agreement with Miller Building Systems waived the interest on the secured $2.5 million note for two years; hence no interest will be earned from March 31, 2007 to March 31, 2009. The subsequent agreement with Miller Building Systems also canceled the $2.0 million contingent earn-out note. There is no financial impact as a result of this cancellation. In accordance with Statement of Financial Accounting Standard No. 144, the division qualified as a separate component of the Company’s

COACHMEN INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. Restructuring Charges and Discontinued Operations  – (continued)

business and as a result, the operating results of the division have been accounted for as a discontinued operation. Previously reported financial results for all periods presented have been restated to reflect this business as a discontinued operation. Net sales of Miller Building Systems, Inc. for the years ended December 31, 2006 and 2005 were $7.5 million and $41.6 million, respectively, and the pre-tax income (loss) for the years ended December 31, 2006 and 2005 were $1.5 million and $(8.2) million, respectively. In connection with this sale, $1.7 million of industrial revenue bonds were paid off as of March 31, 2006. During April 2006, the Company terminated the $1.5 million and $235,000 interest rate swaps that had been associated with these revenue bonds.

In conjunction with the actions noted above, during the fourth quarter of 2005 management allocated goodwill of $0.7 million to the discontinued operations from the Housing Segment goodwill based on the relative fair value of the discontinued operations to the entire Housing Segment. The $0.7 million of allocated goodwill consisted of $0.6 million allocated to Miller Building Systems, which was written off as part of the 2005 loss from operations of discontinued operations and $0.1 million allocated to All American Homes of Kansas, which was included in the 2005 loss on sale of assets of discontinued operations. During the first quarter of 2006, an additional $0.3 million of goodwill was allocated to Miller Building Systems based on the final sales price relative to the fair value of the entire Housing Segment. The additional $0.3 million of allocated goodwill was written off as part of the 2006 gain on sale of assets of discontinued operations.

Assets and liabilities of All American Homes of Kansas and Miller Building Systems, which are included in the consolidated balance sheet, were as follows at December 31, 2005 (in thousands):

2005
Cash	$242
Accounts and other receivables	4,401
Prepaid Expenses	510
Inventories	10,423
Other long-term assets	124
Fixed assets	34
Accounts payable	(1,777)
Other current liabilities	(5,341)
Net assets held for sale	$8,616

Recreational Vehicle Segment

On January 13, 2006, the Company sold all operating assets of Prodesign, LLC. The total sales price was $8.2 million, of which the Company received $5.7 million in cash, a $2.0 million promissory note and $0.5 million to be held in escrow to cover potential warranty claims and uncollectible accounts receivable, as defined in the sale agreement. The promissory note is to be repaid over a period of 10 years, using an amortization period of 15 years, and bears interest at 6% per annum with interest only payments being required in the first three years. The funds remaining in the escrow account of $0.4 million reverted to the Company in February 2007 per the sales agreement. In accordance with Statement of Financial Accounting Standard No. 144, Prodesign qualified as a separate component of the Company’s business and as a result, the operating results of Prodesign have been accounted for as a discontinued operation. Previously reported financial results for all periods presented have been adjusted to reflect this business as a discontinued operation. In conjunction with the classification of Prodesign as a discontinued operation, management allocated goodwill of $0.3 million to the discontinued operations from the RV Segment goodwill based on the relative fair value of the discontinued operations to the RV Segment. The $0.3 million of allocated goodwill has been included in the calculation of the final gain on sale of assets in the first quarter of 2006. Net sales of Prodesign for the years ended December 31, 2006 and 2005 were $0.4 million and $14.2 million, respectively, and the pre-tax income (loss) for the years ended December 31, 2006 and 2005 were $2.0 million and $(0.7) million, respectively.

COACHMEN INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. Restructuring Charges and Discontinued Operations  – (continued)

Assets and liabilities of Prodesign, which are included in the consolidated balance sheet, were as follows at December 31, 2005 (in thousands):

2005
Accounts and other receivables	$781
Prepaid expenses	51
Inventories	909
Other long-term assets	437
Fixed assets	4,144
Accounts payable	(116)
Other current liabilities	(495)
Net assets held for sale	$5,711

Goodwill Impairment

Goodwill represents the excess of the purchase price over the fair value of net tangible and identifiable intangible assets of acquired businesses. Goodwill assets deemed to have indefinite lives are not amortized, but are subject to impairment tests at least annually in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. The Company reviews the carrying amounts of goodwill assets annually by segment to determine if such assets may be impaired. If the carrying amounts of these assets are not recoverable based upon a discounted cash flow analysis, such assets are reduced by the estimated shortfall of fair value to recorded value. At December 31, 2006, the Company had $16.9 million of goodwill, $13.0 million attributable to the Housing reporting unit and $3.9 million attributable to the RV reporting unit. The RV reporting unit goodwill originated from the Company’s purchase of recreational vehicle assets. The Company conducted its annual goodwill impairment test as required by FASB Statement No. 142, Goodwill and Other Intangible Assets, during the fourth quarter of 2006 and the results indicated that the estimated fair value of each of the Company’s reporting units exceeded their carrying value. As a result of the continued weakness in the RV market, combined with continuing losses incurred by the RV reporting unit, SFAS No. 142 required the Company to perform an interim goodwill impairment evaluation during the quarter ended June 30, 2007. Because the carrying value of the RV reporting unit exceeded its fair value as calculated using the expected present value of future cash flows, the Company concluded that the goodwill was impaired as of June 30, 2007. Accordingly, the Company recorded a non-cash goodwill impairment charge of $3.9 million in the quarter ended June 30, 2007. The Company has performed the required annual impairment tests and has determined that there was no impairment indicated for remaining Housing reporting unit goodwill at December 31, 2007.

12. Commitments and Contingencies

Lease Commitments

The Company leases various manufacturing and office facilities under non-cancelable agreements that expire at various dates through November 2011. Several of the leases contain renewal options and options to purchase and require the payment of property taxes, normal maintenance and insurance on the properties. Certain office and delivery equipment is also leased under non-cancelable agreements that expire at various dates through October 2012. The above-described leases are accounted for as operating leases.

COACHMEN INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. Commitments and Contingencies  – (continued)

Future minimum annual operating lease commitments at December 31, 2007 aggregated $4.3 million and are payable during the next 5 years as follows: 2008 — $1.3 million, 2009 — $1.1 million, 2010 — $1.0 million, 2011 — $0.7 million, and 2012 — $0.2 million. Total rental expense for the years ended December 31, 2007, 2006 and 2005 aggregated $1.5 million, $1.6 million and $1.6 million, respectively.

Obligation to Purchase Consigned Inventories

The Company obtains vehicle chassis for its recreational vehicle products directly from automobile manufacturers under converter pool agreements. The agreements generally provide that the manufacturer will provide a supply of chassis at the Company’s various production facilities under the terms and conditions as set forth in the agreement. Chassis are accounted for as consigned inventory until assigned to a unit in the production process. At that point, the Company is obligated to purchase the chassis and it is recorded as inventory. At December 31, 2007 and 2006, chassis inventory, accounted for as consigned inventory, approximated $14.5 million and $11.4 million, respectively.

Repurchase Agreements

The Company was contingently liable at December 31, 2007 to banks and other financial institutions on repurchase agreements in connection with financing provided by such institutions to most of the Company’s independent dealers in connection with their purchase of the Company’s recreational vehicle products. These agreements provide for the Company to repurchase its products from the financing institution in the event that they have repossessed them upon a dealer’s default. Products repurchased from dealers under these agreements are accounted for as a reduction in revenue and cost of sales at the time of repurchase. Although the estimated contingent liability approximates $176 million at December 31, 2007 ($187 million at December 31, 2006), the risk of loss resulting from these agreements is spread over the Company’s numerous dealers and is further reduced by the resale value of the products repurchased. Based on losses previously experienced under these obligations, the Company has established a reserve for estimated losses under repurchase agreements. At December 31, 2007 and 2006, $0.7 million and $0.3 million, respectively, was recorded as an accrual for estimated losses under repurchase agreements.

The Company was also contingently liable at December 31, 2007 to a financial institution on repurchase agreements in connection with financing provided by the institution to certain of the Company’s independent home builders in connection with their purchase of the Company’s housing products. This agreement provides for the Company to repurchase its products from the financing institution in the event that they have repossessed them upon a builder’s default. Products repurchased from builders under this agreement are accounted for as a reduction in revenue and cost of sales at the time of repurchase. Although the estimated contingent liability approximates $14.6 million at December 31, 2007 ($16.2 million at December 31, 2006), the risk of loss resulting from these agreements is spread over the Company’s numerous builders and is further reduced by the resale value of the products repurchased. The Company has evaluated the potential for losses under this agreement and has recorded an accrual of $0.2 million at December 31, 2007 and $0.2 million at December 31, 2006 for estimated losses under the repurchase agreement.

Corporate Guarantees

The Company was contingently liable under guarantees to financial institutions of their loans to independent dealers for amounts totaling approximately $2.6 million at December 31, 2007 and $3.9 million at December 31, 2006. The Company has an agreement with a financial institution to form a private-label financing program to provide wholesale inventory financing to the Company’s dealers in the RV Segment. The agreement provides for a preferred program that provides financing that is subject to the standard repurchase agreement described above. In addition, the agreement provides for a reserve pool whereby the financial institution makes available an aggregate line of credit not to exceed $40 million that will provide financing for dealers that may not otherwise qualify for credit approval under the preferred program. No dealer being provided financing from the reserve pool can receive an aggregate line of credit exceeding $5 million. In

COACHMEN INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. Commitments and Contingencies  – (continued)

addition to the standard repurchase agreement described above, as of December 31, 2007 the Company was contingently liable to the financial institutions up to a maximum of $2.0 million of aggregate losses, as defined by the agreement, incurred by the financial institutions on designated dealers with higher credit risks that are accepted into the reserve pool financing program. The Company has recorded a loss reserve of $0.1 million at December 31, 2007 and $0.1 million at December 31, 2006 associated with these guarantees.

The Company is liable under an agreement to guarantee the indebtedness incurred by a recreational vehicle dealer towards the purchase of a dealership facility. The guarantee is in the principal amount of $1 million for a period of five years or until all indebtedness has been fully paid, whichever occurs first. The guarantee period expires in March 2009. The Company has evaluated the potential for losses under this agreement and has determined that the resolution of any claims that may arise in the future would not materially affect the Company’s financial statements.

In addition, the Company is liable under a guarantee to a financial institution for model home financing provided to certain independent builders doing business with the Company’s Housing Segment. The amount outstanding under this agreement at December 31, 2007 is $0.4 million ($0.4 million at December 31, 2006). Any losses incurred under this guarantee would be offset by the proceeds from the resale of the model home and losses are limited to 20% of the original contract price, and cannot exceed a total of $2.0 million. As of December 31, 2007, no losses have been incurred by the Company under the model home financing program.

Financing Obligation

During the second quarter of 2004, the Company entered into an agreement to provide financing of up to $4.9 million to a developer for the construction of a hotel for which the Company was to provide modular units. As of December 31, 2007, the Company provided $2.3 million in financing to the developer under this arrangement. No funding has been provided since December 2005. The loans are collateralized by a first priority interest in all tangible and intangible property of the borrower. The developer was unable to obtain a building permit, so the Company is pursuing its legal remedies through litigation to recoup the financing extended to date. During the fourth quarter of 2006, the Company obtained title to the real estate that was partial collateral for this note. In the event the sale of the property does not generate proceeds sufficient to cover the financing previously provided, the Company will continue pursuing its legal remedies to recover any shortfall. As of December 31, 2007, the Company has reserved an amount that Management believes the Company may not recover; however, there is a potential for exposure in excess of the amount reserved.

Change of Control Agreements

On February 3, 2000, the Company entered into Change of Control Agreements with key executives. Under the terms of these agreements, in the event of a change in control of the Company, as defined, the Company would be obligated to pay these key executives for severance and other benefits. These agreements had aggregated obligations of approximately $6.2 million and $8.3 million based on salaries and benefits at December 31, 2007 and 2006, respectively. In addition, in the event of a change of control of the Company, all outstanding stock options and SAR’s shall become immediately exercisable, restrictions are removed from restricted stock, and all stock awards shall immediately be deemed fully achieved.

Also on February 3, 2000, the Company established a rabbi trust, which in the event of a change of control, as defined, will be funded to cover the Company’s obligations under its Change of Control Agreements and its deferred compensation plan.

COACHMEN INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. Commitments and Contingencies  – (continued)

Self-Insurance

The Company is self-insured for a portion of its product liability and certain other liability exposures. Depending on the nature of the claim and the date of occurrence, the Company’s maximum exposure ranges from $250,000 to $500,000 per claim. The Company accrues an estimated liability based on various factors, including sales levels, insurance coverage and the amount of outstanding claims. Management believes the liability recorded (see Note 7) is adequate to cover the Company’s self-insured risk.

Litigation

On March 21, 2005, the Company entered into a settlement agreement with The Coleman Company, Inc. to resolve the licensing agreement suit. Pursuant to the settlement agreement, the Company has received $4.4 million from The Coleman Company, Inc. in exchange for releasing all claims in the suit. The settlement of $4.4 million was paid in two installments of $2.2 million, one of which was received by the Company on March 23, 2005 and the second of which was received on April 20, 2005, plus interest. In addition, the agreement provides for the potential of an additional payment of $0.5 million if certain provisions of the agreement are breached. The settlement of $4.4 million was recorded in the first quarter of 2005 as a reduction of $1.7 million to cost of sales and a reduction of $0.5 million to operating expenses at the RV Segment plus a reduction of $2.2 million to the Company’s general and administrative expenses.

During 2005, the Company settled a personal injury suit for $5.0 million, $1.0 million of which was paid by the Company’s primary insurance carrier. The Company’s self-insured retention is $250,000. During 2005, the Company paid $1.5 million in addition to the amount paid by its primary carrier and recorded another current liability of $2.5 million to recognize the remaining amount to be paid on the settlement and the $250,000 retention. During June 2006, the remaining liability of $2.5 million was paid. Since the excess carrier initially denied coverage, the Company filed suit against the excess carrier to enforce coverage. During the first quarter of 2006, the matter was settled for $2.875 million, which the Company received on March 15, 2006 and was recorded as a reduction to the RV Segment’s general and administrative expenses. There remains ongoing litigation against other parties to recover the balance over the retention.

During the first quarter of 2006, the Company also entered into a partial settlement of another insurance matter for $0.75 million, net of a contingency fee. This amount was recorded as a reduction to the Company’s general and administrative expenses in the first quarter. The settlement was received during the second quarter of 2006.

The Company finalized arbitration with a housing customer over damages resulting from a construction project during the third quarter of 2006 and the final settlement did not exceed the amount the Company had previously accrued for this matter.

On November 21, 2006 the Company received a summons from the Internal Revenue Service which requires the Company to produce various documents relating to its research and development claims filed with the Internal Revenue Service for the tax years 1999 through 2004. On March 6, 2007 the Company received an additional summons from the Internal Revenue Service related to this matter regarding tax years 1984 through 1988.

The Company was named as a defendant in McGuire v. Gulf Stream Coach, Inc., which was filed as a class action on April 9, 2007 in the United States District Court for the Eastern District of Louisiana. The factual basis alleged is that the plaintiffs were exposed to formaldehyde in FEMA travel trailers, which exposure constitutes a manifest injury requiring medical monitoring to thwart development of disease. Plaintiffs sought the following relief: class certification, which was denied; payment into a court-supervised medical monitoring fund; removal of all formaldehyde-existing materials from all trailers and modification to provide adequate ventilation; repair and testing to prevent further exposure; attorney’s fees and costs; and other appropriate relief. Company filed a motion to dismiss on the basis that none of named plaintiffs received a

COACHMEN INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. Commitments and Contingencies  – (continued)

Coachmen trailer. The case and motion are currently pending before the U.S. Judicial Panel on Multidistrict Litigation. Other litigation has also been filed, in which the Company may become a party.

The Company is involved in various other legal proceedings, most of which are ordinary disputes incidental to the industry and most of which are covered in whole or in part by insurance. Management believes that the ultimate outcome of these matters and any liabilities in excess of insurance coverage and self-insurance accruals will not have a material adverse impact on the Company’s consolidated financial position, future business operations or cash flows.

13. Unaudited Interim Financial Information

Certain selected unaudited quarterly financial information for the years ended December 31, 2007 and 2006 is as follows (in thousands):

	2007 Quarter Ended
	March 31	June 30	September 30	December 31
Net sales	$130,244	$149,763	$123,854	$76,979
Gross profit	1,427	5,994	7,758	(2,462)
Net loss from continuing operations	(10,448)	(10,123)	(4,344)	(13,837)
Net loss	(10,448)	(10,123)	(4,344)	(13,837)
Net loss per common share – Basic
Continuing operations	(.67)	(.64)	(.28)	(.87)
Discontinuing operations	—	—	—	—
	(.67)	(.64)	(.28)	(.87)
Net loss per common share – Diluted
Continuing operations	(.67)	(.64)	(.28)	(.87)
Discontinuing operations	—	—	—	—
	$(.67)	$(.64)	$(.28)	$(.87)

	2006 Quarter Ended
	March 31	June 30	September 30	December 31
Net sales	$162,554	$155,321	$130,715	$115,792
Gross profit	6,413	8,070	5,981	(248)
Net income (loss) from continuing operations	404	480	(2,733)	(31,366)
Net profit (loss)	2,910	304	(3,516)	(31,503)
Net profit (loss) per common share – Basic
Continuing operations	.03	.03	(.17)	(2.01)
Discontinuing operations	.16	(.01)	(.05)	(0.01)
	.19	.02	(.22)	(2.02)
Net profit (loss) per common share – Diluted
Continuing operations	.03	.03	(.17)	(2.01)
Discontinuing operations	.16	(.01)	(.05)	(0.01)
	$.19	$.02	$(.22)	$(2.02)

Note: The Unaudited Interim Financial Information above has shipping and handling costs reclassified for years prior to 2007, and should be read in conjunction with Note 1, Nature of Operations and Accounting Policies.

ANNEX A

ASSET PURCHASE AGREEMENT

DATED AS OF THE 20TH DAY OF NOVEMBER, 2008

BY AND AMONG

FOREST RIVER, INC.,

CONSOLIDATED LEISURE INDUSTRIES, LLC,

COACHMEN RECREATIONAL VEHICLE COMPANY, LLC,

COACHMEN RECREATIONAL VEHICLE COMPANY OF GEORGIA, LLC,

VIKING RECREATIONAL VEHICLE, LLC,

COACHMEN RV GROUP WEST COAST REGIONAL OPERATIONS CENTER, LLC,

MICHIANA EASY LIVIN’ COUNTRY, LLC

AND

COACHMEN INDUSTRIES, INC.

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”), dated as of November 20, 2008 is made and entered into by and among Forest River, Inc., an Indiana corporation (“Purchaser”), Consolidated Leisure Industries, LLC (d/b/a Coachmen RV Group), an Indiana limited liability company, Coachmen Recreational Vehicle Company, LLC, an Indiana limited liability company, Coachmen Recreational Vehicle Company of Georgia, LLC, a Georgia limited liability company, Viking Recreational Vehicle, LLC, a Michigan limited liability company, Coachmen RV Group West Coast Regional Operations Center, LLC, a California limited liability company, and Michiana Easy Livin’ Country, LLC, an Indiana limited liability company (collectively, “Seller”), and Coachmen Industries, Inc., an Indiana corporation (“Coachmen”).

WITNESSETH:

WHEREAS, Seller, through its Affiliates, is engaged in the business of full line production and service of Recreational Vehicles (the “Business”);

WHEREAS, Coachmen owns all of the units of membership interest of Seller;

WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, the Assets (as hereinafter defined) upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed to them in Article X, which is attached hereto and incorporated herein by reference.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

AGREEMENT

ARTICLE I.

PURCHASE AND SALE OF THE ASSETS

Section 1.01. Assets.  Upon the terms and subject to the conditions set forth in this Agreement and on the basis of the representations, warranties, covenants and agreements herein contained, at the Closing, Purchaser shall purchase, acquire and accept from Seller, and Seller shall sell, transfer, assign, convey and deliver to Purchaser, all of Seller’s right, title and interest in and to all of the properties, assets and interests in the properties and assets of Seller (whether tangible or intangible) of any kind, nature, character and description relating to the Business, whether real, personal or mixed, whether accrued, contingent or otherwise, and wherever situated, and whether or not reflected in any financial statements of Seller, which are owned or leased by Seller, other than the Excluded Assets (as hereinafter defined) (collectively, the “Assets”), free and clear of all Encumbrances, other than Permitted Encumbrances. The Assets shall include, without limitation, the items set forth on Schedule 1.01.

Section 1.02. Excluded Assets.  Notwithstanding any other provision of this Agreement to the contrary, the assets set forth on Schedule 1.02 are not part of the sale and purchase contemplated hereunder, and are excluded from the Assets and shall remain the sole property of Seller after the Closing (collectively, the “Excluded Assets”).

Section 1.03. Assumed Liabilities.  At the Closing, Purchaser shall assume and agree to discharge those Liabilities of Seller, if any, set forth on Schedule 1.03 (collectively, the “Assumed Liabilities”).

Section 1.04. Purchase Price.  The aggregate consideration (the “Purchase Price”) to be paid by Purchaser to Seller for the Assets being purchased from the Seller and Coachmen by Purchaser shall be determined by adding the values for the following categories of assets: (i) Accounts Receivable (“Accounts Receivable”); (ii) Raw Goods Inventory, not including service parts or chassis (“Raw Goods”); (iii) Motorized Chassis, not including chassis involved in work-in-process, not including chassis involved in finished goods and not including chassis in the bailment pool (“Motorized Chassis”); (iv) Work-In-Process (“WIP”); (v) Finished Goods Inventory, other than those in California (“Non-Cal Finished Goods”); (vi) Finished

Goods Inventory located in California (“Cal Finished Goods”); (vii) Fixed Assets which consist of real estate, machinery and equipment, dies, jigs, molds, office furniture and equipment, trucks, tractors, vehicles, caps, trailers, and leasehold and land improvements except for leasehold and land improvements that Purchaser is not buying or assuming under a lease (“Fixed Assets”) carried on the books of Company at Closing less the book value of any fixed assets specifically excluded from the purchase in Section 1.02; (viii) Ford Chassis in bailment pool (“Fords”); and (ix) Additional Payments. The values for the foregoing categories of Assets shall be determined as follows:

(a) Accounts Receivable

The Purchase Price factor based on Accounts Receivable shall be One Hundred Percent (100%) of accounts receivable as shown on the books and records of Company at Closing. The terms for payment of this portion of the Purchase Price are as follows:

The Purchaser will deposit twenty-five percent (25%) of the Purchase Price for the Accounts Receivable in an accounts receivable escrow account at JP Morgan Chase Bank (the “AREA”), with the balance of the Purchase Price for the Accounts Receivable paid in cash to the Company at Closing. Purchaser shall collect, for a period of forty-five (45) days subsequent to closing, all accounts receivable purchased by Purchaser. After such forty-five (45) day period after Closing, Buyer shall assign back to Company all Accounts Receivable which Purchaser has been unable to collect. Company shall purchase all of the uncollected Accounts Receivable in full at face amount with Purchaser to be paid from the AREA. After said payment to the Purchaser, Company shall be entitled to the remainder of the AREA. The AREA shall be established pursuant to a separate Accounts Receivable Escrow Account Agreement (the “AR Escrow Agreement”) in which Company, the Purchaser and JP Morgan Chase Bank will be parties. The purpose of the AR Escrow Agreement is to secure Seller’s repurchase obligation. Purchaser will be granted a perfected security interest in the AREA by having “control” as that term is defined in I.C. 26-1-9.1-104. If the AREA is insufficient to purchase in full the uncollected Accounts Receivable, Company will pay Purchaser the shortfall in cash, in ten (10) days. Any money returned to Purchaser from the AR Escrow Agreement shall be with interest earned on that portion returned. On money paid to Company, interest earned on that money shall be paid to Company.

(b) Raw Goods

The Purchase Price factor based on Raw Goods shall be One Hundred Percent (100%) of Seller’s costs less all discounts and rebates as determined on or after Closing. The terms for payment of this portion of the Purchase Price are as follows:

The Purchaser shall pay Company in cash an amount equal to the value of the undamaged, uncut Raw Goods inventory used in Company’s 2010 and 2009 model year production of recreational vehicles and on hand at Closing. Prior to the Closing, Company will provide Purchaser with a good faith estimate (“Estimated Raw Goods Inventory Value”) of the value of the Raw Goods. Purchaser shall pay Company in cash at Closing the amount of the Estimated Raw Goods Inventory Value. The actual value of the Raw Goods will be based on a physical count on or near the Closing Date. The physical count shall be conducted by Company. Purchaser and Purchaser’s representatives shall be present during the physical inventory to verify the counts. Company and the Purchaser or Purchaser’s representatives shall agree on the counts and other material aspects of the physical inventory as it proceeds through to completion. Within 15 days after the Closing, Company shall price and extend the physical counts of Raw Goods and report in writing to Purchaser the computed value of the Raw Goods. The costs of the Raw Goods used in the computation shall be determined based on GAAP in the United States applied consistent with Company’s past practices. Within 15 days after receiving Company’s written report, the Purchaser will review the computation and report in writing to Company any objections to the computed value. Company and the Purchaser will negotiate in good faith to resolve any disputes in the value of the raw goods. If Company and the Purchaser cannot agree on the computed valuation of the Raw Goods, the parties will submit the issue to binding arbitration in accordance with the Indiana Rules on Alternative Dispute Resolution. At the point that Company and the Purchaser mutually agree on a computed value of the Raw Goods, or the value is determined pursuant to the ADR process, the value shall be considered final (the “Final Raw Goods Inventory Value”). The Final Raw Goods Inventory Value shall then be compared to the Estimated Raw Goods Inventory Value and the difference shall be remitted within 2 Business Days to and from the respective parties so that the total cash paid to Company for the Raw Goods.

(c) Motorized Chassis

The Purchase Price factor based on Motorized Chassis shall be One Hundred Percent (100%) of Seller’s cost, less all discounts and rebates as determined on or after Closing. The terms for payment of this portion of the Purchase Price are as follows:

The Purchaser shall pay Company in cash an amount equal to the value of the Motorized Chassis used in Company’s current model year production of recreational vehicles and on hand, and Sprinter chassis which are subject to a non-cancellable order at Closing. Prior to the Closing, Company will provide Purchaser with a good faith estimate (“Estimated Motorized Inventory Value”) of the value of the Motorized Chassis. Purchaser shall pay Company in cash at Closing the amount of the Estimated Motorized Chassis Inventory Value. The actual value of the Motorized Chassis will be based on a physical count on or near the Closing Date. The physical count shall be conducted by Company. Purchaser and Purchaser’s representatives shall be present during the physical inventory to verify the counts. Company and the Purchaser or Purchaser’s representatives shall agree on the counts and other material aspects of the physical inventory as it proceeds through to completion. Within 15 days after the Closing, Company shall price and extend the physical counts of Motorized Chassis and report in writing to Purchaser the computed value of the Motorized Chassis. The costs of the Motorized Chassis used in the computation shall be determined based on GAAP in the United States applied consistent with Company’s past practices. Within 15 days after receiving Company’s written report, the Purchaser will review the computation and report in writing to Company any objections to the computed value. Company and the Purchaser will negotiate in good faith to resolve any disputes in the value of the Motorized Chassis. If Company and the Purchaser cannot agree on the computed valuation of the Motorized Chassis, the parties will submit the issue to binding arbitration in accordance with the Indiana Rules on Alternative Dispute Resolution. At the point that Company and the Purchaser mutually agree on a computed value of the Motorized Chassis, or the value is determined pursuant to the ADR process, the value shall be considered final (the “Final Motorized Chassis Inventory Value”). The Final Motorized Chassis Inventory Value shall then be compared to the Estimated Motorized Chassis Inventory Value and the difference shall be remitted within 2 Business Days to and from the respective parties so that the total cash paid to Company for the Motorized Chassis shall equal the Final Motorized Chassis Inventory Value.

(d) WIP

The WIP factor of the Purchase Price shall be computed and paid as follows:

Purchaser shall pay Company in cash an amount equal to the value of the WIP on hand at Closing. WIP consists of component materials and sub-assemblies installed or otherwise incorporated on a chassis on a production line. Prior to the Closing, the Company will provide Purchaser with a good faith estimate (“Estimated WIP Inventory Value”) of the value of the WIP. Purchaser shall pay Company in cash at Closing the amount of the Estimated WIP Inventory Value. The actual value of the WIP will be based on a physical inventory on or near the Closing Date. The physical inventory shall be conducted by the Company. Purchaser and Purchaser’s representatives shall be present during the physical inventory to verify the counts. Company and the Purchaser and Purchaser’s representatives shall agree on the counts and other material aspects of the physical inventory as it proceeds through completion. Within 15 days after the Closing, Company shall price and extend the physical count of WIP units and report in writing to Purchaser the computed value of the WIP. The value assigned to the individual units included in WIP shall be computed based on the dealer invoice for the unit, net of all discounts and rebates to the dealer on the unit, less the cost of the chassis on the unit determined in accordance with GAAP consistent with the past practices of Company, multiplied by fifty percent (50%). The computed value shall then be determined by multiplying the resulting figure from the computation described in the prior sentence by eighty percent (80%) and then adding back the cost of the respective chassis. The sum total shall be the value assigned to each respective unit in WIP at Closing. An example of the computation on one unit would be as follows: On a WIP unit with a $100,000 dealer invoice and no discount or rebate to the dealer and a $20,000 chassis cost, the computation would result in a computed unit cost of $52,000 arrived at by subtracting the cost of the chassis ($20,000) from the net dealer invoice ($100,000) and then multiplying the resulting $80,000 by 50% to get $40,000, and then multiplying the $40,000 by 80% to get $32,000. The total computed WIP unit cost would then be computed by summing the $32,000 computed conversion cost with the $20,000 chassis cost to total $52,000. Within 15 days after receiving Company’s written report, the Purchaser will review the computation and report in writing to Company any objections to the computed value of WIP. Company and the Purchaser will negotiate in good faith to resolve any disputes in the value of the WIP. If Company and the Purchaser cannot agree on the computed valuation of the WIP, the parties will submit the issue to binding arbitration in accordance with the Indiana Rules on Alternative Dispute Resolution. At the point that the Company and the Purchaser mutually agree on the computed value of the WIP, or the value is determined pursuant to the ADR process, the value shall be considered final (“the Final WIP Inventory Value”). The Final WIP Inventory Value shall then be compared to the Estimated WIP Inventory Value and the difference shall be remitted within 2 Business Days to and from the respective parties so that the total cash paid to Company for the WIP shall equal the Final WIP Inventory Value.

(e) Non-Cal Finished Goods

The Non-Cal Finished Goods shall be computed and paid as follows:

Purchaser shall pay Company in cash an amount equal to the value of Non-Cal Finished Goods on hand at Closing. Prior to the Closing, Company will provide Purchaser with a good faith estimate (“Estimated Non-Cal Finished Goods Inventory Value”) of the value of the Non-Cal Finished Goods. Purchaser shall pay Company in cash at Closing the amount of the Estimated Non-Cal Finished Goods Inventory Value. The actual value of the Non-Cal Finished Goods will be based on a physical inventory on or near the Closing Date. The physical inventory shall be conducted by Company. Purchaser and Purchaser’s representatives shall be present during the physical inventory to verify the counts. Company and the Purchaser and Purchaser’s representatives shall agree on the counts and other material aspects of the physical inventory as it proceeds through completion. Within 15 days after the Closing, Company shall price and extend the physical count of the Non-Cal Finished Goods units and report in writing to Purchaser the computed value of the Non-Cal Finished Goods. The value assigned to the individual units included in Non-Cal Finished Goods shall be computed based on the dealer invoice for the unit multiplied by seventy nine point nine percent (79.9%). The computed value per unit shall then be determined by multiplying the resulting figure from the computation described in the prior sentence by seventy five percent (75%) on 2009 and 2010 model units, sixty five percent (65%) on 2008 model units and fifty percent (50%) on 2007 and prior model units. Within 15 days after receiving Company’s written report, the Purchaser will review the computation and report in writing to Company any objections to the computed value of Non-Cal Finished Goods. Company and the Purchaser will negotiate in good faith to resolve any disputes in the value of the Non-Cal Finished Goods. If the Company and the Purchaser cannot agree on the computed valuation of the Non-Cal Finished Goods, the parties will submit the issue to binding arbitration in accordance with the Indiana Rules on Alternative Dispute Resolution. At the point that Company and the Purchaser mutually agree on the computed value of the Non-Cal Finished Goods, or the value is determined pursuant to the ADR process, the value shall be considered final (“the Final Non-Cal Finished Goods Inventory Value”). The Final Non-Cal Finished Goods Inventory Value shall then be compared to the Estimated Non-Cal Finished Goods Inventory Value and the difference shall be remitted within 2 Business Days to and from the respective parties so that the total cash paid to Company for the Non-Cal Finished Goods shall equal the Final Non-Cal Finished Goods Inventory Value.

(f) Cal Finished Goods

The Cal Finished Goods shall be computed and paid as follows:

Purchaser shall pay Company in cash an amount equal to the value of the Cal Finished Goods on hand at Closing. Prior to the Closing, Company will provide Purchaser with a good faith estimate (“Estimated Cal Finished Goods Inventory Value”) of the value of the Cal Finished Goods. Purchaser shall pay Company in cash at Closing the amount of the Estimated Cal Finished Goods Inventory Value. The actual value of the Cal Finished Goods will be based on a physical inventory on or near the Closing Date. The physical inventory shall be conducted by Company. Purchaser and Purchaser’s representatives shall be present during the physical inventory to verify the counts. Company and the Purchaser and Purchaser’s representatives shall agree on the counts and other material aspects of the physical inventory as it proceeds through completion. Within 15 days after the Closing, Company shall price and extend the physical count of the Cal Finished Goods units and report in writing to Purchaser the computed value of the Cal Finished Goods. The value assigned to the individual units included in the Cal Finished Goods shall be computed based on the dealer invoice for the unit multiplied by seventy percent (70%). The computed value per unit shall then be determined by multiplying the resulting figure from the computation described in the prior sentence by seventy five percent (75%) on 2009 and 2010 model units, sixty five percent (65%) on 2008 model units and fifty percent (50%) on 2007 and prior model units. Within 15 days of receiving the Company’s written report, the Purchaser will review the computation and report in writing to Company any objections to the computed value of Cal Finished Goods. Company and the Purchaser will negotiate in good faith to resolve any disputes in the value of the Cal Finished Goods. If Company and the Purchaser cannot agree on the computed valuation of the Cal Finished Goods, the parties will submit the issue to binding arbitration in accordance with the Indiana Rules on Alternative Dispute Resolution. At the point that Company and the Purchaser mutually agree on the computed value of the Cal Finished Goods, or the value is determined pursuant to the ADR process, the value shall be considered final (“the Final Cal Finished Goods Inventory Value”). The Final Cal Finished Goods Inventory Value shall then be compared to the Estimated Cal Finished Goods Inventory Value and the difference shall be remitted within 2 Business Days to and from the respective parties so that the total cash paid to Company for the Cal Finished Goods shall equal the Final Cal Finished Goods Inventory Value.

(g) Fixed Assets

The Fixed Assets portion of the Purchase Price shall be the Seller’s book value determined in accordance with GAAP, consistently applied through end of the month in which Closing occurs. The terms for payment of this portion of the Purchase Price are as follows:

Purchaser shall pay Company cash at Closing in an amount equal to the book value of the Fixed Assets carried on books of Company at Closing, less the book value of any Fixed Assets specifically excluded from the purchase in Section 1.02. Book value shall be computed by subtracting all depreciation expense recorded on the books of Company against such Fixed Assets according to GAAP consistent with consistent with the past practices of Company (“Book Value”). Company will provide a listing of the Fixed Assets and compute their respective Book Value at the date of Closing. Company will provide the Purchaser a copy of the Fixed Asset listing and Book Value computation 2 days prior to Closing.

(h) Fords

The Fords shall be computed and paid as follows:

Company represents that there are 443 Ford Chassis in Company’s bailment pool for which Company is currently responsible. Company also represents that Company’s obligation to Ford on this bailment pool is $11,000,000.00. Purchaser shall assume Company’s obligations under the bailment pool at Closing and shall receive a credit against the Purchase Price of $2,000,000.00. Prior to Closing, Company shall have the right to attempt to dispose of as many chassis in the bailment pool as it can. The $2,000,000.00 credit at closing shall be reduced pro rata by the following formula: $2,000,000.00 times a fraction the numerator of which is the reduction in the principal owed to Ford by Company on the bailment pool obligation and the denominator of which is $11,000,000. Company is responsible to pay all interest on the bailment pool up to Closing. Company may not transfer bailment chassis to Company or its Affiliates.

(i) Additional Payments

Purchaser shall reimburse Seller for deposits to be used by Purchaser for Louisville in the amount of $171,782.00, and Purchaser shall also reimburse Seller for Equipment rental deposits in the amount of $18,746.00. The above added together shall constitute the entire Purchase Price for the Assets.

Section 1.05. Escrow Deposits.  At the Closing, Purchaser shall deposit Ten Million Dollars ($10,000,000.00) of the Closing Cash Payment with J.P. Morgan Chase, N.A. as escrow agent (the “Escrow Agent”), by wire transfer of immediately available federal funds (the “Indemnity Escrow Amount”) and, together with all earnings thereon, collectively, the “Indemnity Escrow Deposit”). The Indemnity Escrow Deposit shall be under the control of Purchaser pursuant to IC 26-1-9.1-104 until such time as Purchaser has perfected a security interest therein, and until such time as Seller and Coachmen have obtained the consent of their respective secured lenders (if any, and only to the extent required by the terms of any lending agreement) that Purchaser’s interest in such Indemnity Escrow Deposit shall have priority to the claim(s) of any such secured lender, after which time it shall become the property of Seller and Coachmen. The Indemnity

Escrow Deposit shall be held, invested and disbursed as specified in and pursuant to the terms and conditions of an Escrow Agreement, substantially in the form attached hereto and incorporated herein as Exhibit A (the “Escrow Agreement”), which shall provide among other things that nine (9) months from the date of Closing, the Indemnity Escrow Deposit shall be reconciled and Seller shall be entitled to a distribution equal to any amounts in the Indemnity Escrow Deposit greater than Six Million Dollars ($6,000,000); and Eighteen (18) months from the date of Closing, the Indemnity Escrow Deposit shall be reconciled and Seller shall be entitled to a distribution equal to any amounts in the Indemnity Escrow Deposit greater than Three Million Dollars ($3,000,000). Nothing in this Section shall serve to limit the liabilities of Seller pursuant to this Agreement to the amounts in the Indemnity Escrow Deposit.

Also at the Closing, Purchaser shall deposit twenty-five percent (25%) of the cash closing payment attributable to the accounts receivable with J.P. Morgan Chase Bank, N.A. as the accounts receivable escrow agent (the “Accounts Receivable Escrow Agent”), by wire transfer of immediately available funds (the “Accounts Receivable Escrow Amount”) which, (together with all earnings thereon) shall be the sole property of Purchaser until disbursed to Seller, collectively, (“Accounts Receivable Escrow Deposit”). The Accounts Receivable Escrow Deposit shall be held, invested and deposited as specified, pursuant to the terms and conditions of an accounts receivable escrow agreement, substantially in the form attached hereto and incorporated herein as Exhibit A-1 (the “Accounts Receivable Escrow Agreement”). The Accounts Receivable Escrow Agreement shall provide, among other things, that forty-five (45) days from the date of closing the Accounts Receivable Escrow Deposit shall be used to repurchase from the Purchaser the accounts receivables that Purchaser did not collect within such forty-five (45) day period. To the extent that the Accounts Receivable Escrow Deposit is not necessary to repurchase said uncollected accounts receivable, the Accounts Receivable Escrow Deposit shall be paid to the Seller and then become the property of the Seller. The Accounts Receivable Escrow Agreement shall also provide that, to the extent that the Accounts Receivable Escrow Deposit is in any way the property of the Seller, the Seller grants to the Purchaser a first priority security interest in the Accounts Receivable Escrow Deposit to secure Seller’s obligation to repurchase the uncollected accounts receivable and that the Purchaser shall have control over the Accounts Receivable Escrow Deposit pursuant to I.C. 26-1-9.1-104. If the Accounts Receivable Escrow Deposit is not sufficient in amount to repurchase from Purchaser the accounts receivables, the Seller will still have the obligation to repurchase all uncollected accounts receivable immediately after forty-five (45) days from date of Closing, and the Accounts Receivable Escrow Deposit shall not be a limit on Seller’s obligation to do so. Interest earned on the Accounts Receivable Escrow Deposit shall be paid to Purchaser pro rata to the extent that the Accounts Receivable Escrow Deposit is used to repurchase from Purchaser uncollected receivables. All other interest shall be paid to Seller.

Section 1.06. Allocation of Purchase Price.  Schedule 1.06 attached hereto sets forth the preliminary allocation of the Purchase Price and the Assumed Liabilities among the Assets (the “Preliminary Allocation”). Purchaser and Seller shall file, in accordance with Section 1060 of the Code, an Asset Allocation Statement on Form 8594 (which reflects such allocation) with their federal income Tax Return for the Tax year in which the Closing Date occurs and shall contemporaneously provide the other parties hereto with a copy of the Form 8594 being filed. The parties hereto agree that the Preliminary Allocation shall be modified to reflect any adjustments made pursuant to this Agreement or the payment of any indemnification claims by Purchaser or Seller under Article VII as mutually agreed upon by Purchaser and Seller in good faith (and, if applicable, consistent with the prior allocation of similar items). The parties shall file an amendment to Form 8594 to reflect any adjustments made to the Preliminary Allocation as provided in this Section 1.06. Purchaser and Seller each agree not to assert, in connection with any Tax Return, tax audit or similar proceeding, any allocation of the Purchase Price and the Assumed Liabilities that differs from the allocation set forth on Schedule 1.06 herein.

Section 1.07. Assignment of Contracts.  If required by applicable Law or the terms thereof to properly assign any Assigned Contract without breach or violation thereof, Seller agrees to use commercially reasonable efforts to obtain the consent of each other party to any such Assigned Contract prior to the Closing as set forth on Schedule 1.07. Nothing in this Agreement or any of the Related Agreements shall be deemed to constitute an assignment or an attempt to assign any License, Permit or Contract to which Seller is a party if the attempted assignment thereof without the consent of the other party to such License, Permit or Contract would constitute a breach thereof or affect in any way the rights of Seller thereunder.

Section 1.08. Dealer Contracts.  Purchaser, Seller and Coachmen acknowledge that Purchaser is not assuming Seller’s dealer agreements pursuant to this Agreement. However, Purchaser agrees that, with respect to Seller and Coachmen’s dealers existing as of the Closing Date, it will take the following actions: (i) for those dealers with whom Purchaser must enter into a written sales agreement pursuant to applicable state law, Purchaser will include a clause in any such agreement stating, “This Agreement hereby novates any prior written agreement between Dealer and Coachmen Industries, Inc., Consolidated Leisure Industries, LLC, and/or their respective affiliates, successors and assigns, relating in any way to the sale, marketing or distribution of recreational vehicles”; (ii) Purchaser agrees to work in good faith with former dealers of Seller to maintain their retail activities relating to the sale, marketing and distribution of Coachmen products; and (iii) Purchaser agrees that if a former dealer of Seller or Coachmen attempts to exercise its rights to force Seller and/or Coachmen to repurchase any recreational vehicles, Purchaser will refrain from selling such dealer any Recreational Vehicles for the brands acquired from Seller for a period of two (2) years.

ARTICLE II.

CLOSING

Section 2.01. Closing Date.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Thorne Grodnick, LLP, 225 West High Street, Elkhart, Indiana 46516, at 10 a.m. eastern standard time on December 16, 2008 or at such other place and time, or on such other date, as may be mutually agreed to by the parties (the “Closing Date”). The parties hereto acknowledge and agree that all proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

Section 2.02. Deliveries by Seller.  At the Closing, Seller shall deliver possession of all of the Assets to Purchaser, and Seller shall deliver (or cause to be delivered) to Purchaser originals or copies, if specified, of the following:

(a) a counterpart of the Bill of Sale transferring all of the Assets to Purchaser, in the form attached hereto as Exhibit B (the “Bill of Sale”), duly executed by Seller and each of the Seller Subsidiaries (as defined below);

(b) a counterpart of the Assignment and Assumption Agreement, by and between Purchaser and Seller in the form attached hereto as Exhibit C (the “Assignment and Assumption Agreement”), duly executed by Seller;

(c) counterparts of all agreements, documents and instruments required to be delivered by Seller or Coachmen pursuant to any of the Related Agreements, executed by Seller, Coachmen and the Seller Subsidiaries, as applicable;

(d) copies of each consent, waiver, authorization and approval necessary for the assignment of the Assigned Contracts to Purchaser as contemplated by Section 1.07;

(e) a Certificate of Existence of Seller issued by the Secretary of State of the State of Indiana, dated within ten (10) calendar days of the Closing;

(f) copies of resolutions adopted by Coachmen, as the sole member of Seller, and resolutions adopted by the Board of Directors of Seller authorizing and approving the execution and delivery of this Agreement and the Related Agreements to which Seller is a party and the consummation of the transactions contemplated hereby and thereby, certified to be true, complete, correct and in full force and effect by the Secretary of Seller;

(g) copies of the certified articles of organization of Seller, including all amendments thereto, certified as true, complete and correct by the Secretary of Seller, and a copy of the Operating Agreement of Seller, including all amendments thereto, certified as true, complete and correct and in full force and effect by the Secretary of Seller;

(h) copies of the certified articles of incorporation of Coachmen, including all amendments thereto, certified as true, complete and correct by the Secretary of Seller, and a copy of the Bylaws of Coachmen, including all amendments thereto, certified as true, complete and correct and in full force and effect by the Secretary of Coachmen;

(i) copies of the certified articles of organization for each of Coachmen Recreational Vehicle Company, LLC, Coachmen Recreational Vehicle Company of Georgia, LLC, Viking Recreational Vehicle, LLC, Coachmen RV Group West Coast Regional Operations Center, LLC, and Michiana Easy Livin’ Country, LLC (“Seller Subsidiaries”), including all amendments thereto, certified as true, complete and correct by the Secretary of each the Seller Subsidiaries, and a copy of the Operating Agreement of each the Seller Subsidiaries, including all amendments thereto, certified as true, complete and correct and in full force and effect by the Secretary of each the Seller Subsidiaries;

(j) a certificate, dated the Closing Date, duly executed by the CEO of Seller and Coachmen pursuant to Sections 3.02(b) and 3.02(c) of this Agreement;

(k) evidence of the releases of all Encumbrances on the Assets, other than Permitted Encumbrances, each in form and substance reasonably satisfactory to Purchaser;

(l) certificates of title for the motor vehicles included in the Assets and powers-of-attorney to effect transfer of title to such motor vehicles;

(m) Bills of sale, warranty deeds, disclosure statements, and such other necessary documents to effect the transfer of all real property sold to Purchaser hereunder, including title insurance for all such real property and providing for the proration of property taxes as of the Closing Date;

(n) such other documents as Purchaser may reasonably request for the purpose of otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement or any of the Related Agreements; and

(o) an opinion letter from Counsel for Seller in substantially the form attached hereto in Schedule 2.02(o).

Section 2.03. Deliveries by Purchaser.  Subject to fulfillment or waiver of the conditions set forth in Section 3.02, at the Closing, Purchaser shall deliver (or cause to be delivered) to Seller originals, or copies if specified, of the following agreements, documents and other items:

(a) the Closing Cash Payment, payable as provided in Section 1.04;

(b) a counterpart of the Assignment and Assumption Agreement, duly executed by Purchaser, which shall not include dealer agreements;

(c) counterparts of all agreements, documents and instruments required to be delivered by Purchaser pursuant to any of the Related Agreements, duly executed by Purchaser;

(d) copies of each consent, waiver, authorization and approval required pursuant to Section 3.01(f) of this Agreement;

(e) copies of all the resolutions adopted by the Board of Directors of Purchaser authorizing and approving the execution and delivery of this Agreement and of the Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, certified to be true, complete, correct and in full force and effect by the Secretary of Purchaser;

(f) a Certificate of Existence of Purchaser issued by the Secretary of State of the State of Indiana, dated within ten (10) calendar days of the Closing;

(g) true and complete copies of the certified articles of incorporation of Purchaser, including all amendments thereto, certified as true, complete and correct by the Secretary of Purchaser, and a copy of the Bylaws of Purchaser, including all amendments thereto, certified as true, complete and correct and in full force and effect by the Secretary of Purchaser;

(h) a certificate executed by the Secretary of Purchaser acknowledging delivery by Seller and Coachmen of the items set forth in Section 2.02 of this Agreement; and

(i) a certificate, dated the Closing Date, duly executed by the Chief Executive Officer of Purchaser pursuant to Sections 3.01(b) and 3.01(c) of this Agreement.

ARTICLE III.

CONDITIONS PRECEDENT TO THE CLOSING OBLIGATIONS OF SELLER,
COACHMEN AND PURCHASER

Section 3.01. Conditions Precedent to Obligations of Seller and Coachmen.  The obligations of Seller and Coachmen to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or prior to the Closing, of the following conditions, any one or more of which may be waived in writing by Coachmen (in its sole and absolute discretion):

(a) Deliveries by Purchaser.  Purchaser shall have made delivery to Seller of the items specified in Section 2.03.

(b) Representations and Warranties of Purchaser.  All representations and warranties made by Purchaser (considered collectively and individually) in this Agreement shall be true and correct in all respects on and as of the Closing Date as if made by Purchaser on such date (except for those representations and warranties which refer to facts existing at a specific date, which shall be true and correct as of such date), and Seller and Coachmen shall have received a certificate to that effect from Purchaser dated as of the Closing Date.

(c) Performance of the Obligations of Purchaser.  Purchaser shall have performed, complied with or fulfilled in all respects all of the covenants, agreements, obligations and conditions required under this Agreement and each of the Related Agreements to which it is a party to be performed, complied with or fulfilled by Purchaser on or prior to the Closing Date, and Seller and Coachmen shall have received a certificate to that effect from Purchaser dated as of the Closing Date.

(d) Legal Proceedings.  None of Purchaser, Seller or Coachmen shall be subject to any injunction, preliminary restraining order or other similar decree of a court of competent jurisdiction prohibiting the consummation of the transactions contemplated by this Agreement or any of the Related Agreements.

(e) No Violation of Orders.  There shall not be any preliminary or permanent injunction or other order issued by any Governmental Entity that declares this Agreement or any of the Related Agreements invalid or unenforceable in any respect or prevents or attempts to prevent the consummation of the transactions contemplated hereby or thereby.

(f) Required Approvals.  All consents and approvals of any Governmental Entity or any Person necessary to permit the consummation of the transactions contemplated by this Agreement or any of the Related Agreements (including the consents, each of which is listed on Schedule 3.01(f)), shall have been received; including without limitation the approval of Bank of America, N.A..

Section 3.02. Conditions Precedent to Obligations of Purchaser.  The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, at or prior to the Closing, of the following conditions, any one or more of which may be waived in writing by Purchaser (in its sole and absolute discretion):

(a) Deliveries by Seller and Coachmen.  Seller and Coachmen shall have made delivery to Purchaser of the items specified in Section 2.02.

(b) Representations and Warranties of Seller and Coachmen.  All representations and warranties made by Seller or Coachmen in this Agreement (considered collectively and individually) shall be true and correct in all respects on and as of the Closing Date as if made by Seller or Coachmen on and as of such date (except for those representations and warranties which refer to facts existing at a specific date, which shall be true and correct as of such date), after giving effect to any Disclosure Schedule Updates, and Purchaser shall have received a certificate to that effect from Seller and Coachmen dated as of the Closing Date.

(c) Performance of the Obligations of Seller and Coachmen.  Seller and Coachmen shall have performed, complied with or fulfilled in all respects all covenants, agreements, obligations and conditions (considered collectively and individually) required by this Agreement and each of the Related Agreements to which it is a party to be performed, complied with or fulfilled by Seller or Coachmen on or prior to the Closing Date, and Purchaser shall have received a certificate to that effect from Seller and Coachmen dated as of the Closing Date.

(d) Legal Proceedings.  Neither Seller nor Coachmen shall be subject to any injunction, preliminary restraining order or other similar decree of a court of competent jurisdiction prohibiting the consummation of the transactions contemplated by this Agreement or any of the Related Agreements. Since the date of this Agreement, there shall not have been commenced against Seller or Coachmen any Proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement, (ii) any action whereby Seller or Coachmen have sought the protection of the bankruptcy laws, or receivership, or undertaken an assignment for the benefit of creditors, or have had any such action brought against them, or (iii) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the transactions contemplated by this Agreement.

(e) No Violation of Orders.  There shall be no preliminary or permanent injunction or other order issued by any Governmental Entity which declares this Agreement or any of the Related Agreements invalid or unenforceable in any respect or prevents or attempts to prevent the consummation of the transactions contemplated hereby or thereby.

(f) Opinion Letter.  Purchaser shall have received, from counsel of its choosing, an opinion letter stating that the transactions contemplated by this Agreement will not violate any laws relating to restraint or monopolization of trade, including the Hart Scott Rodino Antitrust Improvements Act of 1976.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF SELLER AND COACHMEN

Seller and Coachmen, jointly and severally, hereby represent and warrant to Purchaser, subject to such exceptions as are specifically disclosed in the disclosure schedules delivered by Seller and Coachmen concurrently with the execution of this Agreement, dated as of the date hereof (the “Disclosure Schedules”), on the date hereof and on the Closing Date, as follows, which representations and warranties shall survive closing:

Section 4.01. Due Organization.  Seller and Coachmen are limited liability companies or corporations, as the case may be, duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization, with all requisite power and authority to own, lease and operate its properties and to carry on its business as they are now being owned, leased, operated and conducted. Seller and Coachmen are duly licensed or qualified to do business and is in good standing as a foreign corporation or business organization in each jurisdiction where the nature of the properties owned, leased or operated by it and the business transacted by it requires such licensing or qualification. The jurisdictions in which Seller and Coachmen are incorporated and licensed or qualified to do business as a foreign corporation or business organization are set forth on Schedule 4.01.

Section 4.02. Due Authorization.  The Company has full power and authority to enter into this Agreement and its Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and its Related Agreements have been duly and validly approved by the directors, shareholders and/or members of the Company, and no other actions or proceedings on the part of the Company or its respective members, directors or shareholders are necessary to authorize this Agreement, its Related Agreements and the transactions contemplated hereby and thereby. The Company has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) its Related Agreements. This Agreement constitutes the legal, valid and binding obligation of the Company; and the Related Agreements of the Company, upon execution and delivery by the Company, respectively, will constitute the legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies.

Section 4.03. Consents and Approvals; Authority.  Except as set forth on Schedule 4.03, no consent, authorization or approval of, filing or registration with, or cooperation from, any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance by the Company of this Agreement and its Related Agreements or the consummation of the transactions contemplated hereby or thereby. Except as set forth in Schedule 4.03, the execution, delivery and performance by the Company of this Agreement and its Related Agreement do not and will not (i) violate any Law; (ii) violate or conflict with, result in a breach or termination of, constitute a default under, permit cancellation of, result in the creation of any Lien upon any of the assets or properties of the Company under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any Contract to which the Company is a party or by which any of its assets or properties are bound; (iii) permit the acceleration of the maturity of any indebtedness of the Company or indebtedness secured by its or his assets or properties; or (iv) violate or conflict with any provision of the articles or certificate of incorporation or code of regulations or by-laws of the Company.

Section 4.04. Financial Statements; Undisclosed Liabilities.

(a) The Financial Statements furnished by Company to Purchaser have been prepared in accordance with GAAP consistently applied and present fairly the financial position, assets and liabilities of the Company as of the dates thereof and the revenues, expenses, results of operations and cash flows of the Company for the periods covered thereby. The Financial Statements are in accordance with the books and records of the Company and do not reflect any transactions which are not bona fide transactions.

(b) Except as set forth in Schedule 4.04(b) or in the Latest Balance Sheet, the Company has no liabilities, debts, claims or obligations, whether accrued, absolute, contingent or otherwise, whether due or to become due, other than trade payables and accrued expenses incurred in the ordinary course of business since the date of the Latest Balance Sheet.

(c) From the proceeds of sale, Seller shall pay all of its current obligations immediately and shall pay all of its other debts related as they become due, and hold Purchaser harmless therefrom. This transaction will not render the Seller insolvent, and this transaction will not prevent the Seller from paying all of its obligations as they become due.

Section 4.05. No Adverse Effects or Changes.  Except as listed on Schedule 4.05, since the effective date of the financial statements provided to the Purchaser, the Company has not, (i) experienced any material adverse change, (ii) suffered any damage, destruction or Loss to any of its assets or properties (whether or not covered by insurance). This provision does not alter the qualification on the accuracy of such financial statements referred to in Section 4.03(a) above.

Section 4.06. Title to Properties.  Except as disclosed on Schedule 4.06, the Company has good and marketable title to, and is the lawful owner of, all of the Assets, which include, without limitation, all of the tangible and intangible assets, properties and rights used by the company in connection with the Business and all of the tangible and intangible assets, properties and rights reflected in the Financial Statements (other than assets disposed of in the ordinary course of business since the respective dates of such Financial Statements) free and clear of any Lien. Except as disclosed on Schedule 1.02, the Assets to be transferred to Purchaser include (without limitation) all of the tangible assets and properties used by the Company in connection with the Business (other than the Excluded Assets). The bills of sale, deeds, assignments, endorsements, and other instructions of transfer delivered by the Company will be sufficient to transfer to the Purchaser, as applicable, the Company’s entire right, title and interest, legal and beneficial, in the Assets.

Section 4.07. Condition of Assets.

(a) Equipment and Machinery, except as set forth on Schedule 4.07, Company has good title, free and clear of all encumbrances (other than Permitted Encumbrances) to the equipment and machinery listed as owned by it., the Company holds good title and transferable leasehold interests in all equipment and machinery listed as leased by it. Except as set forth on Schedule 4.07, the equipment and machinery are in reasonably good operating condition and repair (except for normal wear and tear).

(b) The Accounts Receivable reflected in the Interim Balance Sheet, and all Accounts Receivable arising since the Balance Sheet Date, represent or shall represent bona fide claims against debtors for sales, services performed or other charges arising in the Ordinary Course of Business and are not subject to dispute or counterclaim, subject to the reserve for bad debts set forth on the Interim Balance Sheet as adjusted for operations and transactions through the Closing Date in accordance with the Company’s past custom and practice. All accounts receivable included in the Assets are valid and collectible. There is no contest, claim or right of set-off by any account debtor relating to the amount or validity of any such account receivable.

(c) All items in inventory included in the Assets reflected on the Interim Balance Sheet or acquired after the Balance Sheet Date and prior to the Closing Date consist or shall consist of a quality and quantity useable and saleable in the ordinary course of business except for obsolete items and work-in-process goods, all of which have been written off or written down to net realizable value on the Interim Balance Sheet or on the accounting records of Company as of the Closing Date, as the case may be, subject to the reserve for inventory write-down on the Interim Balance Sheet as adjusted for operations and transactions through the Closing Date in accordance with Company’s past custom and practice.

Section 4.08. Property.

(a) Purchaser shall purchase, acquire and accept from Seller, and Seller shall sell, transfer, assign, convey and deliver to Purchaser, all of Seller’s right, title and interest in and to all of the properties, assets and interests in the properties and assets of Seller (whether tangible or intangible) of any kind, nature, character and description relating to the Business, whether real, personal or mixed, whether accrued, contingent or otherwise, and wherever situated, and whether or not reflected in any financial statements of Seller, which are owned or leased by Seller, other than the Excluded Assets, which are set forth in Schedule 1.02.

Schedule 4.08(a) sets forth all leases of personal property binding upon the Company in respect of any of the assets or properties used in the Business, and all items of personal property covered thereby. All of such tangible personal property is presently utilized by the Company in the ordinary course of business. The Company has delivered to Purchaser true and complete copies of all such personal property leases. Purchaser agrees to assume the leases listed on Schedule 3.9(a) and agrees to indemnify and hold harmless Company.

(b) Schedule 4.08(b) includes a complete and accurate identification of all the real property occupied by the company or used in connection with the Business. All covenants or other restrictions (if any) to which any of such real property is subject are being in all material respects properly performed and observed and do not provide for forfeiture or reversion of title if violated, and the Company has not received any notice of violation (or claimed violation) thereof. The Company has delivered to Purchaser true and complete copies of the most recent title insurance policies and surveys (if any) for such real property in the possession of the Company together with copies of all reports (if any) of any engineers, environmental consultants or other consultants in its possession relating to any of such real property, and all existing “as built” drawings. Company has good and marketable title to all the Real Estate being sold to Purchaser. At Purchaser’s request, company shall perform at its expense a reasonable number of Phase II environmental studies, of reasonable scope, on real property to be sold to Purchaser prior to Closing. There are no pending or, to the knowledge of the Company, threatened condemnation Proceedings relating to any of the Real Property. All material Licenses and Permits necessary for the occupancy and use of the Real Property for the conduct of the Business have been obtained and are in full force and effect in all respects and are transferable and will be transferred to Purchaser at Closing.

Section 4.09. Intellectual Property.  Schedule 4.09 includes a true and complete list of all of the copyrights, patents, trademarks and service marks used in the conduct of the Business. Except as disclosed on Schedule 4.09:

(a) The Intangibles are owned by the Company free and clear of all Liens, and are not subject to any license, royalty or other agreement, and the Company has not granted any license or agreed to pay or receive any royalty in respect of any of the Intangibles.

(b) The products manufactured or sold by the Company and any process, method, part, design, material or other intellectual Property they employ, and the marketing and use by the Company of any such product, service or other Intellectual Property, do not infringe any Intellectual Property or confidential or proprietary rights of another, and the Company has not received any notice contesting its right to use any Intellectual Property.

Section 4.10. Contracts.  Section 4.10 lists all the Contracts and arrangements of the following types to which the Company is a party, or by which it is bound, relating to the Assets:

(a) Any collective bargaining agreement;

(b) Any Employee Benefit Plan or any other Contract or arrangement of any kind with any employee, officer, director or shareholder of the Company or any of the respective Affiliates of such individuals;

(c) Any Contract or arrangement with a sales representative, manufacturer’s representative, distributor, dealer, broker, sales agency, advertising agency or other person engaged in sales, distributing or promotional activities, or any Contract to act as one of the foregoing on behalf of the Company.

(d) Any Contract, except any purchase order or sale order, or arrangement of any nature which involves the payment or receipt of cash or other property, an unperformed commitment, or goods or services, having a value in excess of $5,000.00;

(e) Any Contract or arrangement pursuant to which the Company has made or will make loans or advances, has or will have incurred debts or become a guarantor or surety or pledged its credit on or otherwise become responsible with respect to any undertaking of another (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business), or has agreed to indemnify any Person against any Loss or liability.

(f) Any indenture, credit agreement, loan agreement, note, mortgage, security agreement, lease of real property or personal property, loan commitment or other Contract or arrangement relating to the borrowing of funds, an extension of credit or financing;

(g) Any Contract or arrangement involving the Company as a participant in a partnership or joint venture;

(h) Any contract or arrangement involving any restrictions with respect to the geographical area of operations or scope or type of business of the Company;

(i) Any power of attorney or agency agreement or arrangement with any Person pursuant to which such Person is granted the authority to act for or on behalf of the Company, or the Company is granted the authority to act for or on behalf of any Person;

(j) Any Contract granting to any Person a right, at such Person’s option, to purchase or acquire any asset or property of the Company (or interest therein);

(k) Any Intellectual Property license or royalty Contract or any lease of real or personal property;

(l) Any Contract or purchase order for capital improvements or expenditures;

(m) Any Contract or arrangement (other than an employee benefit plan) pursuant to which any Person has any right to participate in, or receive any payment based on any amount relating to, the revenue, income, value or net worth of the Company or any component or portion thereof, or any increase or decrease in any of the foregoing;

(n) Any Contract for which the full performance thereof may extend beyond 60 days from the date of this Agreement;

(o) Any Contract not made in the ordinary course of business which is to be performed in whole or in part at or after the date of this Agreement; or

(p) Any Contract not specified above that is material to the Company.

All of the Material Contracts are in full force and effect and constitute the legal, valid and binding obligations of the other parties thereto, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and by equitable limitations on the availability of specific remedies. No termination notice has been delivered by any party to any other party with respect to any Material Contract. The Company has delivered to Purchaser true and complete copies of each Material Contract that is in writing; as to each Material Contract that is not in writing, all of the terms and provisions of each such Material contract that is not in writing are set forth in Schedule 4.10.

Section 4.11. Permits.  Schedule 4.11 is true and accurate list of all licenses, certificates, permits, franchises, rights, and approvals held by the Company in respect of the Assets or the Business which are necessary for the lawful operation of the Business as it has been operated by the Company. The Company is in full compliance with all requirements and limitations under such Permits and all such Permits are assignable and will be assigned to Purchaser at Closing.

Section 4.12. Insurance.  Purchaser will be obtaining its own insurance subsequent to closing. Company has delivered to Purchaser copies of all insurance policies of fire, liability, workers’ compensation, title and other forms of insurance owned, held by or applicable to the Company, its assets or the Business, including all occurrence based policies applicable to the Company or the Business for all periods prior to the Closing Date.

Section 4.13. Employees.

(a) Company has provided Purchaser with a true, complete and accurate list of the names, titles, 2008 W-2 compensation, current weekly rate of compensation and all bonuses and similar payments made for the current and preceding two fiscal years for each employee of the Company who has a current weekly salary of $400 or more and who is subject to the provisions of Section 9.02(a) to (d), inclusive. Except as described on Schedule 4.13, there is, and during the past five years there has been, no labor strike, dispute, slow-down, work stoppage, union organization effort or other labor difficulty pending or threatened against or involving the Company.

(b) The Company has complied and is in compliance in all respects with (i) the Fair Labor Standards Act and any other Law governing the payment of wages, (ii) Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act and any other Law respecting discriminatory hiring, assignment or employment practices, and (iii) the Immigration Reform and Control Act of 1986, including but not limited to the verification and record-keeping requirements established therein.

(c) The Company has processed and accrued for and will pay (i) all federal, state and local tax withholding, (ii) all FICA contributions, (iii) all state and federal unemployment taxes, (iv) all claims for unemployment compensation benefits, (v) all state workers’ compensation taxes and/or premiums, and (vi) all claims for workers’ compensation benefits.

(d) The Company has (i) prepared and mailed all W-2 forms for prior years, (ii) will prepare and mail all W-2 forms for the year 2008, (iii) maintained all required records, (iv) submitted all required reports to the appropriate Governmental Authorities and (v) has performed all other functions and obligations imposed upon it by virtue of being the employer of the Company’s employees.

Section 4.14. Taxes.  The Company has filed all federal, state and local income, withholding, sales, and personal property Tax Returns and has paid all Taxes shown on such returns. None of such Tax Returns has been the subject of an audit by any taxing authority, and the Company has not received notice of any deficiencies pertaining to the Company, except those audits or deficiencies which, even if resolved least favorably to the Company, would not have an adverse affect on the Assets or the ability of the Company to perform its obligations under this Agreement. The Purchaser will not become liable for any Taxes of the Company or any present or former Affiliate of the Company as a result of the consummation of the transaction contemplated by this Agreement. The representations and warranties relating to Taxes of the Company described in this Agreement shall survive the Closing and shall not expire until 30 days after the applicable statute of limitations has expired.

Section 4.15. No Defaults or Violations.  Except as disclosed on Schedule 4.15:

(a) The Company is not in breach or default under the terms of any Contract to which it is a party or by which it is bound, no event has occurred or circumstance exists which, with notice or lapse of time or both, would constitute a breach or default under any such Contract, and no other party to any such Contract is in breach or default under any such Contract.

(b) The Company is in compliance with, and no violation exists under, any and all Laws applicable to The Company or the Business, and no event has occurred or circumstance exists which, with or without notice or lapse of time or both, would constitute a violation under any such Law.

(c) No notice from any Governmental Authority has been received by the Company claiming any violation of any Law or requiring any work, construction or expenditure, or asserting any material Tax, assessment or penalty.

Section 4.16 Environmental Matters.  Except as disclosed on Schedule 4.16:

(a) The Company has not used or stored any, and there are no, Hazardous Substances in, on, or at any of the properties or facilities of the Company except for inventories of substances listed on Schedule 4.16 which are used or are to be used in the ordinary course of business (which inventories have been stored and used in accordance with all applicable Environmental Laws and Environmental Permits, including all so-called “Right To Know Laws”).

(b) The Company has not received any notice from any Governmental Authority or any other Person that the Company is responsible (or potentially responsible) for the cleanup or remediation of any substances at any location.

(c) The Company has not deposited or incorporated any Hazardous Substances into, on, beneath, or adjacent to, any property.

(d) The Company has timely filed all reports and notifications required to be filed with respect to all of their properties and facilities and have generated and maintained all required records and data under all applicable Environmental Laws.

(e) No condition has existed or event has occurred with respect to any property that at any time has been owned or leased by the Company or an Affiliate of the Company, or any predecessor to the Company that could, with or without notice, passage of time or both, give rise to any present or future liability of the Company pursuant to any Environmental Law.

Section 4.17. Litigation.

(a) Except as disclosed in Schedule 4.17, there are no actions, suits, arbitrations, regulatory proceedings or other litigation, proceedings or governmental investigations pending or, to the best knowledge of the Company, threatened against or affecting the Company or any of its officers, directors, shareholders, employees or agents thereof in their capacity as such, or any of its properties or businesses, and the company is not aware of any facts or circumstances which could give rise to any of the foregoing. The Company is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Authority. The Company has not entered into any agreement to settle or compromise any proceeding pending or threatened against it which has involved any obligation other than the payment of money or for which the Company has any continuing obligation.

(b) There are no claims, actions, suits, proceedings or investigations pending or, to the best of the Company’s knowledge, threatened by or against the Company relating to this Agreement, the Related

Agreements, or the transactions contemplated hereby or thereby, and the Company has no reason to believe there is a valid basis for any such claim, action, suit, proceeding or investigation.

Section 4.18. Brokers.  Neither the Purchaser nor any Affiliates of the Purchaser has or shall have any liability or otherwise suffer or incur any loss as a result of or in connection with any brokerage or finder’s fee or other commissions of any persons retained by Company in connection with any of the transactions contemplated by this Agreement. Company will pay its broker in full at closing. Seller shall be responsible for any and all transactions fees that may be payable to R.W. Baird.

Section 4.19. Accuracy of Statements.  Neither this Agreement nor any schedule, exhibit, statement, list, document, certificate or other information furnished or to be furnished by or on behalf of the Company to the Purchaser or any representative or Affiliate of Purchaser in connection with this Agreement or any of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or, to the best of the knowledge of the Company and Rush after due inquiry, omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

Section 4.20. Disclaimer.  Except as expressly set forth in this Article IV hereof, none of Seller or Coachmen makes any representation or warranty, express or implied, at Law or in equity and any such other representations and warranties are hereby expressly disclaimed, including any implied representation or warranty as to condition, merchantability, suitability or fitness for particular purpose. Notwithstanding anything to the contrary, (a) none of Seller or Coachmen shall be deemed to make to Purchaser any representation or warranty other than as expressly made by Seller or Coachmen in this Article IV and (b) none of Seller or Coachmen make any representation or warranty to Purchaser with respect to (i) any projections, estimates or budgets heretofore delivered to or made available to Purchaser or its counsel, accountants or advisors of future revenues or expenditures or future results of operations of the Company, or (ii) except as expressly covered by a representation or warranty contained in this Article IV, any other information or documents (financial or otherwise) made available to Purchaser or its counsel, accountants or advisors with respect to the Company. Purchaser hereby acknowledges and agrees to such disclaimer and that, except as specifically set forth in this Article IV, Purchaser is purchasing the Assets on an “as is, where is” basis.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller and Coachmen as follows, which representations and warranties shall survive closing:

Section 5.01. Organization; Power.  Purchaser is a corporation duly organized, and validly existing under the Laws of the State of Indiana, and has all requisite corporate power and authority to own its properties and assets and to conduct its business as it is now conducted.

Section 5.02. Authorization and Validity of Agreement.  Purchaser has all requisite corporate power and corporate authority to enter into this Agreement and each of the Related Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the Related Agreements to which it is a party and the performance of the obligations of Purchaser hereunder and thereunder have been duly authorized by all necessary corporate action of Purchaser, and no other corporate proceedings on the part of Purchaser are necessary to authorize the execution, delivery or performance of this Agreement and each of the Related Agreements to which it is a party. This Agreement and each of the Related Agreements to which it is a party has been duly executed by Purchaser and constitutes Purchaser’s valid and binding obligation, enforceable against Purchaser in accordance with its terms.

Section 5.03. No Conflict or Violation.  The execution, delivery and performance of this Agreement and each of the Related Agreements to which it is a party by Purchaser do not and shall not (a) violate or conflict with any provision of its articles of incorporation, bylaws or other Governing Documents of Purchaser, (b) violate any applicable provision of Law or (c) violate or result in a breach of, or constitute (with due notice or lapse of time or both) a default under, any Contract to which Purchaser is a party or by which it is bound or to which any of its properties or assets is subject.

Section 5.04. Approvals and Consents.  The execution, delivery and performance of this Agreement and each of the Related Agreements to which it is a party by Purchaser do not require Purchaser to obtain the consent or approval of, or to make any filing with, any Governmental Entity or any other Person except (a) as may be required to obtain the transfer of any Licenses or Permits, and (b) such consents, approvals and filings, the failure to obtain or make which would not, individually or in the aggregate, have a Material Adverse Effect on Seller or on the ability of Purchaser to perform its obligations hereunder.

Section 5.05. Financing.  Purchaser has sufficient available cash to constitute all of the financing required to be provided by Purchaser for the consummation of the transactions contemplated by this Agreement.

Section 5.06. Broker’s and Finder’s Fees.  No broker, finder or other Person is entitled to any commission or finder’s fee in connection with this Agreement or the transactions contemplated by this Agreement as a result of any actions or commitments of Purchaser or its Affiliates.

Section 5.07. Due Diligence Investigation.  Any due diligence review, audit or other investigation or inquiry undertaken or performed by or on behalf of Purchaser shall not limit, qualify, modify or amend the representations, warranties, covenants of, agreements, or indemnities by, the Company made or undertaken pursuant to this Agreement, irrespective of the knowledge and information received (or which should have been received) therefrom by Purchaser. In the event that Purchaser finds a material breach in the representations, warranties, covenants of, agreements, or indemnities by, the Company made or undertaken pursuant to this Agreement, such finding shall not release Purchaser from its obligations hereunder. Instead, the parties agree to engage in good faith negotiations to adjust the Agreement to reflect any such finding.

ARTICLE VI.

PRE-CLOSING COVENANTS

Except as otherwise required or permitted hereunder, Purchaser, Seller and Coachmen covenant and agree to comply with each of the following provisions, as applicable to it, between the date hereof and the Closing Date, unless the applicable party obtains the prior written waiver of the other party (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.01. Operation of Business.  Seller shall, and Coachmen shall cause Seller to, continue to conduct the business affairs of Seller in the Ordinary Course of Business until the Closing Date.

Section 6.02. Access; Cooperation.  Seller shall (a) provide Purchaser and its Personnel, accountants, legal counsel and representatives (collectively, the “Purchaser Group”), the right, upon reasonable advance written notice, to access during normal business hours, to enter upon its offices and plant sites in order to inspect its records and business operations, and (b) furnish to Purchaser such additional information concerning Seller as shall be reasonably requested; provided, however, that such rights of access are to be exercised in a manner that does not unreasonably interfere with the operations of Seller and shall be coordinated by the Purchaser Group with the Chief Executive Officer of Seller, or his/her designee, in order to initiate and complete its due diligence investigation of Seller. The Purchaser Group shall hold any information it receives pursuant to this Section 6.02 as confidential and acknowledges and agrees not to use any such information except in connection with this Agreement, and if this Agreement is terminated for any reason whatsoever, the Purchaser Group shall return all such information (and all copies thereof) to Seller.

Section 6.03. Notification of Certain Matters.  Seller and Coachmen shall give prompt written notice to Purchaser of: (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of Seller or Coachmen contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, inclusive; and (b) any failure of Seller or Coachmen to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by Seller or Coachmen hereunder.

Section 6.04. Updates to Disclosure Schedules.  Seller shall deliver to Purchaser, as soon as possible after discovery thereof, but not later than one (1) Business Day prior to the Closing Date, written notice of supplemental information (other than historical financial statements of Seller) updating the information set forth in the representations and warranties of Seller set forth in Article IV of this Agreement (the “Disclosure

Schedule Updates”). If such Disclosure Schedule Updates reflect an occurrence which, on a cumulative basis as to all occurrences in other such supplemental information, could reasonably be expected to have a Material Adverse Effect or has or could reasonably be expected to adversely affect the ability of Seller to convey any portion of the Assets to Purchaser pursuant to this Agreement, Purchaser shall have the right to terminate this Agreement pursuant to and in accordance with Section 7.01(c) of this Agreement by delivering a written notice of such termination to Seller prior to the Closing in accordance with Section 7.01(c) ..

Section 6.05. Cooperation.  Purchaser shall use its reasonable Best Efforts to cooperate with Seller and Coachmen and their employees, attorneys, accountants and other agents and, generally, do such other acts and things in good faith as may be reasonable to timely effectuate the purposes of this Agreement and the consummation of the transactions contemplated hereby in accordance with the provisions of this Agreement. Purchaser also shall use its reasonable Best Efforts to cooperate with Seller and Coachmen (a) with respect to all filings Seller and Coachmen shall be required by applicable Law to make, and (b) in obtaining all consents set forth on Schedule 3.01(f).

Section 6.06. Governmental Approvals.  Promptly after the execution of this Agreement, Purchaser shall file all applications and reports which are required to be filed by Purchaser with any Governmental Entity in connection with the transactions contemplated by this Agreement. Purchaser shall also promptly provide all information that any Governmental Entity may require in connection with any such application or report. Purchaser shall pay all fees and amounts in connection with such applications and reports.

Section 6.07. Additional Notices and Covenants.  Purchaser shall give all notices to any Governmental Entities and other third parties and take such other action required to be given or taken by it in connection with the transactions contemplated by this Agreement.

ARTICLE VII.

TERMINATION

Section 7.01. Events of Termination.  Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated at any time prior to completion of the Closing, as follows:

(a) by Seller and Coachmen, on the one hand or Purchaser, on the other hand (i) if the shareholders of Seller’s parent fail to vote in favor of the Transaction; or (ii) if at any time after December 31, 2008, if the Closing has not occurred and the party seeking to terminate this Agreement is not in material breach or default of any provision of this Agreement; or

(b) by unanimous written agreement of Seller, Coachmen and Purchaser.

This Agreement may not be terminated after completion of the Closing.

Section 7.02. Effect of Termination.  In the event this Agreement is terminated pursuant to Section 7.01, all rights and obligations of the parties shall terminate without any liability of a party to the other parties. The rights and obligations of the parties set forth in this Section 7.02, Section 8.01, Section 11.02 and Section 11.03 of this Agreement shall survive the termination of this Agreement indefinitely.

ARTICLE VIII.

RESTRICTIVE COVENANTS

Section 8.01. Confidential Information.  Each of Purchaser, Seller and Coachmen agree that he, she or it shall treat in confidence and shall not use, disseminate or disclose, other than in connection with the transactions contemplated by this Agreement, all documents, materials and other information regarding the other parties to this Agreement which he, she or it obtains during the course of the negotiations leading to the consummation of the transactions contemplated by this Agreement (whether obtained on, prior to or following the date hereof) or the preparation of this Agreement or any of the Related Agreements (the “Confidential Information”). The obligation of each party to treat such documents, materials and other information in confidence and not to use, disseminate or disclose such materials shall not apply to any information which: (a) such party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other parties; (b) is known to the public and did not become so known through any violation of a legal obligation on the part of the disclosing party; (c) is later lawfully acquired by such party from other sources; (d) is required to be disclosed under the provisions of any Law, or by any stock exchange or similar body; or (e) is required to be disclosed by a rule or order of any court of competent jurisdiction. The obligation of each party to treat such documents, materials and other information in confidence and not to use, disseminate or disclose such materials shall apply regardless of whether the transactions contemplated by this Agreement actually are consummated, and the parties shall not be relieved of any obligations under this Section 8.01 in the event that the transactions contemplated by this Agreement are not actually consummated and/or in the event that this Agreement is terminated pursuant to Section 7.01 of this Agreement. In the event that the transactions contemplated by this Agreement are not consummated, each party shall immediately return and deliver any and all documents, materials and other information (and all copies thereof) provided by any other party to the party which provided or disclosed such documents, materials and other information and delete or otherwise destroy any and all electronic copies thereof.

Section 8.02. Non-Competition.  For a period of five (5) years following the Closing (the “Restricted Period”), Seller, its successors and assigns shall not compete with Buyer in any manner in the production or sale of Recreational Vehicles. Furthermore, except as provided in Section 9.03(c) Seller and Coachmen agree to never manufacture or sell recreational vehicles under the “Coachmen” name or any model names or logos used historically by Seller or Coachmen for Recreational Vehicles; provided, however, Purchaser shall execute an exclusive (even as to Purchaser), royalty-free, transferable and perpetual license in favor of Seller’s parent and sister companies providing them with an unlimited right to use the name “Coachmen” outside the Recreational Vehicle industry, and provided further, that Purchaser shall execute a non-exclusive, royalty-free, transferable, perpetual limited license in favor of Seller, Coachmen or its assignees to exercise their rights under Section 9.03(c) to resell any and all repurchased recreational vehicles under the “Coachmen” name or any model names or logos used historically by Seller or Coachmen for Recreational Vehicles.

ARTICLE IX.

OTHER AGREEMENTS

Section 9.01. Cooperation on Tax Matters.

(a) The parties hereto shall cooperate, and shall cause their respective representatives to cooperate, in preparing and filing all Tax Returns (including amended Tax Returns and claims for refund), in handling audits, examinations, investigations and administrative, court or other Proceedings relating to Taxes, in resolving all disputes, audits and refund claims with respect to such Tax Returns and Taxes, and any earlier Tax Returns and Taxes of Seller, and in all other appropriate Tax matters, in each case including making employees available to assist the requesting party, timely providing information reasonably requested, maintaining and making available to each other all records necessary or desirable in connection therewith, and the execution and delivery of appropriate and customary forms and authorizations, including federal Form 2848, Power of Attorney and Declaration of Representative (or a successor form or forms), and comparable forms for foreign, state and local Tax purposes, as appropriate, when the requesting party reasonably requires such forms in connection with any Tax dispute or claim for refund. Any information obtained by any party or its Affiliates from another party or its Affiliates in connection with any Tax matters to which this Agreement relates shall be kept confidential, except: (i) as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other Proceeding relating to Taxes or as may be otherwise required by applicable Law, to enforce rights under this Agreement or to pursue any claim for refund or contest any proposed Tax assessment; or (ii) for any external disclosure in audited financial statements or regulatory filings which a party reasonably believes is required by applicable Law or stock exchange or similar applicable rules.

(b) Notwithstanding the provisions of Section 9.01(a), and in addition to all other obligations imposed by this Section 9.01: (i) Seller, Coachmen and Purchaser agree to give the other party reasonable written notice prior to transferring, destroying or discarding any Files and Records with respect to Tax matters and, if the other party so requests, shall allow the other party to take possession of such Files and Records; and (ii) Seller and Coachmen shall retain (or cause Seller’s Affiliates to retain) all such Files and Records of Seller and Seller’s Affiliates until the expiration of any applicable statute of limitations (including any extension thereof) with respect to Tax Returns filed on behalf of Seller or its Affiliates.

Section 9.02. Employment.  Purchaser agrees that it shall offer employment to the following:

(a) Hourly Production Employees.  Exhibit 9.02(a) sets forth all hourly employees of Seller who are engaged in the manufacturing and production process of Seller who shall be offered at will employment by Purchaser upon Purchaser’s terms and conditions. Purchaser assumes no accrued liabilities of Seller to the employees listed on Exhibit 9.02(a), including but not limited to vacation and pension.

(b) Management.

(i) Purchaser will hire Michael Terlep (“Terlep”) for a period of six (6) months after Closing (“Post-Closing Term”) for a base salary to be agreed upon between Terlep and Purchaser. After the Post-Closing Term expires, Purchaser may hire Terlep on an at-will basis or other terms on which the parties may agree. During the Post-Closing, Terlep’s primary duties shall be to effectuate a transition of the sale of assets and business interests to Purchaser, preservation of employee and dealer relations, review and approval of all warranty and warranty reimbursement claims for Seller’s units, collection and management of Seller’s accounts receivable to be sold to Purchaser and administration and approval of remarketing of repurchased Seller’s units. During the Post-Closing, Terlep shall be able to devote reasonable time as necessary to Coachmen, including specifically, litigation support. For the time spent on Coachmen business, Seller shall reimburse Purchaser each pay period for Terlep’s base salary including attendant tax obligations up to his then current rate of pay. Following the Post-Closing, Purchaser may employ Terlep as Purchaser and Terlep may agree. Purchaser is not agreeing to pay any bonus, golden parachute payments, severance payments, vacation pay, commissions or other extra compensation that Seller may owe to Terlep with Purchaser’s only commitment being to offer Terlep a regular base salary commensurate with his duties during the Post-Closing.

(ii) Gar Warlick, Lawton Tinley and Mike Bear shall each be employed for the Post-Closing Term at base rates to be agreed upon by the parties. Following the Post-Closing Term, Purchaser shall consider their retention with pay and job responsibilities on similar terms and conditions as their current employment with Seller. Purchaser is not agreeing to pay any bonus, golden parachute payments, severance payments, vacation pay, commissions or other extra compensation that Seller may owe to Gar Warlick, Lawton Tinley and Mike Bear with Purchaser’s only commitment being to offer Gar Warlick, Lawton Tinley and Mike Bear a regular base salary commensurate with his duties during the Post-Closing.

(c) Sales.  Purchaser agrees to consider employing the sales managers and salespeople currently employed by Seller at a wage rate and benefits commensurate with Purchaser’s current employees with substantially similar responsibilities.

(d) Other Employees.  For all other employees of Seller, Purchaser agrees to consider employment of them after review with Seller, provided they fit into Purchaser’s organization, and Purchaser agrees to interview and consider employment of those senior managers of Seller to be identified by Seller.

(e) Continued Support.  Any employee of Seller who is hired by Purchaser shall be made available to Seller, on an “as needed” basis to provide support necessary to any ongoing litigation of Seller. Further, Purchaser shall make all records fully available to Seller that are related to any litigation or business matters, including copying the same at Seller’s expense.

(f) Employee Benefits.  Purchaser shall not assume any of Seller’s employee benefit plans, but shall: (i) accept a plan to plan transfer of the assets and liabilities in the Coachmen Industries, Inc. Retirement Plan and Trust related to the Seller employees it hires; and (ii) credit Seller employees it hires with their service with Seller for purposes of eligibility, vesting and benefit accrual in Purchaser’s employee benefit plans.

(g) Change in Control Agreements.  As a condition for their employment with Purchaser, Terlep, Gar Warlick and Lawton Tinley shall agree to release any obligations that may exist under any Change in Control Agreement executed by and between such employee and Coachmen.

Section 9.03. Customer Warranty, Repurchase Agreements and Related Expenses.

(a) Purchaser agrees to provide warranty administration for all of Seller’s Recreational Vehicles units sold prior to Closing, such warranty administration to be limited to repairs. Seller agrees that it, not Purchaser, shall timely pay all interest rebates, dealer bonuses and any and all similar expenses on Recreational Vehicles that Seller has manufactured and sold prior to Closing. Purchaser, not Seller, shall have all warranty obligations for all Recreational Vehicles that it acquires from Seller. Purchaser shall undertake to perform all warranty service and administration for all Recreational Vehicles manufactured by Seller, regardless of when or by whom sold provided that Seller shall bear the cost of same for Recreational Vehicles that it manufactured and sold before closing as follows:

(i) Purchaser shall submit its statement of amounts paid to third parties for warranty claims each month, including all appropriate detail. Seller shall have thirty (30) days to review and approve the warranty claim statements. All approved claims shall then be reimbursed to Purchaser from the Indemnity Escrow Deposit established in the Escrow Agreement.

(ii) Purchaser agrees that it will charge the warranty costs at its actual cost, which it agrees to maintain at the best rate achievable by Purchaser and that the rates charged on the claims upon which Purchaser seeks reimbursement shall be equal to rates charged to Purchaser by the warranty service contractors.

(iii) Any claims disputed by Seller shall then be the subject of prompt good faith negotiations between the parties. It is contemplated that warranty claims shall be strictly enforced in accordance with the terms and provisions of Seller’s warranties.

(iv) Nothing contained in this paragraph shall be construed to create any duty of Purchaser to defend any lawsuit related to any warranty given by Seller to its customers.

(b) Seller agrees that it, not Purchaser, is responsible to perform all of its repurchase agreements and agrees to make all payments required pursuant to said agreements.

(c) At Seller’s request, Purchaser agrees to use its best efforts to remarket any and all repurchased units on behalf of Seller at no charge to Seller other than commissions to Purchaser’s salespeople at the same rates that Purchaser pays its salespeople for its own product (which averages approximately two percent (2%)) plus out of pocket transportation expenses incurred by Purchaser. Seller reserves the right to approve all prices and related terms for remarketed, repurchased units. Seller further reserves the right to resell the repurchased units itself or through other distribution channels.

Section 9.04. Accounts Receivable Adjustment.  Purchaser shall use all diligence for a period of forty-five (45) days after Closing to collect all Accounts Receivable purchased by Purchaser. Forty-five (45) days after Closing Purchaser shall present to Seller all Accounts Receivable which Purchaser has been unable to collect. Seller shall repurchase all of Purchaser’s uncollected Accounts Receivable in full, with Purchaser to be paid from the proceeds of the Indemnity Escrow Deposit.

Section 9.05. Purchase and Lease Options.  For a period of seven (7) days following the execution of this Agreement (the “Option Period”), Purchaser shall have (i) an option to purchase the real property owned by Seller in Fitzgerald, Georgia and Centreville, Michigan; and (ii) an option to assume the Seller’s lease obligations on the facilities located in Chino, California, Fitzgerald, Georgia, and on Nappanee Street in Elkhart, Indiana (collectively, the “Options”). Upon the expiration of the Option Period, the Options shall terminate unless exercised by Purchaser.

Section 9.06. Files and Records.  Purchaser shall retain possession of all Files and Records transferred to Purchaser hereunder and coming into existence after the Closing Date which relate to the Business prior to the Closing Date, for a period consistent with Purchaser’s record-retention policies and practices, but in no event less than seven (7) years. In addition, from and after the Closing Date, upon reasonable written notice and during normal business hours, Purchaser shall provide access to Seller and its officers, directors, employees, consultants, attorneys, accounts and representatives, at Seller’s expense, to such Files and Records as Seller may reasonably deem necessary or desirable to properly prepare for, file, prove, answer, prosecute or defend any return, filing, audit, protest, claim, suit, inquiry or other Proceeding.

Section 9.07. Indemnification.

(a) Purchaser and Seller agree Purchaser is not assuming any liabilities of Seller of any kind or nature whatsoever, fixed or contingent, owing or to become owing by Seller now or in the future in connection with units manufactured and sold by Seller prior to the Closing Date. In the event Purchaser is determined to be obligated for any such Liability of Seller, Seller shall indemnify and hold harmless Purchaser from and against any and all damages, losses, obligations, claims, encumbrances, penalties, other than any incidental, consequential, punitive or exemplary damages, special damages, indirect damages, unrealized expectation, lost profits or other similar items and under no circumstances shall any damages be calculated using a “multiplier” or any similar method having a similar effect, arising from or relating to any Liability of Seller arising out of the transactions entered into or events occurring after the Closing (the “Liability Indemnification”). Any Liability Indemnification amounts to be paid by Seller to Purchaser shall be paid directly from the Indemnity Escrow Deposit or the “tail” insurance policy purchased by Seller (upon terms acceptable to Purchaser) for the benefit of Purchaser to cover all appropriate risks in an amount of not less than Fifty Million Dollars ($50,000,000).

(b) Purchaser agrees to indemnify and hold harmless Seller or Coachmen from and against any and all damages, losses, obligations, claims, encumbrances, penalties, or expenses including reasonable attorney’s fees, to the extent arising out of, connected with, or claimed to have resulted in whole or in part from the purchase, sale, use or operation of any Recreational Vehicle or product manufactured solely by Purchaser after the Closing Date (“Purchaser Created Product”) or any actual or alleged defect in such Purchaser Created Product, whether latent or patent, or any improper service or repair of a Purchaser Created Product.

(c) Seller and Coachmen agree to indemnify and hold harmless Purchaser from and against any and all damages, losses, obligations, claims, encumbrances, penalties, or expenses including reasonable attorney’s fees, to the extent arising out of, connected with, or claimed to have resulted in whole or in part from the purchase, sale, use or operation of any product manufactured, sold, or distributed by Seller or Coachmen that uses the “Coachmen” name licensed to Seller and/or Coachmen pursuant to this Agreement.

ARTICLE X.

DEFINITIONS

As used in this Agreement, the following terms have the meanings indicated below:

“Accounts Receivable” shall mean: (a) all trade accounts receivable and other rights to payment from customers of Seller and the full benefit of all security for such accounts or debts, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers; (b) all other accounts or notes receivable and the full benefit of all security for such accounts or notes; and (c) any claims, remedies and other rights related to any of the foregoing.

“Affiliate” shall mean any Person that directly or indirectly controls, is controlled by or is under common control with Purchaser or Seller, as the case may be. As used in this definition, “control” (including, its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of ten percent (10%) or more of outstanding voting securities or partnership or other ownership interests, by Contract or otherwise).

“Assigned Contracts” shall mean all Contracts, except for those Contracts of Seller or otherwise relating to the Business, except for those Contracts specifically listed on Schedule 1.02.

“Best Efforts” shall mean the efforts that a reasonable prudent person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible.

“Business Day” shall mean any day other than Saturday, Sunday and any day on which commercial banks in the State of Indiana are authorized by Law to be closed.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall mean Seller and Coachmen, collectively or individually as the case may be.

“Contracts” shall mean any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, franchise, insurance policy, commitment or other arrangement or agreement, whether written or oral.

“Employee Plans” shall mean each voluntary employees’ beneficiary association under Section 501(c)(9) of the Code whose members include employees of Seller and all employee benefit plans, as defined in Section 3(3) of ERISA, and all retirement, stock, stock option, welfare benefit, savings, deferred compensation, incentive compensation, paid time off, severance pay, salary continuation, disability, fringe benefit and other employee benefit arrangements, policies or practices for which Seller is a plan sponsor, as defined in Section 3(16)(B) of ERISA, or which Seller otherwise maintains or to which Seller otherwise, contributes or has contributed, or in which Seller otherwise participates or has participated or under which Seller may have any Liability.

“Encumbrance” shall mean all liens (statutory or other), leases, mortgages, pledges, security interests, conditional sales agreements, charges, claims, options, easements, rights of way (other than easements of record) and other encumbrances of any kind or nature whatsoever, including those encumbrances set forth on any schedule hereto.

“Environmental Requirements” shall mean all Laws, rules, regulations, ordinances, policies, guidance documents, approvals, plans, authorizations, licenses or permits issued by any government agency, department, commission, board, bureau or instrumentality of the United States, state or political subdivision thereof, and any other Governmental Entity and all judicial, administrative, and regulatory decrees, judgments and orders relating to human health, pollution or protection of the environment (including ambient air, surface water, ground water, land surface or surface strata), including: (a) Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials; (b) Laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of Hazardous Materials; (c) the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended; the Toxic Substances Control Act; the Hazardous Materials Transportation Act; Resource Conservation and Recovery Act, as amended and the rules and regulations promulgated thereunder from time to time (“RCRA”); the Clean Water Act; the Safe Drinking Water Act; the Clean Air Act; the Atomic Energy Act of 1954; and the Occupational Safety and Health Act; and (d) any Law similar to those set forth above, as such requirements are enacted and in effect on or prior to the Closing Date.

“Equipment and Machinery” shall mean: (a) all fixed assets, including equipment, machinery, furniture, fixtures and improvements, tooling, spare parts, supplies, materials, computer hardware and software, rolling stock and vehicles owned or leased by Seller in connection with the Business (including all leases of such property); (b) any rights of Seller to warranties applicable to the foregoing (to the extent assignable), and licenses received from manufacturers, lessors or sellers of any such item; and (c) any related records, documents, claims, credits and rights of recovery with respect thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974 and the rules of regulations promulgated thereunder from time to time.

“Files and Records” shall mean all files, records and other information of Seller relating to the Business or the Assets, whether in hard copy or magnetic or other format including customer lists and records, referral sources, equipment maintenance records, plant plans, equipment warranty information, research and development reports and records, specifications and drawings, sales and advertising material, software, correspondence, manuals, studies, sales literature and promotional material, production reports and records, operating guides, copies of financial and accounting records and copies of records relating to the employees and Personnel of Seller to be employed by Purchaser following the Closing.

“GAAP” shall mean the prevailing generally accepted accounting principles in the United States, in effect from time to time, consistently applied.

“Governing Documents” shall mean, with respect to any particular entity: (a) if a corporation, the articles or certificate of incorporation and the bylaws of such entity; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and the operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equity holders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equity holders of any Person; and (g) any amendment or supplement to any of the foregoing.

“Governmental Entity” shall mean any court, government agency, department, commission, board, bureau or instrumentality of the United States, any local, county, state, federal or political subdivision thereof, or any foreign governmental entity of any kind.

“Hazardous Materials” shall mean: (a) any substance that is or becomes defined as a “hazardous substance,” “hazardous waste,” “hazardous material,” “pollutant” or “contaminant” under any Environmental Requirements, RCRA, and any analogous and applicable Law; (b) petroleum (including crude oil and any fraction thereof); and (c) any natural or synthetic gas (whether in liquid or gaseous state).

“Inventory” or “Inventories” shall mean all inventories of Seller, wherever located, including all finished goods, work in process, raw materials, spare parts, replacement parts and all other materials, supplies and other items of personal property to be used or consumed by Seller in the operation of the Business.

The phrases “to the Knowledge of” any Person, or “Known to” any Person, or words of similar import, shall mean the actual knowledge of such Person without independent investigation.

“Law” shall mean any local, county, state, federal, foreign or other law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Entity.

“Liability” with respect to any Person, shall mean any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Licenses and Permits” shall mean all licenses, permits, franchises, certificates, approvals and authorizations that relate directly or indirectly to, or are necessary for, the conduct of the Business or the operation of the Assets and all pending applications therefor or renewals thereof.

“Material Adverse Effect” or “Material Adverse Change” means, when used with respect to Seller, any change, event, circumstance or effect that, individually, has a materially adverse effect upon the Business or Assets of Seller taken as a whole; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (a) any adverse change, event, development or effect arising from or relating to (i) general business or economic conditions, including such conditions related to the business of Seller, (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in United States GAAP, (v) changes in law, rules, regulations, orders, or other binding directives issued by any governmental entity, (vi) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby, (vii) any “act of God,” including, but not limited to, weather, natural disasters and earthquakes, (viii) any failure by Seller to meet its internal financial projections or (ix) changes resulting from the announcement of the execution of this Agreement or the transactions contemplated hereunder; (b) any existing event, occurrence or circumstance with respect to which Purchaser or any of its directors, officers, consultants, accountants or legal counsel has knowledge as of the date hereof, and (c) any adverse change in effect on, or development with respect to, the business of Seller which is cured by Seller prior to the earlier of (x) the Closing Date and (y) the date on which this Agreement is terminated pursuant to Article VII hereof.

“Ordinary Course of Business” shall mean any action taken by a Person if such action is consistent in nature, scope and magnitude with the past practices of such Person’s business and is taken in the ordinary course of the normal day-to-day operations of such Person’s business.

“Permitted Encumbrance” shall mean any of the following: (a) the provisions of all applicable zoning Laws, statutory liens of landlords, carriers, workmen, warehousemen, repairmen, mechanics, contractors, materialmen and other similar Persons and other liens imposed by applicable Laws; (b) easements, rights-of-ways, restrictions and other similar charges and encumbrances of record; (c) liens for Taxes and other governmental assessments, charges or claims not yet due and payable or that the taxpayer is contesting; (d) purchase money liens securing rental payments under capital lease arrangements; and (e) other Liens arising in the Ordinary Course of Business.

“Person” shall mean any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust or unincorporated organization, or any Governmental Entity, officer, department, commission, board, bureau or instrumentality thereof.

“Personnel” shall mean either any director, officer, employee, consultant, agent or other personnel of Seller or personnel of Purchaser, as applicable.

“Proceeding” shall mean any action, arbitration, audit, hearing, investigation, litigation or suit.

“Recreational Vehicle” shall mean a motor home, travel trailer, truck camper, or camping trailer, with or without motive power, designed for human habitation for recreational use.

“Related Agreements” shall mean the Escrow Agreement, Bill of Sale, the Assignment and Assumption Agreement and the documents and instruments executed and delivered in connection with any of them.

“Tax” or “Taxes” shall mean all federal, state, local and foreign taxes (including excise taxes, value added taxes, occupancy taxes, employment taxes, unemployment taxes, ad valorem taxes, custom duties, transfer taxes and fees), levies, imposts, impositions, assessments and other governmental charges of any nature imposed upon a Person, including all taxes and governmental charges imposed upon any of the personal properties, real properties, tangible or intangible assets, income, receipts, payrolls, transactions, stock transfers, capital stock, net worth or franchises of a Person (including all sales, use, withholding or other taxes which a Person is required to collect or pay over to any government), and all related additions to tax, penalties or interest thereon.

“Tax Return” shall mean and include all returns, statements, declarations, estimates, forms, reports, information returns and any other documents (including all consolidated, affiliated, combined or unitary versions of the same), including all related and supporting information, filed or required to be filed with any Governmental Entity in connection with the determination, assessment, reporting, payment, collection or administration of any Taxes.

ARTICLE XI.

MISCELLANEOUS

Section 11.01. Public Announcements.  No party to this Agreement shall make any public announcement of the transactions provided for in or contemplated by this Agreement or any of the Related Agreements unless the form and substance of the announcement are mutually agreed upon by each party, which agreement shall not be unreasonably withheld, conditioned or delayed, or unless public disclosure is necessary to comply with applicable Laws.

Section 11.02. Costs and Expenses.  Whether or not the transactions contemplated by this Agreement and the Related Agreements are consummated, except as otherwise expressly provided herein, each of the parties shall bear all expenses and costs incurred by it in connection with this Agreement and the Related Agreements and the transactions contemplated by any of them, including, without limitation, the fees and disbursements of any legal counsel, independent accountants or any other Person or representative whose services have been used by such party.

Section 11.03. Utilities Proration.  Purchaser shall be solely responsible for all utility charges with respect to the Business on and after the Closing Date. Seller shall use commercially reasonable efforts to have meters for electricity, telephone, gas and water read as of the close of business on the calendar day prior to the Closing Date or the opening of business on the Closing Date and for bills to be rendered to Seller based upon such readings. To the extent such meter readings are not used as the basis for calculating all such charges, the electricity, telephone, gas and water utility charges shall be pro-rated as of the opening of business on the Closing Date between Seller and Purchaser (based upon the number of calendar days in applicable pre-Closing and post-Closing periods).

Section 11.04. Further Assurances.  From and after the date of this Agreement, the parties shall cooperate reasonably with each other in connection with any steps required to be taken as part of their respective obligations under this Agreement or any of the Related Agreements, and shall: (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of transactions contemplated by this Agreement and the Related Agreements.

Section 11.05. Addresses for Notices, Etc.  All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Agreement or any of the Related Agreements shall be in writing, and delivery shall be deemed sufficient in all respects and to have been duly given as follows: (a) on the actual date of service if delivered personally; (b) at the time of receipt of confirmation by the transmitting party if by facsimile transmission; (c) at the time of receipt if given by electronic mail to the e-mail addresses set forth in this Section 11.05, provided that a party sending notice by electronic delivery shall bear the burden of authentication and of proving transmittal, receipt and time of receipt; (d) on the third day after mailing if mailed by first-class mail return receipt requested, postage prepaid and properly addressed as set forth in this Section 11.05; or (e) on the day after delivery to a nationally recognized overnight courier service during its business hours or the Express Mail service maintained by the United States Postal Service during its business hours for overnight delivery against receipt, and properly addressed as set forth in this Section:

If to Purchaser:	Forest River, Inc. 55470 County Road 1, Elkhart, Indiana 46515 Attention: Facsimile: [E-mail: ]
With a copy to (which copy shall not constitute notice hereunder):	J. Richard Ransel, Esq. Thorne Grodnik LLP 228 West High Street Elkhart, IN 46516-3176 Facsimile: 574-294-5390 Email: jransel@tglaw.us
If to Seller:	Consolidated Leisure Industries, LLC 423 N. Main St., Middlebury, IN 46540 Attention: Richard M. Lavers Facsimile: 574-825-8141 E-mail: rlavers@coachmen.com

With a copy to (which copy shall not constitute notice hereunder):	Consolidated Leisure Industries, LLC 423 N. Main St., Middlebury, IN 46540 Attention: Todd Woelfer Facsimile: 574-825-8141 E-mail: TWoelfer@coachmen.com
If to Coachmen:	Coachmen Industries, Inc. 423 N. Main St., Middlebury, IN 46540 Attention: Richard M. Lavers Facsimile: 574-825-8141 E-mail: rlavers@coachmen.com
With a copy to (which copy shall not constitute notice hereunder):	Coachmen Industries, Inc. 423 N. Main St., Middlebury, IN 46540 Attention: Todd Woelfer Facsimile: 574-825-8141 E-mail: TWoelfer@coachmen.com

Any party may change its address or other contact information for notice by giving notice to each other party in accordance with the terms of this Section 11.05. In no event shall delivery to a copied Person alone constitute delivery to the party represented by such copied Person.

Section 11.06. Headings.  The article, section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 11.07. Construction.

(a) The parties have participated jointly in the negotiation and drafting of this Agreement and the Related Agreements, and, in the event of an ambiguity or a question of intent or a need for interpretation arises, this Agreement and the Related Agreements shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement or any of the Related Agreements.

(b) Except as otherwise specifically provided in this Agreement or any of the Related Agreements (such as by “sole”, “absolute discretion”, “complete discretion” or words of similar import), if any provision of this Agreement or any of the Related Agreements requires or provides for the consent, waiver or approval of a party, such consent, waiver or approval shall not be unreasonably withheld, conditioned or delayed.

(c) The Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Disclosure of any fact or item in any Schedule hereto referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section in this Agreement, but only to the extent that the import for such other Sections is reasonably apparent from the face of such disclosure as so made.

(d) Words of any gender used in this Agreement or any of the Related Agreements shall be held and construed to include any other gender; words in the singular shall be held to include the plural and words in the plural shall be held to include the singular, unless and only to the extent the context indicates otherwise.

(e) Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision.

(f) “Hereunder,” “hereof,” “hereto,” “herein,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular article, section or other provision hereof.

(g) “Including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term.

(h) “Or” is used in the inclusive sense of “and/or.”

(i) References to documents, instruments or agreements shall be deemed to refer as well to all addenda, appendices, exhibits, schedules or amendments thereto.

Section 11.08. Severability.  The invalidity or unenforceability of any provision of this Agreement or any of the Related Agreements shall in no way affect the validity or enforceability of any other provision of this Agreement or any of the Related Agreements. Wherever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under applicable Law. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability, without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

Section 11.09. Entire Agreement and Amendment.  This Agreement and the Related Agreements, including the Exhibits and Schedules referred to and incorporated by reference herein and therein that form a part of this Agreement and the Related Agreements, contain the entire understanding of the parties with respect to the subject matter of this Agreement and the Related Agreements. There are no representations, promises, warranties, covenants or undertakings other than those expressly set forth in or provided for in this Agreement or the Related Agreements. This Agreement and the Related Agreements supersede all prior agreements and understandings among the parties hereto with respect to the transactions contemplated by this Agreement and the Related Agreements, including, without limitation, the letter of intent by and among the parties hereto, dated as of November 18, 2008. This Agreement may not be amended, supplemented or otherwise modified except by a written agreement executed by each of the parties hereto.

Section 11.10. No Waiver; Cumulative Remedies.  Except as specifically set forth herein, the rights and remedies of the parties to this Agreement are cumulative and not alternative. No failure or delay on the part of any party in exercising any right, power or remedy under this Agreement or any of the Related Agreements shall operate as a waiver of such right, power or remedy, and no single or partial exercise of any such right, power or remedy shall preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. To the maximum extent permitted by applicable law: (a) no claim or right arising out of this Agreement or any of the Related Agreements can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party shall be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party shall be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or any of the Related Agreements.

Section 11.11. Parties in Interest.  Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Person other than Seller, Purchaser and Coachmen, and their respective successors and permitted assigns.

Section 11.12. Successors and Assigns; Assignment.  This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns. Neither Seller nor Coachmen shall have the right to assign or delegate its rights or duties hereunder or under any of the Related Agreements, in whole or in part, without the prior written consent of Purchaser. Purchaser may, without any prior notice to or consent of Seller or Coachmen, assign or delegate, in whole or in part, its rights and duties under this Agreement and the Related Agreements to any Affiliates or to any Person who shall acquire all or substantially all of the Assets or the then outstanding voting securities of Purchaser whether by purchase, merger, consolidation or otherwise. Except as expressly set forth herein, nothing in this Agreement shall confer any claim, right, interest or remedy on any Person (other than the parties hereto) or inure to the benefit of any Person (other than the parties hereto).

Section 11.13. Governing Law; Jurisdiction and Venue.

(a) Applicable Law.  The Laws of the State of Indiana shall govern the creation, interpretation, construction and enforcement of and the performance under this Agreement and the Related Agreements and all transactions and agreements contemplated by any of them, as well as any and all claims arising out of or relating in any way to this Agreement or any of the Related Agreements, notwithstanding the choice of law rules of any other state or jurisdiction.

(b) Court Proceedings.  Any action or Proceeding permitted by the terms of this Agreement to be filed in a court, which the action or Proceeding is brought to enforce, challenge or construe the terms or making of this Agreement or any of the Related Agreements, and any claims arising out of or related to this Agreement or any of the Related Agreements, shall be exclusively brought and litigated exclusively in a state or federal court having subject matter jurisdiction and located in Elkhart, Indiana. For the purpose of any action or Proceeding instituted with respect to any claim arising out of or related to this Agreement or any of the Related Agreements, each party hereby irrevocably submits to the exclusive jurisdiction of the state or federal courts having subject matter jurisdiction and located in Elkhart, Indiana. Each party hereby irrevocably waives any objection or defense which it may now or hereafter have of improper venue, forum non conveniens or lack of personal jurisdiction; provided, however, that Purchaser, in its sole discretion, may elect to bring any action or claim relating to or arising out of a breach by Seller or Coachmen of Sections 8.01, 8.02 or 8.03 of this Agreement in the county or state where the breach by Seller or Coachmen occurred or where breaching by Seller or Coachmen can be found. Each party further irrevocably consents to the service of process out of such courts by the mailing of a copy thereof, by registered mail, postage prepaid, to the party and agrees that such service, to the fullest extent permitted by applicable laws, (i) shall be deemed in every respect effective service of process upon it in any suit, action or Proceeding arising out of or related to this Agreement or any of the Related Agreements and (ii) shall be taken and held to be valid personal service upon and personal delivery to it. Nothing herein contained shall affect the right of each party to serve process in any other manner permitted by applicable laws.

Section 11.14. Waiver of Jury Trial.  For any action or Proceeding which is permitted under this Agreement to be filed in a court, each party hereby expressly and irrevocably waives any right to a trial by jury in such action or Proceeding, including but not limited to those actions or Proceedings to enforce or defend any rights under this Agreement or any of the Related Agreements or under any amendment, consent, waiver, instrument, document or agreement delivered or which may in the future be delivered in connection with any of them or arising from any relationship existing in connection with this Agreement or any of the Related Agreements. Each party agrees that in any such action or Proceeding, the matters shall be tried to a court and not to a jury.

Section 11.15. Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same agreement. Facsimile transmission of a counterpart hereto shall constitute an original hereof.

Section 11.16. Schedules, Exhibits and Certificates.  All Schedules and Exhibits referred to herein form an integral part of this Agreement and shall be deemed to be part of this Agreement to the same extent as if set forth in the text of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

“PURCHASER”

Forest River, Inc.

By: /s/ Peter J. Liegl

Printed: Peter J. Liegl

Title: President & Chief Executive Officer

“SELLER”

Consolidated Leisure Industries, LLC

By: /s/ Richard M. Lavers Printed: Richard M. Lavers

Title: Authorized Agent

Coachmen Recreational Vehicle Company, LLC

By: /s/ Richard M. Lavers

Printed: Richard M. Lavers
Title: Authorized Agent

Coachmen Recreational Vehicle Company of Georgia, LLC

By: /s/ Richard M. Lavers

Printed: Richard M. Lavers
Title: Authorized Agent

Viking Recreational Vehicle, LLC

By: /s/ Richard M. Lavers

Printed: Richard M. Lavers
Title: Authorized Agent

Michiana Easy Livin’ Country, LLC

By: /s/ Richard M. Lavers

Printed: Richard M. Lavers
Title: Authorized Agent

Coachmen RV Group West Coast Regional Operations Center, LLC

By: /s/ Richard M. Lavers

Printed: Richard M. Lavers
Title: Authorized Agent

“COACHMEN”

Coachmen Industries, Inc.

By: /s/ Richard M. Lavers

Printed: Richard M. Lavers
Title: President & Chief Executive Officer

LIST OF EXHIBITS

Exhibit A	Escrow Agreement
Exhibit B	Bill of Sale
Exhibit C	Assignment and Assumption Agreement

LIST OF SCHEDULES

1.01	Assets
1.02	Excluded Assets
1.03	Assumed Liabilities
1.06	Allocation of Purchase Price
1.07	Contracts to be Assigned
3.01(f)	Required Approvals
4.03(b)	Conflict or Violation
4.04	Financial Statements
4.05(a)	Tax Matters
4.06	Real Property
4.07	Leased Real Property
4.08	Equipment and Machinery
4.10	Intellectual Property
4.13	Insurance
4.14	Contracts and Commitments
4.15	Compliance with Law
4.16	Litigation
4.17	Title to the Assets and Related Matters
9.02(a)	Employees

ANNEX B

Investment Banking
November 24, 2008

Board of Directors
Coachmen Industries, Inc.
423 North Main Street
Middlebury, IN 46540

Members of the Board of Directors:

Coachmen Industries, Inc. (the “Company”) and its subsidiary, Consolidated Leisure Industries, LLC (the “Business”) have entered into the Asset Purchase Agreement dated November 20, 2008 (the “Agreement”) with Forest River, Inc. (the “Buyer”). Pursuant to the Agreement, the Buyer has agreed to acquire certain assets of the Business (the “Transaction”) for an amount which, based on a representation of the Company’s management as of the date hereof, is $42.2 million in cash (such amount being referred to herein as the “Consideration”). This opinion is being delivered to you at your request in connection with the ratification of the Board of Directors’ prior approval of the terms of the Transaction.

In connection with your consideration of the Transaction, you have requested our opinion as to the fairness, from a financial point of view, to the Company of the Consideration in the Transaction. Pursuant to your request, we have only considered the fairness of the Consideration, from a financial point of view, to the Company in connection with the Transaction and we express no opinion about the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or class of such persons, relative to the Consideration to be received by the Company.

As part of our investment banking business, we are engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

In conducting our investigation and analyses and in arriving at our opinion herein, we have reviewed such information and have taken into account such financial and economic factors, investment banking procedures and considerations as we have deemed relevant under the circumstances. In that connection, we have, among other things: (i) reviewed certain internal information, primarily financial in nature, including financial forecasts for fiscal years 2008 and 2009 (the “Forecasts”), concerning the business and operations of the Company furnished to us for purposes of our analysis; (ii) reviewed publicly available information including, but not limited to, the Company’s recent filings with the Securities and Exchange Commission; (iii) reviewed the Agreement dated November 20, 2008; (iv) compared the financial position and operating results of the Company with those of other publicly traded companies we deemed relevant; (v) compared the historical market prices and trading activity of the Company’s common stock with those of other publicly traded companies we deemed relevant and considered the market trading multiples of such companies; and (vi) considered the financial terms of other business combinations we deemed relevant. We have held discussions with members of the Company’s senior management concerning the historical and current financial condition and operating results of both the Company and the Business, as well as their respective future prospects. As a part of our engagement, we were requested to and did solicit third party indications of interest in acquiring all or any part of the Company. We have also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant for the preparation of this opinion.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided to us by or on behalf of the Company. We have not independently verified any information supplied to us by the Company or the Buyer regarding the parties to the Transaction that formed a substantial basis for our opinion. We have not been engaged to independently verify, and have not assumed any responsibility to verify, any such information, and we have assumed that the Company is not aware of any information prepared by it or its advisors that might be material to our opinion that has not been provided to us. We have assumed that: (i) all material assets and liabilities (contingent or otherwise, known or unknown) of the Company are as set forth in the Company’s financial statements; (ii) the financial statements of the Company provided to us present fairly the results of operations, cash flows and financial condition of the Company for the periods indicated and were prepared in conformity with U.S. generally accepted accounting principles consistently applied; (iii) the Forecasts for the Business were reasonably prepared on bases reflecting the best available estimates and good faith judgments of the Company’s senior management as to the future performance of the Business, and we have relied upon such Forecasts in the preparation of this opinion; (iv) we have not considered any strategic, operating or cost benefits that might result from the Transaction or any expenses relating to the Transaction; (v) the Transaction will be consummated in accordance with the terms and conditions of the Agreement without any amendment thereto and without waiver by any party of any of the conditions to their respective obligations thereunder; (vi) in all respects material to our analysis, the representations and warranties contained in the Agreement are true and correct and that each party will perform all of the covenants and agreements required to be performed by it under such Agreement; and (vii) all material corporate, governmental, regulatory or other consents and approvals required to consummate the Transaction have been or will be obtained without the need for any divestitures. We have relied as to all legal matters regarding the Transaction on the advice of counsel of the Company. In conducting our review, we have not undertaken nor obtained an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company nor have we made a physical inspection of the properties or facilities of the Company. In each case, we have made the assumptions above with your consent.

Our opinion necessarily is based upon economic, monetary and market conditions as they exist and can be evaluated on the date hereof, and our opinion does not predict or take into account any changes which may occur, or information which may become available, after the date hereof.

In the course of evaluating the fairness of the Consideration, we took into consideration the Company’s financial position, and noted that its financial flexibility was becoming increasingly constrained as conditions in both the general economy and the recreational vehicle market significantly weakened in the months leading up to the Transaction. The recreational vehicle industry has been under tremendous pressure as discretionary spending slows in the face of weak consumer confidence, deteriorating home values, tighter credit and high fuel prices. Recreational vehicle dealer fundamentals have continued to decline, and the inventory accumulating at the dealer level has forced recreational vehicle manufacturers to increasingly resort to heavy discounting to reduce factory inventory. Additionally, financial institutions had raised their lending standards and reduced their consumer recreational vehicle financing as well as their floorplan financing to recreational vehicle dealers amidst the turmoil in the debt markets and concerns over the health of the economy.

We assumed, based on representations made by the Company’s management, that the Company’s available borrowing capacity under both its line of credit and accumulated cash surrender value of its Company-owned life insurance policies had rapidly declined and this decline is expected to continue into the foreseeable future. Based on these circumstances, we also assumed that as result of general market conditions and matters specific to the Company’s financial condition, the Company would continue to have difficulty accessing the capital markets on a stand-alone basis for the foreseeable future. Management also discussed that pressure on the Company is increasing as suppliers are reducing the Company’s credit lines and the availability of financing to the recreational vehicle market continues to tighten. Given the Company’s deteriorating liquidity position and precarious contingent liability exposure, management believed that the Company could be required to seek protection from its creditors. Accordingly, at the date hereof, we understand that the Company is faced with a serious liquidity crisis.

At the direction of the Company and its board of directors, we had initiated a process to identify potential acquirors and a number of potential acquirors were contacted prior to the execution of the Agreement. The

Company has advised us that it is not aware of any other potential acquirors that proposed an alternative, or a serious or credible interest in developing an alternative, to the Transaction.

As a result, the Company and its board of directors are faced with a rapidly narrowing set of alternatives, which, at the time the Company entered into the Transaction, were limited to the Transaction or continuing operations with the significant potential for the need to seek protection from creditors in bankruptcy. We took the foregoing facts and assumptions (together with the other facts and assumptions set forth herein) into consideration in rendering our opinion concerning the fairness of the Consideration.

Our opinion has been prepared at the request and for the information of the Board of Directors of the Company, and may not be relied upon, used for any other purpose or disclosed to any other party without our prior written consent; provided, however, that this letter may be reproduced in full in the proxy statement to be provided to the Company’s shareholders in connection with the Transaction (the “Proxy Statement”). Any reference to us or our opinion in the Proxy Statement (or any other publicly available document), however, shall be subject to our prior review and approval. This opinion does not address the relative merits of: (i) the Transaction, the Agreement or any other agreements or other matters provided for or contemplated by the Agreement; (ii) any other transactions that may be or might have been available as an alternative to the Transaction; or (iii) the Transaction compared to any other potential alternative transactions or business strategies considered by the Company’s Board of Directors and, accordingly, we have relied upon our discussions with the senior management of the Company with respect to the availability and consequences of any alternatives to the Transaction. At your direction, we have not been asked to, and we do not, offer any opinion as to the terms, other than the Consideration to the extent expressly specified herein, of the Agreement or the form of the Transaction. Nor do we express any opinion as to solvency of the Company or the value of any of its securities at time the Transaction was entered into, at the date hereof, at the time of the closing of the Transaction, or at any other time. This opinion does not constitute a recommendation to any shareholder of the Company as to how any such shareholder should vote with respect to the Transaction.

We have acted as financial advisor to the Company in connection with the Transaction and will receive a fee (the “Transaction Fee”) for our services, a significant portion of which is contingent upon the consummation of the Transaction. We will also receive a fee for rendering this opinion, which fee is not contingent upon the consummation of the Transaction, but is fully creditable against the Transaction Fee (if paid). In addition, the Company has agreed to reimburse our expenses and to indemnify us against certain liabilities that may arise out of our engagement. We will not receive any other significant payment or compensation contingent upon the successful completion of the Transaction.

We are a full service securities firm. As such, in the ordinary course of our business, we may from time to time trade the securities of the Company or of affiliates of the Buyer for our own account or the accounts of our customers and, accordingly, may at any time hold long or short positions or effect transactions in such securities.

Our opinion was approved by a fairness committee, a majority of the members of which were not involved in providing financial advisory services on our behalf to the Company in connection with the Transaction.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to the Company.

Very truly yours,

Robert W. Baird & Co. Incorporated

CHCMN2

COACHMEN INDUSTRIES, INC.

PROXY **PROXY**

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder(s) of Coachmen Industries, Inc., an Indiana corporation, hereby appoint(s) Richard M. Lavers and William P. Johnson, and each of them, as my (our) proxies, each with the power to appoint a substitute, and hereby authorize(s) them, and each of them individually, to represent and to vote, as designated on the reverse, all of the shares of Coachmen Industries, Inc. which the undersigned is or may be entitled to vote at the Special Meeting of Shareholders to be held at Coachmen Industries, Inc. Corporate Headquarters, Building 11, Training Room, 423 North Main Street, Middlebury, Indiana 46540, at 10:00 a.m. local time, on December 19, 2008, or any adjournment thereof, with the same authority as if the undersigned were personally present.

YOUR SIGNATURE ON THIS PROXY IS YOUR ACKNOWLEDGEMENT OF RECEIPT OF THE NOTICE OF MEETING AND PROXY STATEMENT.

PLEASE DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

(Continued and to be dated and signed on reverse side.)

COACHMEN INDUSTRIES, INC.
423 N. MAIN STREET
P.O. BOX 30
MIDDLEBURY, IN 46540

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

YOUR VOTE IS IMPORTANT

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

CHCMN1 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

COACHMEN INDUSTRIES, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL BELOW:	**For**	**Against**	**Abstain**
Vote on Proposal 1: Approval of Asset Purchase Agreement and Sale of Substantially All of the Assets of Recreational Vehicle Business.	☐	☐	☐

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1. If any other business properly comes before the meeting, the proxies named hereby will vote the shares represented by this appointment in their discretion.

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to Proxy Services, P.O. Box 9138, Farmingdale, NY 11735-9585, so these shares may be represented at the Special Meeting. If you vote by telephone or Internet, it is not necessary to return this proxy card.

Proxy card must be signed and dated below.

NOTE: Please sign exactly as name appears to the right. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give title as such. If shareholder is a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date